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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               NOVEMBER 12, 1998
                Date of Report (Date of Earliest Event Reported)

                            ------------------------

                                WESTERN BANCORP
             (Exact Name of Registrant as Specified in Its Charter)

                                   CALIFORNIA
                 (State or Other Jurisdiction of Incorporation)

        0-13551                     95-3863296
(Commission File Number)   (IRS Employer Identification
                                       No.)

                         4100 NEWPORT PLACE, SUITE 900
                        NEWPORT BEACH, CALIFORNIA 92660
               (Address of Principal Executive Offices)(Zip Code)

                                 (949) 863-2444
              (Registrant's Telephone Number, including Area Code)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

    Western Bancorp (the "Company") serves as the holding company for Southern California Bank ("SCB") and Santa Monica Bank ("SMB", and together with SCB, the "Banks") and Venture Partners, Inc. On October 23, 1998, the Company acquired Bank of Los Angeles ("BKLA") pursuant to an Agreement and Plan of Merger, dated as of April 16, 1998, and amended and restated as of June 24, 1998 and July 16, 1998 (the "Merger Agreement"), by and among the Company, SMB and BKLA (the "BKLA Acquisition"). Pursuant to the Merger Agreement, BKLA merged with and into SMB, with SMB being the surviving corporation. The BKLA Acquisition was accounted for using the pooling-of-interest method of accounting. On January 27, 1998 the Company consummated the acquisition of Santa Monica Bank, which was accounted for using the purchase method of accounting. The Company hereby files Unaudited Restated Condensed Consolidated Financial Statements as of September 30, 1998 and December 31, 1997 and for the three and nine month periods ended September 30, 1998 and 1997 and Audited Supplemental Consolidated Financial Statements as of December 31, 1997 and 1996 and for each of the years ended in the three year period ended December 31, 1997, reflecting the effect of the BKLA Acquisition. In addition, Management's Discussion and Analysis of the Restated Financial Condition and Results of Operations after giving effect to the BKLA Acquisition as of those dates and for those periods is set forth below.

    This Item 5 includes the following:

                                                                                                            PAGE
                                                                                                            -----
A.         Unaudited Restated Condensed Consolidated Financial Statements as of September 30, 1998 and
           December 31, 1997 and for the Three and Nine Month Periods Ended September 30, 1998 and
           1997........................................................................................           3

B.         Management's Discussion and Analysis of the Restated Financial Condition and Results of
           Operations as of September 30, 1998 and for the Three and Nine Month Periods ended September
           30, 1998 and 1997...........................................................................          10

C.         Management's Discussion and Analysis of the Supplemental Financial Condition and Results of
           Operations as of December 31, 1997 and 1996 and for Each of the Years in the Three Year
           Period Ended December 31, 1997..............................................................          24

D.         Audited Supplemental Consolidated Financial Statements as of December 31, 1997 and 1996 And
           for Each of the Years in the Three Year Period Ended December 31, 1997......................          52

       A.  UNAUDITED RESTATED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
        AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997 AND FOR THE THREE
           AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1997.

            UNAUDITED RESTATED CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                      SEPTEMBER 30,  DECEMBER 31,
                                                                                         1998(A)         1997
                                                                                      -------------  ------------
                                                                                       (IN THOUSANDS, EXCEPT PER
                                                                                              SHARE DATA)
ASSETS:
Cash and due from banks.............................................................   $   139,365    $  117,977
Interest bearing deposits in other banks............................................           770         2,125
Federal funds sold..................................................................       153,664       168,257
                                                                                      -------------  ------------
    TOTAL CASH AND CASH EQUIVALENTS.................................................       293,799       288,359
FRB and FHLB stock..................................................................         8,016         6,411
Securities:
  Securities held to maturity (market value of $93,559 and $48,247).................        93,088        48,138
  Securities available for sale (amortized cost of $208,834 and $213,606)...........       209,707       213,398
                                                                                      -------------  ------------
    TOTAL SECURITIES................................................................       310,811       267,947
Net loans and leases................................................................     1,443,569     1,004,654
Property, plant and equipment.......................................................        35,129        16,335
Other real estate owned.............................................................         5,251         7,736
Goodwill............................................................................       148,307        36,369
Other assets........................................................................        36,161        34,143
                                                                                      -------------  ------------
    TOTAL ASSETS....................................................................   $ 2,273,027    $1,655,543
                                                                                      -------------  ------------
                                                                                      -------------  ------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
Non-interest bearing deposits.......................................................   $   696,532    $  542,725
Interest bearing deposits...........................................................     1,200,334       922,080
                                                                                      -------------  ------------
    TOTAL DEPOSITS..................................................................     1,896,866     1,464,805
Borrowed funds......................................................................        32,892        14,600
Accrued interest payable and other liabilities......................................        14,658        15,429
                                                                                      -------------  ------------
    TOTAL LIABILITIES...............................................................     1,944,416     1,494,834

SHAREHOLDERS' EQUITY:
Preferred stock, no par value, 5,000,000 shares authorized, none issued.............       --             --
Common stock, no par value, 100,000,000 shares authorized, 17,784,616 and 12,655,429
  shares issued and outstanding.....................................................       294,575       143,577
Retained earnings...................................................................        33,561        17,274
Accumulated other comprehensive income:
  Unrealized net gains (losses) on securities available for sale, net of tax........           475          (142)
                                                                                      -------------  ------------
    TOTAL SHAREHOLDERS' EQUITY......................................................       328,611       160,709
                                                                                      -------------  ------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................................   $ 2,273,027    $1,655,543
                                                                                      -------------  ------------
                                                                                      -------------  ------------
Number of common shares outstanding.................................................      17,784.6      12,655.4
Common shareholders' equity per share...............................................   $     18.48    $    12.70
Tangible common shareholders' equity per share......................................   $     10.14    $     9.83

------------------------

(a) Santa Monica Bank was acquired on January 27, 1998. Accordingly, the balance sheet, share data and per share data as of December 31, 1997 does not include Santa Monica Bank amounts. Due to the relatively large size of the acquisition of Santa Monica Bank, any comparison of data as of and for the periods ended September 30, 1998 to data as of or for prior dates or periods may not be meaningful.

 See "Notes to Unaudited Restated Condensed Consolidated Financial Statements."

         UNAUDITED RESTATED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                             NINE MONTHS ENDED     THREE MONTHS ENDED
                                                                               SEPTEMBER 30,         SEPTEMBER 30,
                                                                            --------------------  --------------------
                                                                             1998(B)    1997(B)    1998(B)    1997(B)
                                                                            ---------  ---------  ---------  ---------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans and leases...................................  $  98,484  $  67,716  $  34,146  $  24,090
  Interest on interest bearing deposits...................................         54          1         16     --
  Interest on investment securities.......................................     13,591     14,282      4,554      4,643
  Interest on federal funds sold..........................................      8,771      3,463      2,757      1,320
                                                                            ---------  ---------  ---------  ---------
    TOTAL INTEREST INCOME.................................................    120,900     85,462     41,473     30,053

INTEREST EXPENSE:
  Interest expense on deposits............................................     30,978     23,549     10,498      8,196
  Interest expense on borrowed funds......................................      1,374      1,048        528        325
                                                                            ---------  ---------  ---------  ---------
    TOTAL INTEREST EXPENSE................................................     32,352     24,597     11,026      8,521
                                                                            ---------  ---------  ---------  ---------

NET INTEREST INCOME:......................................................     88,548     60,865     30,447     21,532
  Less: provision for loan and lease losses...............................        450      2,535        150        725
                                                                            ---------  ---------  ---------  ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES.............     88,098     58,330     30,297     20,807

NON-INTEREST INCOME:
  Service charges and fees on deposit accounts and other fees.............      9,310      6,217      3,251      2,114
  Trust fees..............................................................      2,594     --            979     --
  Escrow fees.............................................................        748        551        217        214
  Gain on sale of loans and other assets..................................     --             78     --         --
  Securities gains........................................................        481        342        277     --
  Other income............................................................        877      1,263        398        466
                                                                            ---------  ---------  ---------  ---------
    TOTAL NON-INTEREST INCOME.............................................     14,010      8,451      5,122      2,794

NON-INTEREST EXPENSE:
  Salaries and benefits...................................................     29,917     22,720      9,422      7,736
  Occupancy, furniture and equipment......................................      9,588      7,048      3,080      2,349
  Advertising and business development....................................        798      1,070        134        387
  Other real estate owned.................................................       (335)       363       (142)       282
  Professional services...................................................      3,052      3,101      1,033      1,127
  Telephone, stationery and supplies......................................      2,604      2,326        911        746
  Goodwill amortization...................................................      7,520      2,081      2,722        709
  Data processing.........................................................      1,736      1,202        610        411
  Customer services cost..................................................      1,248        867        406        308
  Merger costs............................................................        139      3,470         60     --
  Other...................................................................      4,985      4,942      2,229      1,246
                                                                            ---------  ---------  ---------  ---------
    TOTAL NON-INTEREST EXPENSE............................................     61,252     49,190     20,465     15,301
                                                                            ---------  ---------  ---------  ---------
  Income before income taxes..............................................     40,856     17,591     14,954      8,300
  Income taxes............................................................     19,723      8,022      7,365      3,211
                                                                            ---------  ---------  ---------  ---------
    NET INCOME............................................................  $  21,133  $   9,569  $   7,589  $   5,089
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic...................................................................   17,155.3   11,805.3   17,777.5   11,993.8
  Diluted.................................................................   17,594.4   12,294.9   18,201.0   12,536.8
NET INCOME PER SHARE:.
  Basic...................................................................  $    1.23  $    0.81  $    0.43  $    0.42
  Diluted.................................................................  $    1.20  $    0.78  $    0.42  $    0.41

------------------------

(b) Santa Monica Bank was acquired on January 27, 1998. Accordingly, Santa Monica Bank's operating results are not included in the amounts for the 1997 periods and are included only since February of the 1998 periods. Due to the relatively large size of the acquisition of Santa Monica Bank, any comparison of data as of and for the periods ended September 30, 1998 to data as of or for prior dates or periods may not be meaningful.

 See "Notes to Unaudited Restated Condensed Consolidated Financial Statements."

       UNAUDITED RESTATED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                              NINE MONTHS ENDED
                                                                                                                SEPTEMBER 30,
                                                                                                            ----------------------
                                                                                                               1998        1997
                                                                                                            ----------  ----------
                                                                                                                (IN THOUSANDS)
CASH FLOW FROM OPERATING ACTIVITIES:
Net income................................................................................................  $   21,133  $    9,569
Adjustments to reconcile net income to net cash provided by operations:
  (Gain) on sale of securities available for sale.........................................................        (481)       (342)
  (Gain) on sale of premises and equipment................................................................         (30)         (6)
  (Gain) on sale of other real estate owned...............................................................        (524)       (178)
  Provision for loan and lease losses.....................................................................         450       2,535
  Goodwill amortization...................................................................................       7,520       2,081
  Depreciation............................................................................................       3,426       2,250
  (Gain) on sale of loans.................................................................................      --             (78)
  Amortization of (discounts) premiums on investment securities...........................................      (1,364)        106
  Net increase (decrease) in accrued interest payable and other liabilities...............................      (5,795)        (78)
  Net (increase) decrease in other assets.................................................................      (2,526)      5,488
                                                                                                            ----------  ----------
  Net cash provided by operating activities...............................................................      21,809      21,347
CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from sale of investment securities available for sale............................................      61,012       8,465
Principal payments received on investment securities available for sale...................................     155,429     168,185
Principal payments received on investment securities held to maturity.....................................      70,694       6,405
Purchase of investment securities available for sale......................................................    (121,395)    (87,133)
Purchase of investment securities held to maturity........................................................    (115,644)    (24,409)
Purchase of FRB or FHLB stock.............................................................................        (171)        (94)
Proceeds from sale of premises and equipment..............................................................         229         109
(Increase) decrease in net loans and leases...............................................................     (55,800)    (67,022)
Proceeds from sale of loans...............................................................................      --           1,299
Recoveries of loans and investment in leases..............................................................       4,098       1,022
Additions to premises and equipment.......................................................................      (6,208)     (1,174)
Proceeds from sale of other real estate owned.............................................................       6,096         344
Change in assets and liabilities due to acquisitions:
  Increase in investments.................................................................................     (89,238)    (17,990)
  Increase in loans.......................................................................................    (387,609)    (37,416)
  Increase in other real estate owned.....................................................................      (3,318)     --
  Increase in other assets................................................................................      (4,277)          7
  Increase in premises and equipment......................................................................     (16,328)     --
  Increase in deposits....................................................................................     584,095      61,266
  Increase in borrowed funds..............................................................................       1,960      --
  Increase in other liabilities...........................................................................       5,988          99
  Goodwill................................................................................................    (119,656)        568
                                                                                                            ----------  ----------
  Net cash provided by investing activities...............................................................     (29,159)     12,531
CASH FLOW FROM FINANCING ACTIVITIES:
Cash received from exercise of options....................................................................         301         499
Proceeds from issuance of common stock....................................................................     150,707       5,949
Common stock repurchased and retired......................................................................         (11)       (515)
Dividends paid............................................................................................      (4,845)     (2,680)
Net (decrease) increase in deposits.......................................................................    (149,694)     25,784
Additional (repayment of) borrowings......................................................................      16,332       3,361
                                                                                                            ----------  ----------
Net cash provided by financing activities.................................................................      12,790      32,398
                                                                                                            ----------  ----------
Net increase in cash and cash equivalents.................................................................       5,440      66,276
Cash and cash equivalents at the beginning of the period..................................................     288,359     148,858
                                                                                                            ----------  ----------
Cash and cash equivalents at the end of the period........................................................  $  293,799  $  215,134
                                                                                                            ----------  ----------
                                                                                                            ----------  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Dividends declared in prior period and paid in current period.............................................  $    2,221  $   --
Property acquired through foreclosure.....................................................................      --           9,479
Loans to facilitate the sale of OREO......................................................................         256       4,292
Increase (decrease) in unrealized gain on securities available for sale, net of tax.......................         617         876
Cash paid for interest....................................................................................      27,750      21,781
Cash paid for taxes.......................................................................................       5,507       1,568
ACQUISITIONS:
Fair value of assets acquired.............................................................................  $  794,782  $   67,291
Common stock issued.......................................................................................     (84,900)     (5,926)
Cash paid.................................................................................................    (117,839)     --
                                                                                                            ----------  ----------
Liabilities assumed.......................................................................................  $  592,043  $   61,365
                                                                                                            ----------  ----------
                                                                                                            ----------  ----------

 See "Notes to Unaudited Restated Condensed Consolidated Financial Statements."

                     NOTES TO UNAUDITED RESTATED CONDENSED

                       CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1998

NOTE 1--BASIS OF PRESENTATION

    The Company is the holding company for the Banks. The Unaudited Restated Condensed Consolidated Financial Statements of the Company and the Banks included herein reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods indicated. Certain reclassifications have been made to the Unaudited Restated Condensed Consolidated Financial Statements for 1997 to conform to the 1998 presentation. Certain information and note disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for the three months and nine months ended September 30, 1998 and 1997, are not necessarily indicative of the results of operations to be expected for the remainder of the year.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates subject to change include the allowance for loan and lease losses, the carrying value of other real estate owned, and the deferred tax asset.

    These Unaudited Restated Condensed Consolidated Financial Statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report filed on Form 10-K for the year ended December 31, 1997, BKLA's Annual Report filed on Form 10-K for the year ended December 31, 1997, and the Company's Supplemental Consolidated Financial Statements as of December 31, 1997, and for each of the years in the three year period ended December 31, 1997 and the notes thereto filed as part of this Current Report on Form 8-K.

NOTE 2--COMPLETED ACQUISITIONS

  WESTERN BANK ACQUISITION

    On September 30, 1996, the Company acquired, for cash, all of the issued and outstanding shares of Western Bank, a state-chartered bank located in West Los Angeles, California. Western Bank had five offices, including its head office in Westwood. In connection with the California acquisition, Western Bank began operating as a wholly-owned subsidiary of the Company. The acquisition of Western Bank was accounted for under the purchase method of accounting. As such, the results of operations for Western Bank were included in the Company's results of operations beginning October 1, 1996.

  CALIFORNIA COMMERCIAL BANKSHARES MERGER

    On December 19, 1997, the Company entered into an agreement to merge with California Commercial Bankshares ("CCB"), a bank holding company operating in Orange County, California (the "CCB Merger"). The shareholders of the Company approved the CCB Merger on June 2, 1997, and the transaction closed on June 4, 1997. The Company issued approximately 3,043,200 shares of Company Common Stock to the holders of Common Stock of CCB based upon an exchange ratio of one (after the Company completed a reverse stock split of 8.5 to 1 on June 3, 1997). Also on June 4, 1997, the Company changed its name from "Monarch Bancorp" to "Western Bancorp", and Monarch Bank, a wholly-owned subsidiary of the Company was merged with and into National Bank of Southern California ("NBSC"), a

                     NOTES TO UNAUDITED RESTATED CONDENSED

                               SEPTEMBER 30, 1998

NOTE 2--COMPLETED ACQUISITIONS (CONTINUED) wholly-owned subsidiary of CCB prior to the CCB Merger. The CCB Merger was accounted for under the pooling-of-interests method of accounting, and all financial information presented herein has been restated for this combination.

  SC BANCORP ACQUISITION

    On April 29, 1997, the Company entered into an agreement to merge with SC Bancorp, a bank holding company operating in Orange, San Diego and Los Angeles counties in California (the "SCB Merger"). The shareholders of SC Bancorp and the Company approved the merger on October 10, 1997, and the SCB Merger was consummated on that date. The exchange ratio was 0.4556 shares of the Company Common Stock issued for each share of common stock of SC Bancorp issued and outstanding immediately prior to consummation of the SCB Merger. Approximately 3,555,500 shares of the Company's Common Stock (before adjustments for fractional shares) were issued as part of the SCB Merger. The acquisition of SC Bancorp was accounted for under the pooling-of-interests method of accounting, and all financial information presented herein has been restated for this combination. In December 1997, the Company merged NBSC with and into Southern California Bank, a wholly-owned subsidiary of SC Bancorp prior to the SCB Merger.

  SANTA MONICA BANK ACQUISITION

    On January 27, 1998, the Company acquired Santa Monica Bank through the merger of Santa Monica Bank with and into Western Bank, (the "SMB Acquisition"). As part of the SMB Acquisition, the name of Western Bank was changed to "Santa Monica Bank." The merged entity is hereinafter referred to as "SMB". Upon consummation of the SMB Acquisition, each share of common stock, $3.00 par value, of Santa Monica Bank (the "SMB Common Stock") issued and outstanding at the time was converted into the right to receive either (i) $28.00 in cash (the "Cash Consideration") or (ii) 0.875 shares of Common Stock of the Company (the "Stock Consideration"). Of the 7,084,244 shares of SMB Common Stock outstanding at the time of the SMB Acquisition, approximately 57.3 percent elected to receive the Cash Consideration, resulting in a payment of $113,722,700 in the aggregate, and approximately 42.7 percent received the Stock Consideration resulting in the issuance of approximately 2,653,000 shares of common stock, no par value, of the Company. In order to fund a part of the Cash Consideration payments, the Company issued an additional 2,327,550 shares of Company Common Stock to certain private investors for $65,171,400 in the aggregate. Accordingly, in the aggregate, approximately 4,980,550 shares of Company Common Stock were issued in connection with the SMB Acquisition. The total value of the consideration paid in the SMB Acquisition was approximately $198.4 million in Company Common Stock and cash.

  BKLA ACQUISITION

    On October 23, 1998, the Company completed the BKLA Acquisition in which the Company issued approximately 2,214,300 shares of Company Common Stock to the BKLA shareholders, and BKLA merged with and into the SMB. The BKLA Acquisition has been accounted for as a pooling-of-interests. These Unaudited Restated Condensed Consolidated Financial Statements, Notes to Unaudited Restated Condensed Consolidated Financial Statements and Management's Discussion and Analysis as of September 30, 1998 and for the three months and nine months ended September 30, 1998 and September 30, 1997 have been restated as if the BKLA Acquisition had occurred at the beginning of the earliest period

                     NOTES TO UNAUDITED RESTATED CONDENSED

                               SEPTEMBER 30, 1998

NOTE 2--COMPLETED ACQUISITIONS (CONTINUED) presented. At the date of the BKLA Acquisition, the Company charged to expense approximately $7.3 million (after-tax) representing investment banking, filing and professional fees; compensation; and costs of computer conversion. Such costs are not included in the accompanying financial statements.

PENDING ACQUISITION

  PACIFIC NATIONAL BANK

    On October 6, 1998, the Company entered into an Agreement and Plan of Merger (the "PNB Merger Agreement"), between the Company and PNB Financial Group, Inc. ("PNB"), pursuant to which PNB will merge with and into the Company. Shareholders of PNB will receive one share of Company Common Stock for each outstanding share of PNB stock in a tax-free exchange. The acquisition is expected to qualify for pooling-of-interests accounting and close either late in the fourth quarter of 1998 or in the first quarter of 1999. Completion of the transaction is conditioned upon the receipt of shareholder and applicable regulatory approvals. PNB operates through its subsidiary Pacific National Bank ("Pacific").

NOTE 3--TERMINATED ACQUISITIONS

    On July 24, 1998, the Company executed an Agreement and Plan on Merger (the "Peninsula Merger Agreement") with Portola Merger ("Merger Sub") and Peninsula Bank of San Diego ("Peninsula") pursuant to which Western would acquire Peninsula through the merger of Merger sub with and into Peninsula (the "Peninsula Acquisition"). On October 30, 1998, pursuant to the Peninsula Merger Agreement, the Board of Directors of Peninsula elected to terminate the merger based on the performance of Company Common Stock versus the KBW bank stock index.

NOTE 4--STATEMENT OF COMPREHENSIVE INCOME

    Effective with the quarter ending March 31, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed in equal prominence with the other financial statements and to disclose as a part of shareholders' equity accumulated comprehensive income. The Company has chosen, for purposes of its interim financial reporting, to present a statement of comprehensive income in the notes to the financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income generally includes net income, foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on investments in certain debt and equity securities

                     NOTES TO UNAUDITED RESTATED CONDENSED

                               SEPTEMBER 30, 1998

NOTE 4--STATEMENT OF COMPREHENSIVE INCOME (CONTINUED)
(i.e., securities available for sale). The Company's statement of comprehensive income for the periods presented is as follows (in thousands):

                                                                                  THREE MONTHS ENDED
                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,         SEPTEMBER 30,
                                                           --------------------  --------------------
                                                             1998       1997       1998       1997
                                                           ---------  ---------  ---------  ---------
Net income...............................................  $  21,133  $   9,569  $   7,589  $   5,089
Other comprehensive income (loss), net of related income
  taxes:
  Unrealized gains (losses) on securities:
    Unrealized holding gains arising during the period...        721        877        439        689
    Less reclassification of realized gains included in
      income.............................................       (104)      (154)       (34)    --
                                                           ---------  ---------  ---------  ---------
Comprehensive income.....................................  $  21,750  $  10,292  $   7,994  $   5,778
                                                           ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------

NOTE 5--NET INCOME PER SHARE

    The following is a summary of the calculation of basic and diluted net income per share for the three and nine month periods ended September 30, 1998 and 1997 (in thousands, except per share amounts):

                                                         NINE MONTHS ENDED     THREE MONTHS ENDED
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                        --------------------  --------------------
                                                          1998       1997       1998       1997
                                                        ---------  ---------  ---------  ---------
Net income............................................  $  21,133  $   9,569  $   7,589  $   5,089
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------
Weighted average shares outstanding...................   17,155.3   11,805.3   17,777.5   11,993.8
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------
Basic net income per share............................  $    1.23  $    0.81  $    0.43  $    0.42
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------
Weighted average shares outstanding...................   17,155.3   11,805.3   17,777.5   11,993.8
Effect of dilutive stock options and warrants.........      439.1      489.6      423.5      543.0
                                                        ---------  ---------  ---------  ---------
Diluted shares outstanding............................   17,594.4   12,294.9   18,201.0   12,536.8
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------
Diluted net income per share..........................  $    1.20  $    0.78  $    0.42  $    0.41
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------

       B.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESTATED FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS AS OF
              SEPTEMBER 30, 1998 AND FOR THE THREE AND NINE MONTH
                   PERIODS ENDED SEPTEMBER 30, 1998 AND 1997

OVERVIEW

    The following tables and data set forth statistical information relating to the Company and its subsidiaries as of September 30, 1998 and for the three months and nine months ended September 30, 1998 and September 30, 1997. Such tables and data reflect the combination of the Company and BKLA, SCB and CCB which were acquired by the Company on October 23, 1998, October 10, 1997 and June 4, 1997, respectively, each in a merger accounted for as a pooling-of-interests. This discussion should be read in conjunction with the Unaudited Restated Condensed Consolidated Financial Statements as of September 30, 1998 and for the three and nine month periods ended September 30, 1998 and September 30, 1997 and related notes included elsewhere herein. Santa Monica Bank was acquired on January 27, 1998 in a transaction accounted for using the purchase method of accounting. Accordingly, Santa Monica Bank's operating results are not included in the amounts for the 1997 periods and are included only since February of the 1998. Due to the relatively large size of the of SMB Acquisition, any comparison of data as of and for the periods ended September 30, 1998 to data as of or for prior dates or periods may not be meaningful.

FINANCIAL CONDITION

    As a result of the SMB Acquisition and the additional equity that was raised to help fund the transaction, consolidated assets, total deposits and shareholders' equity increased by approximately $795 million, $584 million and $150 million, respectively (based on SMB's unaudited balance sheet at January 31, 1998). Due to the use of purchase accounting for the SMB Acquisition, goodwill accounted for approximately $120 million of the total increase in assets resulting from this transaction. Due to the issuance of additional shares, and the improvement in earnings, book value per share increased from $12.70 at December 31, 1997 to $18.48 at September 30, 1998.

    Adjusting for the increases related to the SMB Acquisition, since December 31, 1997 the Company's total assets have declined by approximately $177 million. The major components of this decline in assets are a decrease in federal funds sold and cash of approximately $169 million and a decrease of approximately $46 million in total securities offset by an increase in net loans and leases approximately $51 million. The reduction in securities resulted from sales of approximately $61 million of securities and maturities and principal payments of approximately $227 million offset partially by purchases of approximately $237 million. The reduction in federal funds sold occurred mostly as a result of the decrease in deposits discussed below.

    Adjusting for the increases related to the SMB Acquisition, since December 31, 1997 the Company's total deposits have declined by approximately $152 million. Of this decline, approximately $120 million was in interest bearing deposits. This decline results primarily from the decision by management of the Company to close certain of its branches and to lower the rate paid on certain of its higher cost deposits.

    As a result of the increase in loans and decline in deposits excluding the effect of the SMB acquisition, the Company's loan-to-deposit ratio has increased 69.9% as of December 31, 1997 to 77.3% as of September 30, 1998.

RESULTS OF OPERATIONS

    Net income for the quarter ended September 30, 1998 was $7,589,000 or $0.42 per diluted share. This compares with earnings of $5,089,000, or $0.41 per diluted share, for the quarter ended September 30, 1997. On an operating basis, before the amortization of goodwill and before after-tax merger costs, net income for the three month periods would have been $10,346,000 and $5,798,000 in 1998 and 1997, respectively, or $0.57 and $0.46 per diluted share, respectively, a growth of approximately 24%. The SMB Acquisition was accounted for as a purchase and, therefore, the earnings of Santa Monica Bank have been included in operating results since February 1, 1998.

    Consolidated net income for the nine months ended September 30, 1998 was $21,133,000, or $1.20 per diluted share. This compares with earnings of $9,569,000, or $0.78 per diluted share, for the nine months ended September 30, 1997. On an operating basis, before the amortization of goodwill and before after-tax merger costs, net income for the nine month periods would have been $28,734,000 and $14,725,000 in 1998 and 1997, respectively, or $1.63 and $1.20 per diluted share, respectively, a growth of approximately 36%. Operating results for the 1998 period include those of Santa Monica Bank since February 1998.

    During the third quarter, the Western Bancorp Board of Directors approved the declaration of a quarterly dividend of $0.15 per common share which was paid on September 25, 1998 to shareholders of record on August 28, 1998.

                                                     NINE MONTHS ENDED     THREE MONTHS ENDED
                                                       SEPTEMBER 30,         SEPTEMBER 30,
                                                    --------------------  --------------------
                                                      1998       1997       1998       1997
                                                    ---------  ---------  ---------  ---------
PER SHARE INFORMATION:
  Number of shares (weighted average, in
    thousands)....................................   17,155.3   11,805.3   17,777.5   11,993.8
  Diluted shares (weighted average, in
    thousands)....................................   17,594.4   12,294.9   18,201.0   12,536.8
  Basic income per share..........................  $    1.23  $    0.81  $    0.43  $    0.42
  Diluted income per share........................  $    1.20  $    0.78  $    0.42  $    0.41

  Before merger costs and goodwill amortization:
    Basic income per share........................  $    1.67  $    1.25  $    0.58  $    0.48
    Diluted income per share......................  $    1.63  $    1.20  $    0.57  $    0.46

PROFITABILITY MEASURES:
  Return on average assets........................       1.26%      0.84%      1.30%      1.30%
  Return on average equity........................        9.3%       8.6%       9.2%      13.1%

  Before merger costs and goodwill amortization:
    Return on average tangible assets.............       1.82%      1.33%      1.90%      1.51%
    Return on average equity......................       12.7%      13.2%      12.5%      14.9%
    Efficiency ratio..............................       52.3%      63.0%      49.7%      60.0%

ADJUSTMENTS TO NET INCOME (IN THOUSANDS):
  Net income......................................  $  21,133  $   9,569  $   7,589  $   5,089
  Merger costs....................................        139      3,470         60     --
    Tax benefits..................................         58        395         25     --
                                                    ---------  ---------  ---------  ---------
  After tax merger costs..........................         81      3,075         35     --
  Goodwill amortization...........................      7,520      2,081      2,722        709
                                                    ---------  ---------  ---------  ---------
    ADJUSTED NET INCOME...........................  $  28,734  $  14,725  $  10,346  $   5,798
                                                    ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------
REVENUES (IN THOUSANDS):
  Net interest income.............................  $  88,548  $  60,865  $  30,447  $  21,532
  Non-interest income.............................     14,010      8,451      5,122      2,794
                                                    ---------  ---------  ---------  ---------
    REVENUES......................................  $ 102,558  $  69,316  $  35,569  $  24,326
                                                    ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------
ADJUSTMENTS TO EXPENSES (IN THOUSANDS):
  Non-interest expense............................  $  61,252  $  49,190  $  20,465  $  15,301
  Merger costs....................................       (139)    (3,470)       (60)    --
  Goodwill amortization...........................     (7,520)    (2,081)    (2,722)      (709)
                                                    ---------  ---------  ---------  ---------
    ADJUSTED EXPENSES.............................  $  53,593  $  43,639  $  17,683  $  14,592
                                                    ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------

    Operating profits for the Company are dependent on loan growth, controlling costs and continual efforts to prevent any unexpected loan and lease losses that would require additions to the allowance for loan and lease losses ("ALLL"). The demand for loans has increased in the Company's primary market areas, and the Company plans to take advantage of this increased demand, while maintaining its credit quality standards. The Company's operating return on average tangible assets improved from 1.51% in the third quarter of 1997 to 1.90% in the third quarter of 1998. Over the same period, the efficiency ratio declined from 60.0% to 49.7%. These improvements comes from improving credit quality, a higher net interest margin and improvements in efficiency.

NET INTEREST INCOME

    Net interest income is the difference between interest earned on assets and interest paid on liabilities. Net interest margin is net interest income expressed as a percentage of average interest-earning assets. The following tables provide information concerning average interest-earning assets and interest-bearing liabilities and yields and rates thereon for the three and nine months ended September 30, 1998 and September 30, 1997, respectively. Nonaccrual loans are included in the average earning assets amounts.

                                                 NINE MONTHS ENDED     THREE MONTHS ENDED
                                                   SEPTEMBER 30,         SEPTEMBER 30,
                                                --------------------  --------------------
                                                  1998       1997       1998       1997
                                                ---------  ---------  ---------  ---------
AVERAGE BALANCE SHEETS
  (In thousands)

AVERAGE ASSETS
  Loans and leases, net of deferred fees and
    costs.....................................  $1,376,593 $ 928,932  $1,442,662 $ 964,811
  Investments.................................    318,924    326,591    318,791    316,329
  Federal funds sold..........................    213,626     83,766    198,958     93,703
                                                ---------  ---------  ---------  ---------
    AVERAGE EARNING ASSETS....................  1,909,143  1,339,289  1,960,411  1,374,843
                                                ---------  ---------  ---------  ---------
  Goodwill....................................    139,133     33,948    151,149     33,429
  Other assets................................    195,965    142,475    199,787    148,998
                                                ---------  ---------  ---------  ---------
    AVERAGE TOTAL ASSETS......................  $2,244,241 $1,515,712 $2,311,347 $1,557,270
                                                ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------
AVERAGE LIABILITIES AND SHAREHOLDERS' EQUITY
  Non-interest-bearing deposits...............  $ 686,157  $ 458,579  $ 717,953  $ 474,750
  Interest-bearing deposits...................  1,209,779    877,380  1,221,604    898,514
                                                ---------  ---------  ---------  ---------
    AVERAGE DEPOSITS..........................  1,895,936  1,335,959  1,939,557  1,373,264
  Other interest-bearing liabilities..........     24,746     17,642     27,314     16,994
  Other liabilities...........................     20,222     12,959     16,428     12,469
                                                ---------  ---------  ---------  ---------
    AVERAGE LIABILITIES.......................  1,940,904  1,366,560  1,983,299  1,402,727
                                                ---------  ---------  ---------  ---------
  Shareholders' equity........................    303,337    149,152    328,048    154,543
                                                ---------  ---------  ---------  ---------
    AVERAGE LIABILITIES AND SHAREHOLDERS'
      EQUITY..................................  $2,244,241 $1,515,712 $2,311,347 $1,557,270
                                                ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------
YIELD ANALYSIS
  (Dollars in millions)

Average earning assets........................  $ 1,909.1  $ 1,339.3  $ 1,960.4  $ 1,374.8
  Yield.......................................       8.47%      8.53%      8.39%      8.67%
Average interest-bearing deposits.............  $ 1,209.8  $   877.4  $ 1,221.6  $   898.5
  Cost........................................       3.42%      3.59%      3.41%      3.62%
Average deposits..............................  $ 1,895.9  $ 1,336.0  $ 1,939.6  $ 1,373.3
  Cost........................................       2.18%      2.36%      2.15%      2.37%
Average interest-bearing liabilities..........  $ 1,234.5  $   895.0  $ 1,248.9  $   915.5
  Cost........................................       3.50%      3.67%      3.50%      3.69%
Interest spread...............................       4.97%      4.86%      4.89%      4.98%
Net interest margin...........................       6.20%      6.08%      6.16%      6.21%

    Interest income for the three and nine month periods ended September 30, 1998 were $41.5 million and $120.9 million, respectively, compared with $30.1 million and $85.5 million for the same periods in 1997, respectively. The increase in 1998 compared with 1997 was due mostly to the SMB Acquisition which was consummated on January 27, 1998.

    The following table shows the average earning assets and interest income for the third quarter of 1998 and 1997 and the amount of the increase attributable to SMB since the SMB Acquisition (dollars in thousands):

                                                                                                     NET INCREASE
                                                             CONSOLIDATED  IMPACT OF   CONSOLIDATED   (DECREASE)
                                                                 1998       SMB 1998       1997       BEFORE SMB
                                                             ------------  ----------  ------------  ------------
Average earnings assets....................................   $1,960,411   $  567,759   $1,374,843   $     17,809
Interest income............................................       41,473       11,933       30,053           (513)
  Yield....................................................        8.39%        8.34%        8.67%

    The following table shows the average earning assets and interest income for the first nine months of 1998 and 1997 and the amount of increase attributable to SMB since the SMB Acquisition (dollars in thousands):

                                                             CONSOLIDATED  IMPACT OF   CONSOLIDATED  NET INCREASE
                                                                 1998       SMB 1998       1997       BEFORE SMB
                                                             ------------  ----------  ------------  ------------
Average earnings assets....................................   $1,909,143   $  567,971   $1,339,289   $      1,883
Interest income............................................      120,900       31,814       85,462          3,624
  Yield....................................................        8.47%        8.45%        8.53%

    Without the increase due to the SMB Acquisition, average earning assets increased by approximately $18 million and $2 million for the three and nine months ended September 30, 1998, respectively, compared to the same periods of 1997. Without the increase due to the SMB Acquisition, interest income declined by approximately $0.5 million and increased by approximately $3.6 million for the three and nine months ended September 30, 1998, respectively, compared to the same periods of 1997. The reduction in interest income for the three months ended September 30, 1998 versus the same period in 1997 is a result of the decline in yield on average earning assets. The increase in interest income for the nine month periods ended September 30, 1998 compared to 1997 is a result of the increase in interest earning assets.

    Interest expense for the three and nine month periods ended September 30, 1998 were $11.0 million and $32.4 million, respectively, compared with $8.5 million and $24.6 million for the same periods in 1997, respectively. The increase in 1998 compared to 1997 was due mostly to the SMB Acquisition.

    The following table shows the average interest-bearing liabilities and interest expense for the third quarter of 1998 and 1997 and the amount of increase attributable to SMB (dollars in thousands):

                                                             CONSOLIDATED  IMPACT OF   CONSOLIDATED  NET DECREASE
                                                                 1998       SMB 1998       1997       BEFORE SMB
                                                             ------------  ----------  ------------  ------------
Average interest-bearing liabilities.......................   $1,248,918   $  386,176   $  915,508   $    (52,766)
Interest income............................................       11,026        3,202        8,521           (697)
  Cost.....................................................        3.50%        3.29%        3.69%

    The following table shows the average interest-bearing liabilities and interest expense for the first nine months of 1998 and 1997 and the amount of increase attributable to SMB (dollars in thousands):

                                                             CONSOLIDATED  IMPACT OF   CONSOLIDATED  NET DECREASE
                                                                 1998       SMB 1998       1997       BEFORE SMB
                                                             ------------  ----------  ------------  ------------
Average interest-bearing liabilities.......................   $1,234,525   $  386,067   $  895,022   $    (46,564)
Interest income............................................       32,352        8,737       24,597           (982)
  Cost.....................................................        3.50%        3.41%        3.67%

    Without the increase due to the SMB Acquisition, average interest-bearing liabilities declined by approximately $52.8 million and $46.6 million for the three and nine months ending September 30, 1998 compared to the same periods of 1997. Without the increase due to the SMB Acquisition interest expense declined by approximately $0.7 million and $1.0 million for the three and nine months ending September 30, 1998 compared to the same periods of 1997. The decline in interest-bearing deposits and the cost of the deposits for the three and nine month periods was largely related to the downward pricing of higher cost time deposits and management's decision to close certain of its branches.

  ALLOWANCE FOR LOAN AND LEASE LOSSES

    During the nine month period ended September 30, 1998, the ALLL increased by approximately $4,850,000 from $18,713,000 at December 31, 1997 to $23,563,000 at
September 30, 1998 resulting from $450,000 of provision, $4,257,000 of net charge-offs and $8,657,000 added from the SMB Acquisition. The allowance for loan and lease losses was 1.61% of loans and leases at September 30, 1998, down slightly from 1.83% at December 31, 1997. The decrease resulted mainly from the charge-off of one real estate loan, acquired in the merger with Southern California Bank, which was subsequently found to have environmental problems that were not remedied during the quarter. During November 1998, the charged off note was sold to a private investor, resulting in a recovery of approximately $1,100,000. Nonperforming assets decreased from 1.89% of total loans, leases and OREO at December 31, 1997 to 1.42% at September 30, 1998. The Company had net charge-offs of approximately $4,257,000 or an annualized rate of 0.41% of average loans and leases for the first nine months of 1998. The allowance for loan and lease losses to nonperforming assets increased from 96.0% to 113.1% over the same time period and is believed by management to be adequate based on the Company's quarterly migration analysis of loan and lease losses, improved economic conditions and continued adherence to established credit policies.

    During the three months ended September 30, 1998, approximately $4,488,000 of loans were charged to the Company's ALLL, and approximately $537,000 of loans were recovered resulting in net charge-offs for the period of approximately $3,951,000. For the nine months ended September 30, 1998, approximately $5,772,000 of loans were charged to the Company's ALLL, and approximately $1,515,000 of loans were recovered resulting in net charge-offs for the nine month period of approximately $4,257,000.

    Nonperforming assets decreased by approximately $2,426,000 during the quarter ended September 30, 1998 from approximately $23,262,000 at June 30, 1998 to approximately $20,386,000 at September 30, 1998, due to a decrease of approximately $1,186,000 in nonaccrual loans and a decrease in OREO of approximately $1,240,000 during the period. The coverage of ALLL to nonperforming assets increased from 96.0% at December 31, 1997 to 113.1% at September 30, 1998. Based on current information available, including the Company's quarterly migration analysis of loan and lease losses, the improved economic condition, the continued improvement in credit quality in the loan portfolio and continued adherence to established credit policies, management believes the ALLL is adequate at September 30, 1998.

  NON-INTEREST INCOME

    The following tables show the details of non-interest income for the three month periods ended September 30, 1998 and 1997. Due to the purchase accounting treatment of the SMB Acquisition, the 1997 numbers do not include SMB:

                                                            THREE MONTHS ENDED SEPTEMBER 30,
                                                   --------------------------------------------------
                                                                   1998                      1997
                                                   -------------------------------------  -----------
                                                                THE COMPANY
                                                   -------------------------------------
                                                      SMB      WITHOUT SMB   CONSOLIDATED CONSOLIDATED
                                                   ---------  -------------  -----------  -----------
                                                                     (IN THOUSANDS)
Service charges and fees on deposit accounts,
  other fees.....................................  $   1,257    $   1,994     $   3,251    $   2,114
Trust fees.......................................        979       --               979       --
Escrow fees......................................         --          217           217          214
Securities gains.................................         49          228           277       --
Other income.....................................         28          370           398          466
                                                   ---------       ------    -----------  -----------
    Total non-interest income....................  $   2,313    $   2,809     $   5,122    $   2,794
                                                   ---------       ------    -----------  -----------
                                                   ---------       ------    -----------  -----------

    The following tables show the details of non-interest income for the nine month periods ended September 30, 1998 and September 30, 1997. Due to the purchase accounting treatment of the SMB Acquisition, the 1997 numbers do not include SMB:

                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                                   --------------------------------------------------
                                                                   1998                      1997
                                                   -------------------------------------  -----------
                                                                THE COMPANY
                                                   -------------------------------------
                                                      SMB      WITHOUT SMB   CONSOLIDATED CONSOLIDATED
                                                   ---------  -------------  -----------  -----------
                                                                     (IN THOUSANDS)
Service charges and fees on deposit accounts,
  other fees.....................................  $   2,783    $   6,527     $   9,310    $   6,217
Trust fees.......................................      2,594       --             2,594       --
Escrow fees......................................     --              748           748          551
Gain on sale of loans and other assets...........     --           --            --               78
Securities gains.................................         49          432           481          342
Other income.....................................        121          756           877        1,263
                                                   ---------       ------    -----------  -----------
    Total non-interest income....................  $   5,547    $   8,463     $  14,010    $   8,451
                                                   ---------       ------    -----------  -----------
                                                   ---------       ------    -----------  -----------

    Before giving effect to the SMB Acquisition, non-interest income increased by $15,000 for the three months ended September 30, 1998 compared to the same period for 1997, due largely to the gain on sale of securities in the amount of $228,000 offset by modest reductions in service charges and fees and other income. Non-interest income has increased by approximately $12,000 for the nine month period ended September 30, 1998 compared to the same period of 1997. This increase is mostly explained by purchase transactions completed by BKLA in 1997 offset by a reduction in other income. Trust fees are generated from the approximately $710 million of assets held in trust by SMB as of September 30, 1998.

  NON-INTEREST EXPENSE

    The following table shows the details of non-interest expense for the three month periods ended September 30, 1998 and 1997. Due to purchase accounting treatment of the SMB Acquisition, SMB results are not included in the 1997 numbers:

                                                           THREE MONTHS ENDED SEPTEMBER 30,
                                                   ------------------------------------------------
                                                                  1998                     1997
                                                   -----------------------------------  -----------
                                                               THE COMPANY
                                                   -----------------------------------
                                                      SMB     WITHOUT SMB  CONSOLIDATED CONSOLIDATED
                                                   ---------  -----------  -----------  -----------
                                                                    (IN THOUSANDS)
Salaries and benefits............................  $   2,872   $   6,550    $   9,422    $   7,736
Occupancy, furniture and equipment...............      1,274       1,806        3,080        2,349
Advertising and business development.............        166         (32)         134          387
Other real estate owned..........................        (48)        (94)        (142)         282
Professional services............................        166         867        1,033        1,127
Telephone, stationery and supplies...............        277         634          911          746
Data processing..................................        103         507          610          411
Customer services cost...........................         36         370          406          308
Other............................................        214       2,015        2,229        1,246
                                                   ---------  -----------  -----------  -----------
  Operating non-interest expense.................      5,060      12,623       17,683       14,592
Goodwill amortization............................      1,975         747        2,722          709
Merger costs.....................................     --              60           60       --
                                                   ---------  -----------  -----------  -----------
    Total non-interest expense...................  $   7,035   $  13,430    $  20,465    $  15,301
                                                   ---------  -----------  -----------  -----------
                                                   ---------  -----------  -----------  -----------

    The following tables show the details of non-interest expense for the nine month periods ended September 30, 1998 and 1997. Due to purchase accounting treatment of the SMB Acquisition, SMB results are not included in the 1997 numbers:

                                                          THREE MONTHS ENDED SEPTEMBER 30,
                                                  ------------------------------------------------
                                                                 1998                     1997
                                                  -----------------------------------  -----------
                                                              THE COMPANY
                                                  -----------------------------------
                                                     SMB     WITHOUT SMB  CONSOLIDATED CONSOLIDATED
                                                  ---------  -----------  -----------  -----------
                                                                   (IN THOUSANDS)
Salaries and benefits...........................  $   8,700   $  21,217    $  29,917    $  22,720
Occupancy, furniture and equipment..............      2,959       6,629        9,588        7,048
Advertising and business development............        489         309          798        1,070
Other real estate owned.........................       (143)       (192)        (335)         363
Professional services...........................        406       2,646        3,052        3,101
Telephone, stationery and supplies..............        828       1,776        2,604        2,326
Data processing.................................        166       1,570        1,736        1,202
Customer services cost..........................         73       1,175        1,248          867
Other...........................................        947       4,038        4,985        4,942
                                                  ---------  -----------  -----------  -----------
  Operating non-interest expense................     14,425      39,168       53,593       43,639
Goodwill amortization...........................      5,266       2,254        7,520        2,081
Merger costs....................................     --             139          139        3,470
                                                  ---------  -----------  -----------  -----------
    Total non-interest expense..................  $  19,691   $  41,561    $  61,252    $  49,190
                                                  ---------  -----------  -----------  -----------
                                                  ---------  -----------  -----------  -----------

    Before giving effect to the SMB Acquisition and excluding goodwill and merger costs in both years, operating non-interest expense declined by $1,969,000 and $4,471,000 for the three and nine months ending September 30, 1998 compared to the same periods of 1997, respectively. The reduction was in almost every category listed above as combined resources of all banks acquired were applied to achieve increased efficiencies, especially in salaries, benefits and other operating expenses.

    The efficiency ratio (operating expense before goodwill amortization and merger costs divided by net interest income plus non interest income) is a measure of how effective the Company is at using its expense dollars. A lower or declining ratio indicates improving efficiency. Due to the efficiency improvements discussed above, the Company's efficiency ratio improved from 60.0% in the third quarter of 1997 to 49.7% in the third quarter of 1998.

CREDIT QUALITY AND ANALYSIS

    The Company defines nonperforming assets to include (i) loans on which it has ceased to accrue interest ("Nonaccrual Loans") and, (ii) foreclosed real estate owned. "Impaired loans" are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Company will not be able to collect all amounts due according to contractual terms of the loan agreement. The category of "impaired loans" is not coextensive with the category of "nonaccural loans," although the two categories overlap. "Nonaccrual loans" include impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, the impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

    Planned-workout arrangements are currently in place for all nonperforming assets, and, unless there are any unexpected changes in the financial condition of the borrowers, management is not aware of any additional significant loss potential that has not already been included in the ALLL.

    The following table shows the historical trends in nonperforming assets and comparative key credit statistics at the Company:

                            CREDIT QUALITY MEASURES

                                                            AT AND FOR QUARTER ENDED                       AT OR FOR
                                        ----------------------------------------------------------------  YEAR ENDED
                                         30-SEP     30-JUN     31-MAR     31-DEC     30-SEP     30-JUN      31-DEC
                                          1998       1998       1998       1997       1997       1997        1996
                                        ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                                   (DOLLARS IN THOUSANDS)
Loans past due 90 days and still
  accruing............................  $     507  $   2,696  $     341  $     203  $   1,642  $     815   $     193

Nonaccrual loans and leases...........     15,585     16,771     15,200(1)    11,753    11,750    16,002      18,951
Other real estate owned...............      5,251      6,491      9,053(2)     7,736     9,494     8,220       7,621
                                        ---------  ---------  ---------  ---------  ---------  ---------  -----------
  NONPERFORMING ASSETS................     20,836     23,262     24,253     19,489     21,244     24,222      26,572

Impaired loans gross..................     15,839     19,855     21,842     17,972     17,004     19,812      23,828
Allocated reserves....................      1,467      2,831      1,304      1,368        742      1,923       2,833
                                        ---------  ---------  ---------  ---------  ---------  ---------  -----------
  NET INVESTMENT IN IMPAIRED LOANS....     14,372     17,024     20,538     16,604     16,262     17,889      20,995

Charge-offs...........................      4,488        763        521        520      1,569      2,885       6,304
Recoveries............................        537        304        674        515        874        468       1,326
                                        ---------  ---------  ---------  ---------  ---------  ---------  -----------
  NET CHARGE-OFFS.....................      3,951        459       (153)         5        695      2,417       4,978

Allowance for loan and lease losses
  ("ALLL")............................     23,563     27,364     27,673     18,713     17,204     17,174      17,439
Loans and leases, net of deferred fees
  and costs...........................  1,467,132  1,428,256  1,400,190  1,023,367    987,053    959,550     889,624
Average loans and leases for the
  quarter, net of deferred fees and
  costs...............................  1,442,662  1,413,326  1,271,957    981,960    964,811    937,633     601,115
ALLL to loans and leases..............       1.61%      1.92%      1.98%      1.83%      1.74%      1.79%       1.96%
ALLL to nonaccrual loans and leases...      151.2%     163.2%     182.1%     159.2%     146.4%     107.3%       92.0%
ALLL to nonperforming assets..........      113.1%     117.6%     114.1%      96.0%      81.0%      70.9%       65.6%
Nonperforming assets to loans, leases
  and OREO............................       1.42%      1.62%      1.72%      1.89%      2.13%      2.50%       2.96%
Annualized net charge-offs
  (recoveries) to average loans and
  leases..............................       1.10%      0.13%     (0.05%)      0.00%      0.29%      1.03%
Full year net charge-offs to average
  loans and leases....................                                        0.39%                             0.74%

------------------------

(1) Includes approximately $2.2 million related to the January 27, 1998 SMB Acquisition.

(2) Includes approximately $3.3 million related to the January 27, 1998 SMB Acquisition.

    The Company has established a monitoring system for its loans in order to identify impaired loans, potential problem loans and to permit periodic evaluation of impairment and the adequacy of the ALLL in a timely manner. The monitoring system and ALLL methodology have evolved over a period of years and loan classifications have been incorporated into the determination of the ALLL. This monitoring system and allowance methodology include a loan-by-loan analysis for all classified loans as well as loss factors for the balance of the portfolio that are based on migration analysis relative to the unclassified portfolio. This analysis includes such factors as historical loss experience, current portfolio delinquency and trends, and other inherent risk factors such as economic conditions, risk levels of particular loan categories, internal loan review and oversight, and concentrations in the portfolio.

    Loans past due 90 days and still accruing represent loans which are past due 90 days or more as to interest or principal, but not included in the nonaccrual or restructured categories. All loans in this category are well-secured and in the process of collection or renewal

    On September 30, 1998, the Company had approximately $15,839,000 of loans, which were considered impaired, which decreased from $19,855,000 at June 30, 1998. Of these loans, approximately $15,585,000 are on a nonaccrual status at September 30, 1998.

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

    On a stand-alone basis, the Company's sources of liquidity include dividends from the Banks and outside borrowings. The amount of dividends that the Banks can pay to the Company is restricted by regulatory guidelines.

    The primary functions of asset/liability management are to ensure adequate liquidity and maintain an appropriate balance between interest-sensitive earning assets and interest-bearing liabilities at the Banks. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers who may need assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

    Historically, the overall liquidity of the Banks is based on the core deposit base of the Banks. The Banks have not relied on large denomination time deposits.

    To meet short-term liquidity needs, the Company has maintained at the Banks what it believes are adequate balances in federal funds sold, certificates of deposits with other financial institutions and investment securities having maturities of five years or less. On a consolidated basis, liquid assets (cash, federal funds sold and investment securities available for sale) as a percent of total deposits are 26.5% and 34.3% as of September 30, 1998 and December 31, 1997, respectively.

INCOME TAXES

    The Company's normal effective income tax rate is approximately 42.0%, representing a blend of the statutory Federal income tax rate of 35.0% and the California income tax rate of 10.84%. The Company's actual effective income tax rates were 49.3% and 38.7% for the three months ended September 30, 1998 and 1997, respectively, and 48.3% and 45.6% for the nine month periods ending September 30, 1998 and 1997, respectively. The actual effective tax rates are higher than the normal effective income tax rate during the 1998 periods largely as a result of nondeductible goodwill. The actual effective tax rate is higher for the nine months ended September 30, 1997, as a result of nondeductible goodwill. The actual effective rate is lower than the normal rate for the three months ended September 30, 1997, because of BKLA's reduction of its deferred tax asset valuation reserve.

REGULATORY MATTERS

    The regulatory capital guidelines as well as the actual regulatory capital ratios for SCB, SMB and the Company on a consolidated basis, as of September 30, 1998, follow:

                                             REGULATORY REQUIREMENTS                  ACTUAL
                                            --------------------------  -----------------------------------
                                             ADEQUATELY       WELL
                                             CAPITALIZED   CAPITALIZED     SCB        SMB     CONSOLIDATED
                                            -------------  -----------  ---------  ---------  -------------
                                            (GREATER THAN OR EQUAL TO
                                                STATED PERCENTAGE)
Detailed computations of
  Tier 1 leverage capital ratio...........         4.00%         5.00%      8.85%      8.18%         8.21%
  Tier 1 risk-based capital ratio.........         4.00%         6.00%      9.86%     11.20%        10.30%
Total risk-based capital..................         8.00%        10.00%     10.93%     12.46%        11.55%

YEAR 2000 RISKS AND PREPAREDNESS

    Many existing computer programs use only two digits to identify a year in a data field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000 or possibly earlier. The Year 2000 issue affects the Company in that the financial services business is highly dependent on computer applications in a variety of ways, including the following: (i) the Company relies on computer systems in almost all aspects of its business, including the processing of deposits, loans and other services and products offered to customers as well as for certain environmental issues such as heating, ventilation and air conditioning in the buildings in which the Company conducts its business, the failure of which in connection with the Year 2000 could cause systemic disruptions and failures in the products and services offered by the Company; (ii) other banks, clearing houses and vendors whose products and services the Company uses are at risk of systemic disruptions and potential failures in the event that such entities have not adequately addressed their Year 2000 issues prior to the Year 2000; (iii) the creditworthiness of borrowers of the Company and the stability of deposits of the Company might be diminished by significant disruptions of their business as a result of their own or others' failure to address adequately the Year 2000 issue prior to the Year 2000; and (iv) federal banking agencies have issued interagency guidance on the business-wide risk posed to financial institutions by the Year 2000 problem pursuant to which the federal banking agencies may take supervisory action against financial institutions that fail to address appropriately Year 2000 issues prior to the Year 2000, including formal and informal enforcement actions, the denial of applications to the federal banking agencies, civil money penalties and a reduction in the management component rating of the institution's composite rating.

    In order to address the Year 2000 issues facing the Company, the management of the Company initiated a program to prepare the Company's computer systems and applications for the Year 2000. As the primary focus of the Year 2000 Plan, the Company has converted the Banks to target systems identified and believed to be Year 2000 compliant. The Company has divided its Year 2000 Plan into five phases, and the Company charts its progress in each of those phases. The following is the Company's progress in each of the phases as an approximate percentage of completion of that phase as of September 30, 1998:

                                                                                          APPROXIMATE
PHASE                                                                               PERCENTAGE OF COMPLETE
---------------------------------------------------------------------------------  -------------------------
Awareness........................................................................                100%
Assessment.......................................................................                100%
Renovation.......................................................................                 80%
Validation.......................................................................                 10%
Implementation...................................................................                 40%

    Pursuant to the Year 2000 Plan, the Company expects to substantially complete validation of its mission-critical systems and the computer-related interactive vendor systems by December 31, 1998 and to complete all validation by June 30, 1999. In addition, the Company expects to complete all phases of its Year 2000 Plan by June 30, 1999. The Company expects to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare for the Year 2000. Validation and conversion of primary system applications and hardware is expected to cost approximately $1,100,000, of which approximately $148,000 has been expensed through September 30, 1998. The remainder will be expensed in the fourth quarter of 1998 and in fiscal 1999. This cost estimate does not include costs associated with infrastructure and facilities enhancements required in connection with operational consolidations due to the Company's prior, current or future acquisitions. A significant portion of the cost to the Company in connection with becoming Year 2000 compliant is expected to be derived from the redeployment of existing technology and operations resources rather than incremental costs to the Company.

    As a part of the Year 2000 Plan, the Company is not only undertaking the infrastructure and facilities enhancement and validation necessary to ensure that the Company is adequately prepared for the Year 2000, but the Company is also communicating with its vendors upon whose services the Company relies to ensure that such vendors are taking appropriate steps to address their Year 2000 issues. In addition, as part of the credit review process, the Company is communicating with its major borrowers in an effort to ensure that such borrowers have taken appropriate steps to address their Year 2000 issues and will not be materially affected by any Year 2000 problems. The Company is communicating with its major deposit customers as well in an effort to ensure deposit stability. The Company is also preparing contingency plans to try to minimize the harm to the Company in the event that the Company or any or all of the third parties with which it interacts is unable to attain Year 2000 compliance. The contingency plans being prepared are system and application specific and are intended to ensure that in the event that one or more of such systems and/or applications fail by or at the Year 2000, the Company will be able to engage in its core business functions in spite of such failure.

    Although the Company believes that its Year 2000 Plan and other steps being taken are adequate to ensure that it will not be materially affected by the Year 2000 problem, there can be no assurance that the Year 2000 Plan and the Company's other Year 2000 remedial and contingency plans will fully protect the Company from the risks associated with the Year 2000 problem. The analysis of, and preparation for, the Year 2000 and related problems necessarily rely on a variety of assumptions about future events, and there can be no assurance that the Company's management has accurately predicted such future events or that the remedial and contingency plans of the Company will adequately address such future events. In the event that the businesses of the Company, vendors of the Company or customers of the Company are disrupted as a result of the Year 2000 problem, such disruption could have a material adverse effect on the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    Market risk sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. At December 31, 1997 and September 30, 1998, the Company had no material on or off balance sheet derivatives. The Company's financial instruments include interest sensitive loans receivable, federal funds sold, FRB and FHLB stock, investment securities, deposits and borrowings. At December 31, 1997, the Company reported that it had $1.5 billion in interest sensitive assets and $937 million in interest sensitive liabilities. At September 30, 1998, the Company's interest sensitive assets, before the allowance for loan and lease losses, and interest sensitive liabilities totaled approximately $1.9 billion and $1.2 billion, respectively. The increases in such assets and liabilities from December 31, 1997 to September 30, 1998 was largely the result of the SMB Acquisition. See "Note 2--Completed Acquisitions of the Notes to Unaudited Condensed Consolidated Financial Statements."

    The yield on interest sensitive assets and the cost of interest sensitive liabilities for the third quarter of 1998 was 8.47% and 3.42%, respectively, compared to 8.33% and 3.65%, respectively, at December 31, 1997. The increase in the yield on interest sensitive assets is primarily a result of the percentage of average loans to average interest sensitive assets increasing from approximately 70.2% at December 31, 1997 to 75.9% for the quarter ended September 30, 1998. The decrease in the cost of interest sensitive liabilities is primarily a result of the reduction in the rates paid on higher cost deposits over the same period.

    The Company's interest sensitive assets and interest sensitive liabilities were reported to have estimated fair values of $1.4 billion and $938 million, respectively, at December 31, 1997. The interest sensitive assets and interest sensitive liabilities acquired in the SMB Acquisition were recorded at their estimated fair values on the January 27, 1998 acquisition date. Management has estimated that the market discount on interest sensitive assets (which reflects the allowance for loan and lease losses) versus book value (before the allowance for loan and lease losses) has increased from approximately $23.8 million at December 31, 1997 to $25.9 million at September 30, 1998, while the discount on interest sensitive liabilities has remained at approximately $1 million over the same period. As a result, the estimated fair values of interest sensitive assets and liabilities was approximately $1.9 billion and $1.2 billion, respectively, at September 30, 1998.

     C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF DECEMBER 31, 1997 AND 1996
   AND FOR EACH OF THE YEARS IN THE THREE YEAR PERIOD ENDED DECEMBER 31, 1997

OVERVIEW

    On October 23, 1998, the Company consummated the BKLA Acquisition which was accounted for using the pooling-of-interests method of accounting. On January 27, 1998 the Company consummated the SMB Acquisition which was accounted for using the purchase method of accounting. Management's Discussion and Analysis of the Supplemental Financial Condition and Results of Operations after giving effect to the BKLA Acquisition, as of December 31, 1997 and 1996 and in the three year period ended December 31, 1997 is set forth below.

  STRATEGIC EVOLUTION

    The Company, SMB and BKLA entered into an Agreement and Plan of Merger, dated as of April 16, 1998 and amended and restated as of June 24, 1998 and July 24, 1998, pursuant to which BKLA merged with and into SMB with SMB being the surviving corporation on October 23, 1998. The exchange ratio was 0.4224 shares of Company Common Stock issued for each share of BKLA Common Stock, pursuant to which, approximately 2,214,300 shares of Company Common Stock were issued as consideration to BKLA shareholders.

    On January 27, 1998, the Company acquired Santa Monica Bank through the merger of Santa Monica with and into Western Bank. As part of the SMB Acquisition, the name of Western Bank was changed to "Santa Monica Bank." Upon consummation of the SMB Acquisition, each share of common stock of Santa Monica Bank (the "SMB Common Stock") issued and outstanding at the time was converted into the right to receive either (i) $28.00 in cash (the "Cash Consideration") or (ii) 0.875 shares of Common Stock of the Company (the "Stock Consideration"). Of the 7,084,244 shares of SMB Common Stock outstanding at the time of the SMB Acquisition, approximately 57.3 percent elected to receive the Cash Consideration, resulting in a payment of $113,722,700 in the aggregate, and approximately 42.7 percent received the Stock Consideration resulting in the issuance of approximately 2,653,000 shares of Company Common Stock. In order to fund a part of the Cash Consideration payments, the Company issued an additional 2,327,550 shares of Company Common Stock to certain private investors for $65,171,400 in the aggregate. Accordingly, in the aggregate, approximately 4,980,550 shares of Company Common Stock were issued in connection with the SMB Acquisition. The total value of the consideration paid in the SMB Acquisition was approximately $198.4 million in Company Common Stock and cash. (For further information on the SMB Acquisition, see Note 20 of Notes to Supplemental Consolidated Financial Statements included elsewhere herein.)

    On October 10, 1997, the Company consummated the merger of SC Bancorp with and into the Company (the "SCB Merger"). The exchange ratio was 0.4556 shares of Company Common Stock issued for each share of common stock of SC Bancorp, pursuant to which, approximately 3,555,500 shares of the Company's Common Stock (before adjustments for fractional shares) were issued as consideration. (For further information on the SCB Merger, see Note 2 of Notes to Supplemental Consolidated Financial Statements included elsewhere herein.)

    On June 4, 1997, the Company consummated the merger of California Commercial Bankshares ("CCB") with and into the Company (the "CCB Merger"), pursuant to which, 3,043,226 shares of Company Common Stock were issued as consideration. In addition, on June 3, 1997, in connection with the CCB Merger, the Company completed an 8.5 to 1 reverse stock split (the "Reverse Stock Split"). (For further information on the CCB Merger, see Note 2 of Notes to Supplemental Consolidated Financial Statements included elsewhere herein.) All share amounts herein have been restated to give effect to the Reverse Stock Split.

    On September 30, 1996, the Company acquired all of the issued and outstanding shares of Western Bank. The Company funded the purchase price with the issuance of 3,076,045 shares of Company Common Stock in the 1996 Private Placement from which the Company raised approximately $42.2 million, net of approximately $0.9 million in issuance costs, and from the proceeds of a three year loan of $26.5 million from The Northern Trust Company. A $15.5 million dividend was declared by Western Bank concurrently with the completion of the Western Acquisition and paid to the Company, which was used to reduce the $26.5 million note to $11 million. (For further information on the Western Acquisition, see Note 2 of Notes to Supplemental Consolidated Financial Statements included elsewhere herein.)

    BKLA ACQUISITIONS: In the three years prior to the acquisition of BKLA by the Company, BKLA completed three purchase transactions resulting in the issuance of shares of common stock of BKLA. The share counts in the following discussion have been adjusted for the 0.4224 BKLA Conversion Number.

        BKLA entered into an Agreement Respecting Merger and Plan of Reorganization, dated August 29, 1997, with Culver National Bank, a one branch, nationally chartered bank with headquarters in Culver City, California. The acquisition was completed December 31, 1997 and accounted for as a purchase. The results of operations of Culver National Bank are not included in the accompanying statements. BKLA issued 488,010 shares of common stock in connection with this transaction.

        BKLA entered into an Agreement and Plan of Reorganization, dated October 22, 1996, with American West Bank, a two branch state chartered bank with headquarters in Encino, California. The acquisition was completed on March 31, 1997 and accounted for as a purchase. The results of operations since the date of acquisition are included in the accompanying statements of operations. BKLA issued 577,629 shares of common stock in connection with this transaction.

        BKLA entered into an Agreement and Plan of Reorganization, dated June 30, 1995 with World Trade Bank, a one branch, nationally chartered bank with headquarters in Beverly Hills, California. The acquisition was completed November 15, 1995 and accounted for as a purchase. The results of operations of World Trade Bank are included in the accompanying statements of operations. BKLA issued 146,288 shares of common stock in connection with this transaction.

    For further information on the BKLA acquisitions, see Note 2 of Notes to Supplemental Consolidated Financial Statements included elsewhere herein.

SELECTED FINANCIAL DATA

    The following tables and data set forth statistical information relating to the Company and its subsidiaries for each of the years in the five-year period ended December 31, 1997. Such tables and data reflect the combination of the Company with each of CCB, SC Bancorp and BKLA on June 4, 1997, October 10, 1997 and October 23, 1998, respectively, each in a merger accounted for as a pooling-of-interests. The following summary financial data was derived from the Audited Supplemental Consolidated Financial Statements of the Company, which reflect the effect of the CCB Merger, the SCB Merger and the BKLA Acquisition. This data should be read in conjunction with the Audited Supplemental Consolidated Financial Statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 and related notes included elsewhere herein. All share data has been adjusted to reflect the Reverse Stock Split.

                                                                                       DECEMBER 31,
                                                                  ------------------------------------------------------
                                                                     1997      1996(1)     1995       1994       1993
                                                                  ----------  ---------  ---------  ---------  ---------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
CONDENSED STATEMENT OF OPERATIONS DATA:
Interest income.................................................  $  115,888  $  84,798  $  69,448  $  58,873  $  64,814
Interest expense................................................      33,289     25,398     21,656     15,146     20,939
                                                                  ----------  ---------  ---------  ---------  ---------
Net interest income.............................................      82,599     59,400     47,792     43,727     43,875
Provision for loans and lease losses............................      (3,210)    (1,768)    (8,253)    (3,510)   (19,872)
Non-interest income (other than gains or losses on securities &
  sale of loans and other assets transactions)..................      10,654      9,971      9,179      9,179     10,110
Gain (losses) on securities transactions........................         342        276       (738)       (24)     7,486
Gain on sale of loans and other assets, net.....................          78        665        263        215     --
Other non-interest expense......................................     (71,244)   (53,841)   (46,418)   (44,035)   (47,679)
Lower of cost or market adjustment on loans.....................      --         --           (756)
Goodwill amortization...........................................      (2,784)    (1,123)      (841)      (211)      (167)
OREO (expense) income...........................................        (271)        66     (3,104)    (3,160)    (4,894)
                                                                  ----------  ---------  ---------  ---------  ---------
  INCOME (LOSS) BEFORE TAXES....................................      16,164     13,646     (2,876)     2,181    (11,141)
Income tax expense (benefit)....................................       9,271      3,656     (1,733)     1,680     (1,979)
                                                                  ----------  ---------  ---------  ---------  ---------
Income (loss) before cumulative effect of a change in
  accounting principle..........................................       6,893      9,990     (1,143)       501     (9,162)
Cumulative effect of change in accounting principle.............      --         --         --         --            (41)
                                                                  ----------  ---------  ---------  ---------  ---------
  NET INCOME (LOSS).............................................  $    6,893  $   9,990  $  (1,143) $     501  $  (9,203)
                                                                  ----------  ---------  ---------  ---------  ---------
PER SHARE DATA(2)(3):
Basic net income (loss) per share...............................  $     0.58  $    1.11  $   (0.17) $    0.10  $   (2.19)
Diluted net income (loss) per share.............................        0.56       1.07      (0.17)      0.10      (2.19)
Cash dividends declared.........................................        0.30       0.00       0.00       0.00       0.00
Dividend payout ratio...........................................          52%         0%         0%         0%         0%
Book value per share............................................  $    12.70  $   12.47  $   10.90  $   10.97  $   13.58
Shares used to compute diluted net income (loss) per share......  12,315,452  9,294,204  7,134,433  5,256,439  4,199,166
                                                                  ----------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Assets..........................................................  $1,655,543  $1,469,618 $ 996,130  $ 839,701  $ 898,550
Loans and leases net of deferred fees and unearned income(4)....   1,023,367    889,624    609,063    477,355    511,735
Allowance for loan and lease losses.............................      18,713     17,439     15,488     13,748     21,555
Securities......................................................     267,947    354,944    218,300    250,697    277,299
Goodwill........................................................      36,369     34,630      5,864      2,464      2,616
Deposits........................................................   1,464,805  1,292,610    888,907    750,442    823,217
Borrowings......................................................      14,600     22,132      9,202     16,991     11,995
Shareholders' equity............................................     160,709    141,679     89,619     66,091     57,074
                                                                  ----------  ---------  ---------  ---------  ---------
ASSET QUALITY:
Nonaccrual loans and leases.....................................      11,753     18,951     18,721     17,652     31,615
OREO............................................................       7,736      7,621      4,906      9,130      9,715
                                                                  ----------  ---------  ---------  ---------  ---------
  Total nonaccrual loans and leases and OREO....................      19,489     26,572     23,627     26,782     41,330
                                                                  ----------  ---------  ---------  ---------  ---------
PERFORMANCE RATIOS:
Return on average assets........................................        0.45%      0.89%     (0.12%)      0.06%     (0.93%)
Return on average shareholders' equity..........................        4.57%      9.59%     (1.49%)      0.72%    (14.82%)
Net interest spread.............................................        4.86%      4.72%      4.72%      4.84%      4.20%
Net interest margin.............................................        6.08%      5.96%      5.87%      5.67%      4.92%
Average shareholders' equity to average assets..................        9.81%      9.30%      8.36%      7.90%      6.28%
ASSET QUALITY RATIOS:
Nonaccrual loans and leases to gross loans and leases...........        1.15%      2.12%      3.06%      3.68%      6.16%
Nonaccrual loans and leases and OREO to total assets............        1.18%      1.81%      2.37%      3.19%      4.60%
Allowance for loan and lease losses to total loans and leases...        1.82%      1.95%      2.53%      2.87%      4.20%
Allowance for loan and lease losses to nonaccrual loans.........       159.2%      92.0%      82.7%      77.9%      68.2%
Net charge-offs to average loans and leases.....................        0.39%      0.74%      1.57%      2.39%      2.62%

------------------------

(1) Includes the accounts and operating results of Western Bank since the September 30, 1996 acquisition date.

(2) Excludes stock options as common stock equivalents in 1995 and 1993 as the effect thereof was anti-dilutive.

(3) The Company adopted SFAS No. 128 on December 31, 1997. Diluted net income per share for all prior periods has been restated to reflect adoption of SFAS No. 128. See Note 1 of Notes to Supplemental Consolidated Financial Statements below.

(4) Includes loans available for sale.

BALANCE SHEET ANALYSIS

  OVERVIEW

    The Company had total assets of approximately $1.7 billion at December 31, 1997 as compared to total assets of approximately $1.5 billion at December 31, 1996. At January 31, 1998, the Company had total assets of approximately $2.4 billion after giving effect to the SMB Acquisition. Historical amounts have been restated for the CCB Merger, the SCB Merger and the BKLA Acquisition through the use of pooling-of-interests accounting. The Company's total deposits increased from approximately $1.3 billion at December 31, 1996 to approximately $1.5 billion at December 31, 1997 and, after giving effect to the SMB Acquisition, to approximately $2.0 billion at January 31, 1998. Common shareholders' equity has increased from approximately $141.7 million at December 31, 1996 to $160.7 million at December 31, 1997 and to $314.6 million at January 31, 1998.

    The SMB Acquisition was consummated on January 27, 1998 and was accounted for using the purchase method of accounting. At December 31, 1997, based on unaudited data heretofore made available to the Company, SMB had total assets of $678 million, deposits of $592 million, shareholders' equity of $81 million and approximately 7.1 million shares of SMB Common Stock outstanding. For the year ended December 31, 1997, SMB reported net income and net income per share of approximately $10.9 million and $1.54, respectively.

    Following is an analysis of the Company's assets and liabilities as of December 31, 1997. Because the SMB Acquisition was consummated on January 27, 1998, the following analysis does not include a discussion of SMB unless otherwise indicated. For a discussion of the Company's assets and liabilities as of September 30, 1998, see Management's Discussion and Analysis of Restated Financial Condition and Results of Operators as of September 30, 1998 and for the Three and Nine Month Periods Ended September 30, 1998 and 1997, included elsewhere herein.

  CASH LIQUIDITY

    The Company defines "Cash Liquidity" at the Banks as cash and cash equivalents and securities available for sale less pledged securities and reserve requirement divided by total deposits, treasury, tax and loan borrowings and other borrowings less securities pledged for deposit balances. During 1997, the Banks consistently maintained cash liquidity of approximately 25 percent or greater, which was a product of low demand for loans and high underwriting standards established during the latter part of a major recession. The Banks were also hesitant to commit liquid funds to mid- to long-term investments during a period when the yield curve was relatively flat such as existed during most of 1997, and in anticipation of increased funding needs as the loan portfolios of the Banks grow.

    The primary sources of liquidity of the Company on a stand alone basis (the "Parent Company") are the receipt of dividends from the Banks, the ability to raise capital and a revolving line of credit (See "-- BORROWINGS" below). The availability of dividends from the Banks is limited by various statutes and regulations of state and federal law. (See Note 9 of Notes to Supplemental Consolidated Financial Statements included elsewhere herein.) California law restricts the amount available for cash dividends by state-chartered banks to the lesser of retained earnings or the bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). In the event a bank has no retained earnings or net income for its last three fiscal years, cash dividends may be paid in an amount not exceeding the net income for such bank's last preceding fiscal year only after obtaining the prior approval of the California Department of Financial Institutions. In conjunction with the SMB Acquisition on January 27, 1998, the Company received approval to take dividends from SCB and SMB of $9 million and $45 million, respectively.

  INVESTMENT PORTFOLIO

    Securities available for sale decreased approximately $129.0 million from $342.4 million at December 31, 1996 to $213.4 million at December 31, 1997. This decrease is largely attributable to increased loan production and maturities of securities which were invested in federal funds sold.

    The fair value of securities available for sale at the dates indicated are summarized in the table below:

                                                         DECEMBER 31,
                                                -------------------------------
                                                  1997       1996       1995
                                                ---------  ---------  ---------
                                                    (DOLLARS IN THOUSANDS)
U.S. Government securities....................  $ 107,536  $ 176,361  $  57,496
U.S. Agency securities or insured
  obligations.................................     53,515     95,395     67,986
Mortgage-backed securities....................     51,065     58,906     73,428
Other debt securities.........................      1,220      1,860        416
                                                ---------  ---------  ---------
  Total debt securities.......................    213,336    332,522    199,326
Mutual funds..................................     --          9,078      9,240
Other equity securities.......................         62        783        250
                                                ---------  ---------  ---------
  Total.......................................  $ 213,398  $ 342,383  $ 208,816
                                                ---------  ---------  ---------
                                                ---------  ---------  ---------

    For acquisitions completed in 1997, in order to to bring all Banks under the Company's asset/liability management philosophy, the Banks reclassified their held-to-maturity portfolios to available-for-sale in the fourth quarter of 1997. At that time, the Banks, excluding BKLA, collectively had approximately $2.9 million in held-to-maturity securities including, municipal, treasury note, collateralized mortgage obligations ("CMOs") and agency securities. The held-to-maturity portfolio, reported below, as of December 31, 1997 relates to BKLA.

    The following table shows the maturities and yields of debt securities available for sale at December 31, 1997 (Dollars in thousands):

                                                                                                                    FIVE YEARS
                                                                    ONE YEAR OR LESS      ONE YEAR THRU FIVE YEARS     THRU
                                                TOTAL                                                                TEN YEARS
                                        ----------------------  ------------------------  ------------------------  -----------
                                         AMOUNT       YIELD       AMOUNT        YIELD       AMOUNT        YIELD       AMOUNT
                                        ---------     -----     -----------     -----     -----------     -----     -----------
US Government securities..............  $ 107,536        5.87%   $  62,128         5.90%   $  45,408         5.83%   $  --
US Agency or insured Obligations......     53,515        6.09%      20,457         5.77%      32,448         6.29%      --
Mortgage-backed securities............     51,065        6.39%      13,243         6.50%      17,574         6.39%      10,855
Other debt securities.................      1,220        4.31%      --                           365         3.81%         404
                                        ---------               -----------               -----------               -----------
  Total...............................  $ 213,336        6.04%   $  95,828         5.96%   $  95,795         6.08%   $  11,259
                                        ---------               -----------               -----------               -----------
                                        ---------               -----------               -----------               -----------
  Amortized cost......................  $ 213,544                $  95,912                 $  95,938                 $  11,355
                                        ---------               -----------               -----------               -----------
                                        ---------               -----------               -----------               -----------


                                                          OVER 10 YEARS
                                                     ------------------------
                                           YIELD       AMOUNT        YIELD
                                           -----     -----------     -----
US Government securities..............                $  --
US Agency or insured Obligations......                      610         6.09%
Mortgage-backed securities............        6.50%       9,393         6.12%
Other debt securities.................        4.27%         451         4.76%
                                                     -----------
  Total...............................        6.42%   $  10,454         6.05%
                                                     -----------
                                                     -----------
  Amortized cost......................                $  10,339
                                                     -----------
                                                     -----------

    The following table shows the carrying amounts of the securities held to maturity at the dates indicated.

                                                              DECEMBER 31,
                                                     -------------------------------
                                                       1997       1996       1995
                                                     ---------  ---------  ---------
                                                             (IN THOUSANDS)
U.S. Government securities.........................  $  24,966  $   1,147  $     485
U.S. Agency securities.............................     17,962      3,989      4,500
Mortgage-backed securities.........................      5,210      1,921      1,676
                                                     ---------  ---------  ---------
                                                     $  48,138  $   7,057  $   6,661
                                                     ---------  ---------  ---------
                                                     ---------  ---------  ---------

    The following table shows the maturities and yields of debt securities held to maturity at December 31, 1997. (Dollars in thousands).

                                                                                                                        5 YEARS
                                                                                              1 YEAR THRU 5 YEARS       THRU 10
                                                 TOTAL                 1 YEAR OR LESS                                    YEARS
                                        ------------------------  ------------------------  ------------------------  -----------
                                          AMOUNT        YIELD       AMOUNT        YIELD       AMOUNT        YIELD       AMOUNT
                                        -----------     -----     -----------     -----     -----------     -----     -----------
SECURITIES HELD TO MATURITY

US government and US agency
  securities..........................   $  42,928         5.95%   $  26,476         5.85%   $  16,452         6.10%      --
Mortgage-backed securities............       5,210         6.30%      --                         5,210         6.30%      --
                                        -----------               -----------               -----------               -----------
  Total...............................   $  48,138         5.98%      26,476         5.85%      21,662         6.15%      --
                                        -----------               -----------               -----------               -----------
                                        -----------               -----------               -----------               -----------
  Fair value..........................   $  48,247                 $  26,517                 $  21,770                 $  --
                                        -----------               -----------               -----------               -----------
                                        -----------               -----------               -----------               -----------


                                                          OVER 10 YEARS
                                                     ------------------------
                                           YIELD       AMOUNT        YIELD
                                           -----     -----------     -----
SECURITIES HELD TO MATURITY
US government and US agency
  securities..........................                   --
Mortgage-backed securities............                   --
                                                     -----------
  Total...............................                   --
                                                     -----------
                                                     -----------
  Fair value..........................                $  --
                                                     -----------
                                                     -----------

    At December 31, 1997, the Company did not have investments in securities issued by any one non-federal issuer which exceeded ten percent of shareholders' equity.

    The Banks may hold derivative securities as part of their investment portfolios. At December 31, 1997, the Bank's held three CMOs with an amortized cost of approximately $1.0 million approximate their market value. The weighted average yield of these investments was 7.19 percent and the weighted average life was 1.88 years as of December 31, 1997. All three CMOs have been tested no less than annually using the Federal Financial Institutions Examination Council ("FFIEC") "High Risk Security Test" and each of the securities has passed the annual tests. This stress test is used by bank regulators to assess the relative risks of investments in CMOs. A security that passes this test is not considered to be "high-risk;" a security that fails the test may be subject to additional regulatory scrutiny, and under the most severe case, the bank could be asked to sell the security.

    The Banks do not have securities trading accounts and do not intend to trade securities. For further information, see Note 4 of Notes to Supplemental Consolidated Financial Statements below.

  LOAN AND LEASE PORTFOLIO

    The Company, through the Banks, concentrates its lending activities in three principal areas.

    (1) REAL ESTATE LOANS. Real estate loans are comprised of construction loans, miniperm loans collateralized by first or junior trust deeds on specific properties and equity lines of credit. At December 31, 1997 approximately 51.0% of the Company's loan and lease portfolio was constituted of real estate loans. The properties collateralizing real estate loans are principally located in the Company's primary market areas of Los Angeles, Orange and San Diego counties and the contiguous communities. The construction loans are comprised of loans on residential and income producing properties, generally have terms of less than two years and typically bear an interest rate that floats with the prime rate or other established index. The miniperm loans finance the purchase and/or ownership of income producing properties. Miniperm loans are generally made with an amortization schedule ranging from fifteen to thirty years with a lump sum balloon payment due in one to ten years. Equity lines of credit are revolving lines of credit collateralized by junior trust deeds on real properties. They bear a rate of interest that floats with the prime rate, LIBOR, or other established index and have maturities of five to seven years. The Company also makes a small number of loans on one to four family residential properties and five or more unit residential properties. From time to time, the Company purchases participation interests in loans made by other institutions. These loans are subject to the same underwriting criteria and approval process as loans made directly by the Company. The Banks' real estate portfolio is subject to certain risks the occurrence of which could have a material adverse effect on the results of operations of the Company, including (i) a possible downturn in the Southern California economy such as that which occurred during the early 1990's, (ii) interest rate increases due to inflation, (iii) reduction in real estate values in Southern California, and (iv) continued increase in competitive pricing and loan structure. The Banks strive to reduce the exposure to such risks by (i) reviewing each loan request and renewal individually, (ii) using a dual signature approval system, whereby both the marketing and credit administration departments must approve each request individually, and (iii) following strict written loan policies. Each loan request is reviewed on the basis of the Bank's ability to recover both principal and interest in view of the inherent risks.

    (2) COMMERCIAL LOANS. Commercial loans are made to finance operations, to provide working capital or for specific purposes, such as to finance the purchase of assets, equipment or inventory. At December 31, 1997 approximately 40.0% of the Company's loans and lease portfolio was constituted of commercial loans. Since a borrower's cash flow from operations is generally the primary source of repayment, the Company's policies provide specific guidelines regarding required debt coverage and other important financial ratios. Commercial loans include lines of credit and commercial term loans. Lines of credit are extended to businesses or individuals based on the financial strength and integrity of the borrower and are generally (with some exceptions) collateralized by short term assets such as accounts receivable and inventory (monitored by the Company's asset based lending department), equipment or real estate and generally have a maturity of one year or less. Such lines of credit bear an interest rate that floats with the prime rate, LIBOR, or other established index. Commercial term loans are typically made to finance the acquisition of fixed assets, to refinance short term debt originally used to purchase fixed assets or, in rare cases, to finance the purchase of businesses. Commercial term loans generally have terms from one to five years. Commercial term loans may be collateralized by the asset being acquired or other available assets and bear interest which either floats with the prime rate, LIBOR, or other established index or is fixed for the term of the loan. The Banks' portfolio of commercial loans is subject to certain risks the occurrence of which could have a material adverse effect on the results of operations of the Company, including (i) a possible downturn in the Southern California economy which could potentially be brought on by large companies or industries leaving the state, (ii) possible higher interest rates, and (iii) the possible deterioration of companies financial capabilities over time. The Banks strive to reduce the exposure to such risks through (i) a dual signature approval system, whereby both the marketing and credit administration departments must approve each credit request individually, and (ii) following strict written loan policies. In addition, loans based on short term asset values are monitored on a monthly or quarterly basis. In general, the Banks receive and review financial statements of borrowing customers on an ongoing basis during the term of the relationship and react to any deterioration noted.

    (3) CONSUMER LOANS AND LEASES. Consumer loans include personal loans, auto loans, boat loans, home improvement loans, equipment loans, revolving lines of credit and other loans typically made by banks to individual borrowers. The Company also makes leases on new and used automobiles. These leases may be closed-end or commercial leases, have terms of one to five years and bear interest at a fixed rate. At December 31, 1997, approximately 9.0% of the Company's loan and lease portfolio was constituted of consumer loans and leases. The Banks' consumer loan portfolio is subject to certain risks the occurrence of which could have a material adverse effect on the results of operations of the Company, including (i) the high amount of credit offered to consumers in the market, (ii) the possibility of higher interest rates due to possible inflation, and (iii) the consumer bankruptcy laws which allow consumers to discharge certain debts. The Banks strive to reduce the exposure to such risks through (i) the use of standardized credit scoring techniques which are continually updated in light of any recent trends and (ii) the direct approval of loans in excess of $100,000 by credit administration department using a dual signature system of approval and strict adherence to written credit policies.

    In addition to the dual signature method of loan approval and strict adherence to written lending policies, all major loan commitments are reviewed after approval, on a monthly basis, by an outside, independent loan review team.

    The following table sets forth the amount of loans and leases outstanding at the end of the following periods including loans and leases available for sale, according to the type of loan. The Company's lending activities are predominantly in Southern California, and the Company has no foreign loans.

                                                               DECEMBER 31,
                                           -----------------------------------------------------
                                             1997       1996       1995       1994       1993
                                           ---------  ---------  ---------  ---------  ---------
                                                          (DOLLARS IN THOUSANDS)
Real Estate Construction.................  $  75,318  $  64,954  $  34,254  $  33,854  $  45,615
Real Estate Mortgage.....................    449,813    355,034    225,834    193,968    215,458
Commercial...............................    407,282    360,704    268,938    184,223    188,604
Leases...................................      1,934      3,027      3,463      4,159      4,532
Installment and other....................     91,906    108,779     78,527     62,963     59,406
                                           ---------  ---------  ---------  ---------  ---------
  Gross loans and leases.................  1,026,253    892,498    611,016    479,167    513,615
                                           ---------  ---------  ---------  ---------  ---------
Less:
  Unearned lease income..................       (226)      (364)      (399)      (544)      (562)
  Deferred loan fees.....................     (2,660)    (2,510)    (1,554)    (1,268)    (1,318)
  Allowance for loan & lease losses......    (18,713)   (17,439)   (15,488)   (13,748)   (21,555)
                                           ---------  ---------  ---------  ---------  ---------
  Net loans and leases...................  $1,004,654 $ 872,185  $ 593,575  $ 463,607  $ 490,180
                                           ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------

    Gross loans increased $133.8 million from $892.5 million at December 31, 1996 to $1.0 billion at December 31, 1997 and the allowance for loan and lease losses increased $1.3 million from $17.4 million at December 31, 1996 to $18.7 million at December 31, 1997. The increase in net loans and leases during 1997 is attributable primarily to the continued growth of the Southern California economy and the associated borrowing requirements of the Company's customers to participate in that growth as well as BKLA's acquisition of Culver National Bank and American West Bank. The growth in the allowance for loan and lease losses during 1997 is attributable primarily to the purchase acquisitions completed by BKLA in 1997.

    With certain exceptions, the Banks are permitted under California law to make loans to a single borrower in aggregate amounts up to 25 percent of the sum of shareholders' equity (excluding goodwill and the effect of the unrealized gain or loss on securities available for sale included in shareholders' equity), allowance for loan and lease losses, capital reserves, if any, and debentures, if any, for "secured loans" (as defined for regulatory purposes), and up to 15 percent of such sum for the aggregate of "unsecured loans" (as defined for regulatory purposes). As of December 31, 1997 these consolidated lending limits for the Banks were approximately $44.9 million for secured loans, and approximately $26.9 million for unsecured loans. The Company sells participations in loans between its subsidiaries and to outside parties where necessary to stay within lending limits or otherwise to limit the Company's exposure in particular credits. Where deemed appropriate to better utilize available funds, the Company may purchase participations in loans. At December 31, 1997, there were no loans outstanding to a single borrower which exceed these limits.

    MATURITIES OF LOANS AND LEASES. As is customary in the banking industry, loans that meet sound underwriting criteria can be renewed by mutual agreement between the Company and the borrower. Because the Company is unable to estimate the extent to which its borrowers will renew their loans, the table below is based on contractual maturities at December 31, 1997:

                                                                            ONE YEAR
                                                              ONE YEAR OR  THROUGH 5
                                                                 LESS        YEARS     OVER 5 YEARS     TOTAL
                                                              -----------  ----------  ------------  ------------
                                                                            (DOLLARS IN THOUSANDS)
Real Estate Construction....................................   $  60,110   $   13,247   $    1,961   $     75,318
Real Estate Mortgage........................................     135,728      175,734      138,351        449,813
Commercial..................................................     216,424      133,476       57,382        407,282
Installment, leases and other...............................      38,861       35,464       19,515         93,840
                                                              -----------  ----------  ------------  ------------
    Total...................................................   $ 451,123   $  357,921   $  217,209   $  1,026,253
                                                              -----------  ----------  ------------  ------------
                                                              -----------  ----------  ------------  ------------
Loan maturing after one year with:
  Fixed interest rates......................................               $  165,589   $  123,749
  Variable interest rates...................................                  192,332       93,460
                                                                           ----------  ------------
    Total...................................................               $  357,921   $  217,209
                                                                           ----------  ------------
                                                                           ----------  ------------

    NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS AND LEASES. The following table shows the Company's nonaccrual, past due and restructured loans and leases.

                                                                          AT DECEMBER 31,
                                                       -----------------------------------------------------
                                                         1997       1996       1995       1994       1993
                                                       ---------  ---------  ---------  ---------  ---------
                                                                      (DOLLARS IN THOUSANDS)
Nonaccrual loans and leases:
  Real estate construction...........................  $  --      $   1,031  $   4,545  $   7,730  $   7,706
  Real estate mortgage...............................      8,173     13,139     11,666      1,479     12,158
  Commercial.........................................      3,263      3,567      2,284      7,991     11,289
  Leases.............................................     --         --             27     --             26
  Installment and others.............................        317      1,214        199        452        436
                                                       ---------  ---------  ---------  ---------  ---------
    Total............................................  $  11,753  $  18,951  $  18,721  $  17,652  $  31,615
                                                       ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------
Total nonaccrual loans and leases as a
  percentage of gross loans and leases...............       1.15%      2.12%      3.06%      3.68%      6.16%
Allowance for loan and lease losses to
  nonaccrual loans and leases........................      159.2%      92.0%      82.7%      77.9%      68.2%
Loans past due 90 days or more on accrual status:
  Real estate mortgage...............................  $  --      $  --      $  --      $     199  $     124
  Commercial.........................................        185        193     --          1,014        375
  Installment and other..............................         18     --         --         --              6
                                                       ---------  ---------  ---------  ---------  ---------
    Total............................................  $     203  $     193  $  --      $   1,213  $     505
                                                       ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------
Restructured loans:
  On accrual status..................................  $   3,107  $   2,111  $   4,528  $   3,262  $  --
  On nonaccrual status(1)............................      6,346      5,170        168      8,024      1,399
                                                       ---------  ---------  ---------  ---------  ---------
    Total............................................  $   9,453  $   7,281  $   4,696  $  11,286  $   1,399
                                                       ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------

------------------------

(1) Included in nonaccrual loans above.

    Nonaccrual loans decreased $7.2 million from $19.0 million at December 31, 1996 to $11.8 million at December 31, 1997. The decrease represents an improvement of $6.6 million in the Company's nonaccrual loans and leases due to two real estate loans which were foreclosed upon, converted to OREO and subsequently sold during 1997. Nonaccrual loans and leases at SCB increased by approximately $2.1 million during the same period of time due in part to the addition of a $2.8 million real estate loan, payments on nonaccrual loans by borrowers, and the transfer of one real estate loan for $867 thousand to OREO. Total nonaccrual loans and leases as a percentage of gross loans and leases decreased from 2.12 percent at December 31, 1996 to 1.15 percent at December 31, 1997. Three BKLA loans, totaling $1.6 million have been brought current as of December 31, 1997 but remain on nonaccrual status.

    There are no commitments to lend additional funds to borrowers listed as nonaccrual or past due 90 days or more.

    The Company's policy concerning nonperforming loans is to cease accruing interest, and to charge off all accrued and unpaid interest on loans which are past due as to principal and/or interest for at least 90 days, or at such earlier time as management determines timely collection of the interest to be in doubt. However, in certain circumstances loans which are past due 90 days or more may continue accruing interest or interest may not be charged off when the related loans are well secured or in the process of being collected. When the Company receives cash on nonaccrual loans or leases, the Company's policy is to record such receipts first as a reduction to the principal and then as interest income. A nonperforming loan or lease may be returned to accrual status if the loan or lease performs for a period of six months.

    The Company has not been active in areas that involve hazardous waste. Based on portfolio reviews by the Company, one loan with a principal balance of $2.8 million has been identified as being impacted by hazardous material. This loan was charged off during the third quarter of 1998 and in the opinion of management does not have a material impact on the Company. During November 1998, the charged off note was sold to a private investor, resulting in a recovery of approximately $1,100,000.

    POTENTIAL PROBLEM LOANS AND IMPAIRED LOANS. "Impaired loans" are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The category of "impaired loans" is not coextensive with the category of "nonaccrual loans," although the two categories overlap. "Nonaccrual loans" include impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

    At December 31, 1997 and 1996, impaired loans and leases and the related specific loan and lease loss allowances were as follows:

                                                                               1997
                                                              ---------------------------------------
                                                                           ALLOWANCE FOR
                                                               RECORDED      LOAN AND         NET
                                                              INVESTMENT   LEASE LOSSES   INVESTMENT
                                                              -----------  -------------  -----------
                                                                      (DOLLARS IN THOUSANDS)
With specific allowances....................................   $   6,397     $   1,368     $   5,029
Without specific allowances.................................      11,575        --            11,575
                                                              -----------       ------    -----------
  Total impaired loans and leases...........................   $  17,972     $   1,368     $  16,604
                                                              -----------       ------    -----------
                                                              -----------       ------    -----------

                                                                               1996
                                                              ---------------------------------------
                                                                           ALLOWANCE FOR
                                                               RECORDED      LOAN AND         NET
                                                              INVESTMENT   LEASE LOSSES   INVESTMENT
                                                              -----------  -------------  -----------
                                                                      (DOLLARS IN THOUSANDS)
With specific allowances....................................   $  12,682     $   2,833     $   9,849
Without specific allowances.................................      11,146        --            11,146
                                                              -----------       ------    -----------
  Total impaired loans and leases...........................   $  23,828     $   2,833     $  20,995
                                                              -----------       ------    -----------
                                                              -----------       ------    -----------

    Except as reflected above, management is not aware of any borrowers who are experiencing severe financial difficulties, or who, in the normal course of business, represent any identified loss potential. The Company monitors all loans and completes a monthly internal watch list report, which is inclusive of both loans past due and borrowers that have been identified for closer monitoring.

    LOAN CONCENTRATIONS. The Company's lending activities are predominantly in Southern California. Other than this geographical concentration, the Company considers the loan portfolios to be diverse, and there are no specific concentrations to any one borrower or group of borrowers that are engaged in similar activities which would cause them to be similarly impacted by economic or other considerations. However, at December 31, 1997, approximately 51 percent of the Company's loan and lease portfolio consisted of loans secured by various types of real estate. The ability and willingness of the borrowers of the Banks to repay such loans and the value of the collateral that secures such loans depends on the economic conditions present in the various markets in which the Banks have loans or hold properties. These conditions include general economic conditions, the availability of loans, changes in governmental rules or policies and acts of nature. Declines in real estate values in Southern California, or a worsening of economic conditions in the Company's principal market areas, could result in an increase in charge-offs and an increase in nonperforming assets and require the Company to materially increase its provision for loan and lease losses, and could have a material adverse effect on the Company.

  SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR LOAN AND LEASE LOSSES

    The following table summarizes loan balances, loans charged off, the provision for loan and lease losses charged to expense, the allowance, and loan recoveries.

                                                        AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------------
                                                   1997       1996       1995       1994       1993
                                                 ---------  ---------  ---------  ---------  ---------
                                                                (DOLLARS IN THOUSANDS)
Balance at the beginning of the year...........  $  17,439  $  15,488  $  13,748  $  21,555  $  16,476
Loans and leases charged off:
  Real Estate Mortgage.........................      2,195      2,083      5,367      5,575      5,698
  Real Estate Construction.....................     --          1,017        739      4,076      1,394
  Commercial...................................      3,092      2,614      2,885      3,855      8,866
  Leases.......................................     --             27         11         48        120
  Installment and other........................        587        563        982        640      1,215
                                                 ---------  ---------  ---------  ---------  ---------
    Total loans and leases charged off.........      5,874      6,304      9,984     14,194     17,293
                                                 ---------  ---------  ---------  ---------  ---------
Recoveries on loans and leases charged off:
  Real Estate Mortgage.........................        196        138        569        551        257
  Real Estate Construction.....................         41          9        103        354          2
  Commercial...................................      1,630      1,046        772      1,774      1,887
  Leases.......................................     --         --             34         52         12
  Installment and other........................        189        133        244        146        342
                                                 ---------  ---------  ---------  ---------  ---------
    Total recoveries on loans and leases
      charged off..............................      2,056      1,326      1,722      2,877      2,500
                                                 ---------  ---------  ---------  ---------  ---------
    Net loans and leases charged off...........      3,818      4,978      8,262     11,317     14,793
                                                 ---------  ---------  ---------  ---------  ---------
Provision for loan and lease losses............      3,210      1,768      8,253      3,510     19,872
Addition to allowance due to:
  Acquisitions.................................      1,882      5,041      1,132     --         --
  Loan portfolio purchases.....................     --            120        617     --         --
                                                 ---------  ---------  ---------  ---------  ---------
Balance at the end of the year.................  $  18,713  $  17,439  $  15,488  $  13,748  $  21,555
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------
Loans:
  Average loans and leases outstanding during
    year.......................................  $ 969,899  $ 670,161  $ 527,546  $ 474,368  $ 565,481
  Gross loans and leases at end of year........  1,026,253    892,498    611,016    479,167    513,615

Ratios:
  Net loans and leases charged off to average
    Loans and leases...........................       0.39%      0.74%      1.57%      2.39%      2.62%
  Allowance as a percentage of end of year
    loans
    and leases.................................       1.82%      1.95%      2.53%      2.87%      4.20%

    The allowance for loan and lease losses increased from $17.4 million at December 31, 1996 to $18.7 million at December 31, 1997. Net loans and leases charged off decreased $1.2 million from $5.0 million at December 31, 1996 to $3.8 million at December 31, 1997, and the provision charged to operating expense increased $1.4 million from $1.8 million at December 31, 1996 to $3.2 million at December 31, 1997, respectively.

    The Company's local markets were severely affected by the recession in 1993 through 1995, and in several instances borrowers who had never reported financial difficulties as well as borrowers whose loans were past due declared bankruptcy. During 1996 the economy started a slow recovery which was evidenced by the decrease in net charge-offs for 1996 and 1997.

    The allowance for loan and lease losses as a percentage of end of year loans and leases has declined from 4.20 percent at December 31, 1993 to 1.82 percent at December 31, 1997 along with a decline in the percentage of net loans and leases charged off to average loans and leases from 2.62 percent at December 31, 1993 to 0.39 percent at December 31, 1997. While the allowance as a percentage of end of year loans and leases has declined from 1.95 percent to 1.82 percent from December 31, 1996 to 1997, respectively, the allowance for loan and lease losses as a percentage of nonaccrual loans has increased from 92 percent to 159 percent from December 31, 1996 to December 31, 1997, respectively.

    The following table reflects management's allocation of the allowance for loan and lease losses by loan category and the ratio of loans and leases in each category to total loans and leases at December 31 for each of the last five years:

                                                             ALLOWANCE AS OF DECEMBER 31,
                                                 -----------------------------------------------------
                                                   1997       1996       1995       1994       1993
                                                 ---------  ---------  ---------  ---------  ---------
                                                                (DOLLARS IN THOUSANDS)
Real Estate Construction.......................  $     891  $     726  $     864  $   2,576  $   3,297
Real Estate Mortgage...........................      4,730      6,891      4,439      3,978      5,193
Commercial.....................................      6,580      4,118      4,246      3,192      5,311
Leases.........................................         47         47         47         88         85
Installment and other..........................      1,243      1,109      1,243        978        714
Not allocated..................................      5,222      4,548      4,649      2,936      6,955
                                                 ---------  ---------  ---------  ---------  ---------
  Total........................................  $  18,713  $  17,439  $  15,488  $  13,748  $  21,555
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------

                                                     LOANS AND LEASES AT DECEMBER 31,
                                           -----------------------------------------------------
                                             1997       1996       1995       1994       1993
                                           ---------  ---------  ---------  ---------  ---------
                                                          (DOLLARS IN THOUSANDS)
Real Estate Construction.................  $  75,318  $  64,954  $  34,254  $  33,854  $  45,615
Real Estate Mortgage.....................    449,813    355,034    225,834    193,968    215,458
Commercial...............................    407,282    360,704    268,938    184,223    188,604
Leases...................................      1,934      3,027      3,463      4,159      4,532
Installment and other....................     91,906    108,779     78,527     62,963     59,406
                                           ---------  ---------  ---------  ---------  ---------
  Total..................................  $1,026,253 $ 892,498  $ 611,016  $ 479,167  $ 513,615
                                           ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------

                                                                              PERCENT OF LOANS AND LEASES
                                                                       TO TOTAL LOANS AND LEASES AT DECEMBER 31,
                                                            ---------------------------------------------------------------
                                                               1997         1996         1995         1994         1993
                                                               -----        -----        -----        -----        -----
Real Estate Construction..................................           7%           7%           6%           7%           9%
Real Estate Mortgage......................................          44%          40%          37%          41%          42%
Commercial................................................          40%          40%          43%          38%          36%
Leases....................................................           0%           0%           1%           1%           1%
Installment and other.....................................           9%          13%          13%          13%          12%
                                                                   ---          ---          ---          ---          ---
  Total...................................................         100%         100%         100%         100%         100%
                                                                   ---          ---          ---          ---          ---
                                                                   ---          ---          ---          ---          ---

    The allowance for loan and lease losses allocated to the loan and lease categories shown above is based on previous loan and lease loss experience, the level of nonaccrual loans, management's review of classified loans, evaluation of the current loan portfolio, and anticipated economic conditions. While the allowance for loan and lease losses is allocated to specific loans and to portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety.

    At December 31, 1997, the Company had identified impaired loans with a recorded investment of approximately $18.0 million. An allowance of $1.4 million, representing the difference between the value of collateral supporting these loans and their outstanding balance, is included in the allowance for loan and lease losses. For further information on loans and leases, see Note 5 of Notes to Supplemental Consolidated Financial Statements included elsewhere herein.

    The Company has an established monitoring system for its loans and leases in order to identify impaired loans and potential problem loans and to permit periodic evaluation of impairment and the adequacy of allowance for loan and lease losses in a timely manner. All problem loans and leases are monitored on a monthly basis making appropriate adjustments to grade classifications where necessary. This monitoring system and allowance methodology includes a loan-by-loan and lease-by-lease analysis for all classified loans and leases as well as loss factors for the balance of the portfolio that are based on migration analysis relative to both the classified and the unclassified portion of the portfolio. This analysis includes such factors as historical loss experience, current portfolio delinquencies, and risk levels of classified loans and leases and particular loan and lease pool categories.

    The Company is required under applicable law and regulations to review its assets on a regular basis and to classify them as "pass," "special mention," "substandard," "doubtful," or "loss." An asset which possesses no apparent weakness or deficiency is designated "pass." An asset which possesses weaknesses or deficiencies deserving close attention is designated as "special mention." An asset, or a portion thereof, is generally classified as "substandard" if it possesses a well-defined weakness which could jeopardize the timely liquidation of the asset or realization of the collateral at the asset's book value. Substandard assets are characterized by the possibility that the institution will sustain some loss if the deficiencies are not corrected. An asset, or portion thereof, is classified as "doubtful" if a probable loss of principal and/or interest exists but the amount of the loss, if any, is subject to the outcome of future events, which are undeterminable at the time of classification. If an asset, or portion thereof, is classified as "loss," the Company charges off such amount.

    On a quarterly basis, senior management and the board of directors of the Company review the adequacy of the allowance for loan and lease losses. Special Asset Credit Reports ("SAC Reports") are prepared and reviewed by senior management for each loan and lease on the Company's classified asset listing. SAC Reports include all pertinent details about the loan or lease, a write-up of the current status, steps being taken to correct any problems, a detailed workout plan and recommendations as to a classification of the loans and leases as "pass," "special mention," "substandard," "doubtful," or "loss." Loans and leases classified as "loss" are immediately charged against the allowance for loan and lease losses.

    Based on the foregoing discussion and all of the factors analyzed by management in determining the adequacy of the allowance for loan and lease losses, management believes that the allowance is adequate at December 31, 1997. Management utilizes its best judgement in providing for possible loan and lease losses and establishing the allowance for loan and lease losses. However, the allowance is an estimate which is inherently uncertain and depends on the outcome of future events. Although the Company believes that its allowance for loan and lease losses is adequate, there can be no assurance that the allowance will be adequate to cover future loan and lease losses.

  OTHER REAL ESTATE OWNED

    Other real estate owned ("OREO") is comprised of real estate acquired through foreclosure or through the receipt of a deed in lieu of foreclosure. These assets are recorded at the lower of the carrying value of the loan or the fair value less selling costs of the related real estate. The excess carrying value, if any, over the fair market value of the asset received is charged to the allowance for loan and lease losses at the time of acquisition. Any subsequent decline in the fair market value of the OREO is recognized as a charge to operations and a corresponding decrease to the OREO asset. Gains from sales and operating expenses associated with OREO assets are included in operations when realized.

    The following table summarizes the Company's net OREO portfolio:

                                                          DECEMBER 31,
                                      -----------------------------------------------------
                                        1997       1996       1995       1994       1993
                                      ---------  ---------  ---------  ---------  ---------
                                                     (DOLLARS IN THOUSANDS)
Other Real Estate Owned.............  $   7,736  $   7,621  $   4,906  $   9,130  $   9,715
Percent of Total Assets.............       0.47%      0.52%      0.49%      1.09%      1.08%

  DEPOSITS

    In 1995, the Banks along with banks in Southern California generally, progressively increased deposit rates which had been held low in 1994 due to the lack of competition for deposits at a time when banks were still operating with low or lower than normal loan demand. Starting in mid-1995 and continuing into 1997, the Banks along with banks in Southern California, have generally become much more aggressive in pricing time deposits, but have yet to make a significant increase in the rate paid on interest-bearing transactional accounts.

    The Company provides a range of deposit types to meet the needs of the local communities. Time deposits, which are normally sensitive to competitive rate changes, are generally used to expand or contract the overall liability position needed to meet the various management ratios established for liquidity, capital, loans to deposits, and other funding measurements. As a policy, the Company does not accept or solicit brokered deposits.

    The following table shows the average amount of interest-bearing and non-interest-bearing deposits and rates as of December 31, 1997, 1996 and 1995:

                                                 1997 AVERAGE          1996 AVERAGE          1995 AVERAGE
                                             --------------------  --------------------  --------------------
                                              BALANCE     RATE      BALANCE     RATE      BALANCE     RATE
                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS)
Non-interest-bearing deposits..............  $ 468,108       0.00% $ 335,291       0.00% $ 264,618       0.00%
Interest-bearing demand deposits...........    455,889       2.73    209,831       2.77    130,437       1.92
Savings deposits...........................    127,579       3.11    187,492       2.65    190,803       2.60
Time deposits..............................    303,544       5.12    257,430       5.22    235,193       5.63
                                             ---------             ---------             ---------
  Total(1).................................  $1,355,120      2.36% $ 990,044       2.44% $ 821,051       2.52%
                                             ---------             ---------             ---------
                                             ---------             ---------             ---------

------------------------

(1) Includes non-interest-bearing deposits for both amounts and rates. Rates represent weighted averages.

    The following table shows the contractual maturity schedule of time certificates of deposit of $100,000 or more as of December 31, 1997 (dollars in thousands).

3 months or less..................................................  $ 107,997
Over 3 months through 6 months....................................     30,964
Over 6 months through 12 months...................................     19,088
Over 1 year.......................................................     10,683
                                                                    ---------
  Total...........................................................  $ 168,732
                                                                    ---------
                                                                    ---------

    Deposits increased approximately $172 million, or 13.3 percent, from $1.29 billion at December 31, 1996 to $1.46 billion at December 31, 1997. This growth was attributable primarily to the acquisitions of Culver National Bank and American West Bank which added $112 million in deposits at their respective acquisition dates as well as the increase in economic activity in Los Angeles, Orange and San Diego counties. The increase in average deposits from 1995 to 1996 was due mainly to the acquisition of Western Bank in the fourth quarter of 1996. The increase in average deposits from 1996 to 1997 is due to both the increased economic activity discussed above as well as Western Bank's deposits included in the average balance for the entire year and American West Bank deposits included for 9 months.

  BORROWINGS

    On September 30, 1996, the Company borrowed $26.5 million from The Northern Trust Company under a three year revolving credit agreement. Concurrent with the acquisition of Western, the Company reduced the loan by $15.5 million as a result of a dividend in the same amount from Western Bank and retained a credit line of $11.0 million. In 1997 the credit line was increased to $13.0 million. The balance at December 31, 1997 and 1996 was $7.1 million and $11.0 million, respectively, and the interest rate was 7.02 percent and 6.75 percent, respectively. The highest amount outstanding during 1997 and 1996 was $12.2 million and $26.5 million, respectively; the average balance outstanding during 1997 and 1996 was $9.6 million and $2.75 million, respectively; and the average rate paid in 1997 and 1996 was 7.07 percent and 6.95 percent, respectively.

    On January 26, 1998, the Company executed a third amendment to the revolving credit agreement that, among other things, increased the line of credit from $13.0 million to $17.5 million and adjusted certain of the financial covenants in the revolving credit agreement to reflect the Company's larger size. The revolving loan agreement expires on September 25, 1999.

    CCB entered into a note with a shareholder in March 1996 bearing an interest rate of 3 percent over the prime rate with interest only payable monthly for the first year; thereafter, quarterly principal payments of $125,000 plus interest were payable monthly. The note would have matured on April 1, 1999. On March 17, 1997, the Company paid $2.0 million on this note and paid the remaining principal balance of $350,000 on April 1, 1997.

    For further information, see Note 8 of the Notes to the Supplemental Consolidated Financial Statements included elsewhere herein.

LIQUIDITY, INTEREST RATE RISK AND MARKET RISK

    Major sources of liquidity for the Banks include deposits, maturities and sales of securities, and loan repayments. Deposits are a volatile source of funds because of changing conditions in the interest rate markets and competition. The ability to sell securities without significant loss is subject to changing market conditions. Loan repayments are dependent on the financial wherewithal of the Company's borrowers.

    The Parent Company's sources of liquidity include dividends from the Banks, its ability to raise capital and outside borrowings. The amount of dividends that the Banks can pay to the Company is restricted by regulatory guidelines and covenants in the Parent Company's debt instruments.

    Management believes that current levels and sources of liquidity are sufficient to meet the Parent Company's and the Banks' commitments. Management utilizes its best judgement in determining levels and sources of liquidity. However, liquidity requirements of the Parent Company are inherently uncertain and depend on the outcome of future events. Consequently, there can be no assurance that the current levels and sources of liquidity will be sufficient to meet the Parent Company's and the Banks' requirements. For further information on commitments, see Notes 11 and 14 of Notes to Supplemental Consolidated Financial Statements included elsewhere herein.

    In a rising interest rate environment, when rate sensitive assets ("RSA") exceed rate sensitive liabilities ("RSL"), assets reprice to higher interest rates faster than liabilities reprice, resulting in a net interest margin that tends to rise. When RSL exceed RSA, net interest margin will tend to fall in the same interest rate environment. The opposite effect on the net interest margin occurs in a decreasing interest rate environment. As a rule, the Company works to keep the cumulative difference between RSA and RSL as low as possible over a one year cycle. The following table for the Company breaks down RSA and RSL at December 31, 1997 based on the earliest possible repricing dates for variable rate instruments, or for fixed rate assets and liabilities, on scheduled maturities. In the past few years, various models and rate sensitive studies have focused on the interest rate risk characteristics of interest-bearing transactional accounts. Based on historical reviews and documentation, it appears that these accounts do not have the same degree of short-term interest rate sensitivity associated with loans that are tied to any immediate change in prime rate or to short-term investments such as Federal funds sold. The following table makes certain assumptions as to the interest rate sensitivity of savings accounts that have limited rate fluctuation during the past three years, as to money market accounts which are based on a tiered rate structure depending on the account deposit level, and as to NOW accounts that have had very little price fluctuation in the past three years:

                                            90 DAYS OR
                                               LESS      90-365 DAYS  1-5 YEARS  5+ YEARS     TOTAL
                                            -----------  -----------  ---------  ---------  ---------
                                                             (DOLLARS IN THOUSANDS)
Federal funds sold........................   $ 168,257    $  --       $  --      $  --      $ 168,257
Securities................................      53,399      103,004      94,980     10,153    261,536
FRB and FHLB stocks.......................      --           --          --          6,411      6,411
Loans and leases (gross)..................     666,585       83,055     193,634     82,979  1,026,253
                                            -----------  -----------  ---------  ---------  ---------
  Total RSA...............................     888,241      186,059     288,614     99,543  1,462,457
Savings...................................      --           --         149,724     37,431    187,155
Interest bearing demand deposits..........      --          141,359     141,360     --        282,719
NOW accounts..............................      --           --         103,839     25,960    129,799
Time certificate of deposit of $100,000 or
  more....................................     107,997       50,052      10,432        251    168,732
Time certificate of deposit less than
  $100,000................................      75,536       64,919      13,150         70    153,675
Borrowings................................      12,751       --          --          1,849     14,600
                                            -----------  -----------  ---------  ---------  ---------
  Total RSL...............................     196,284      256,330     418,505     65,561    936,680
                                            -----------  -----------  ---------  ---------  ---------
    Net RSA-RSL...........................   $ 691,957    $ (70,271)  $(129,891) $  33,982  $ 525,777
                                            -----------  -----------  ---------  ---------  ---------
                                            -----------  -----------  ---------  ---------  ---------
Cumulative RSA-RSL........................   $ 691,957    $ 621,686   $ 491,795  $ 525,777
                                            -----------  -----------  ---------  ---------
                                            -----------  -----------  ---------  ---------
Cumulative as a percentage of total
  assets..................................       41.80%       37.55%      29.71%     31.76%
                                            -----------  -----------  ---------  ---------
                                            -----------  -----------  ---------  ---------

    The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1997. Market risk sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. For discussion of the fair value of financial instruments as of December 31, 1997, see Note 15 of the Notes to Supplemental Consolidated Financial Statements included elsewhere herein.

                 EXPECTED MATURITY DATA AT DECEMBER 31, 1997(1)

                                                    EXPECTED MATURITY DATA AT DECEMBER 31, 1997
                              ----------------------------------------------------------------------------------------
                                                                                                             ESTIMATED
                                                                                                    TOTAL      FAIR
                                1998       1999       2000       2001       2002     THEREAFTER    BALANCE     VALUE
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------

                                                               (DOLLARS IN THOUSANDS)
INTEREST-SENSITIVE ASSETS:
Loans Receivable............  $ 491,769  $ 186,322  $  99,484  $  78,212  $  51,384   $ 119,072   $1,026,253 $1,002,243
  Average interest rate.....       9.16%      9.31%      9.39%      9.26%      9.09%       9.06%       9.38%
Federal Funds Sold..........    168,257     --         --         --         --          --         168,257    168,257
  Average interest rate.....       1.03%    --         --         --         --          --            5.87%
FRB and FHLB Stock..........     --         --         --         --         --           6,411       6,411      6,411
  Average interest rate.....     --         --         --         --         --            0.01        6.26%
Investment Securities.......    132,285     78,836     26,487     16,046      1,108       6,920     261,682    261,583
  Average interest rate.....       5.69%      5.91%      6.21%      6.14%      6.88%       6.23%       5.87%
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Total interest-sensitive
  assets....................  $ 792,311  $ 265,168  $ 125,971  $  94,258  $  52,492   $ 132,403   $1,462,603 $1,438,494
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
INTEREST-SENSITIVE
  LIABILITIES:
Deposits:
  NOW.......................  $  --      $  38,941     38,939  $  12,980  $  12,980   $  25,959   $ 129,799  $ 129,799
    Average interest rate...     --           1.43%      1.43%      1.43%      1.43%       1.43%       1.43%
  Savings...................     --         56,146     56,146     18,715     18,717      37,431     187,155    187,155
    Average interest rate...     --           3.19%      3.19%      3.19%      3.19%       3.19%       2.78%
  Money-market..............    141,359     70,680     70,680     --         --          --         282,719    282,719
    Average interest rate...       3.13%      3.13%      3.13%    --         --          --            3.13%
  Certificates..............    298,504     17,601      4,443        702        723         434     322,407    323,668
    Average interest rate...       5.15%      5.36%      5.90%      5.18%      5.52%       5.78%       5.17%
Borrowings:
  Other.....................      5,671      7,080     --         --         --           1,849      14,600     14,600
    Average interest rate...       5.30%      7.02%    --         --         --           14.00%       7.24%
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Total interest-sensitive
  liabilities...............  $ 445,534  $ 190,448  $ 170,208  $  32,397  $  32,420   $  65,673   $ 936,680  $ 937,941
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------

------------------------

(1) The Company used certain assumptions to estimate fair values and expected maturities. For loans, expected maturities are contractual maturities adjusted for estimated prepayments of principal based on market indicators. Investment securities, except for mortgage backed securities, are at quoted market rates and stated maturities. Expected maturities of mortgage backed securities are based upon cashflow projections for principal prepayments. For loan fair value computations, the Company used a discounted cashflow model with discount rates based upon prevailing market rates for similar types of loans, incorporating adjustments for credit risk. For deposit liabilities, fair values were calculated using discounted cashflow models based on market interest rates for different product types and maturity dates for which the deposits are held.

RESULTS OF OPERATIONS

    Banking is a business that depends largely on rate differentials. In general, the difference between the interest rate paid by the Banks on their deposits and their other borrowings and the interest rate received by the Banks on loans extended to their customers and securities held in the Banks' portfolios comprise the major portion of the Banks' earnings. These rates are highly sensitive to many factors that are beyond the control of the Banks. Accordingly, the earnings and growth of the Banks are subject to, among others, the influence of local, domestic and foreign economic conditions, including recession, unemployment and inflation.

  NET INCOME

    Consolidated net income for the year ended December 31, 1997 was $6.9 million or $0.56 per diluted share. This compares with consolidated net income of $10.0 million or $1.07 per diluted share, for the year ended December 31, 1996 and a net loss for the year ended December 31, 1995 of $1.1 million or $0.17 net loss per diluted share. The decline in earnings from 1996 to 1997 is primarily the result of the costs incurred in connection with the CCB Merger and the SCB Merger. The net loss for the year ended December 31, 1995 was due primarily to the credit problems associated with the downturn in the California economy. As the table below indicates, the provision for loan and lease losses, the lower of cost or market adjustment on loans and OREO expense was substantially higher in 1995 than the subsequent years:

                                                        1997       1996       1995
                                                      ---------  ---------  ---------
                                                          (DOLLARS IN THOUSANDS)
Provision for loan and lease losses.................  $   3,210  $   1,768  $   8,253
Lower of cost or market adjustment on loans.........     --         --      $     756
OREO expense (income)...............................  $     271  $     (66) $   3,104

    Credit quality at the Company has improved substantially since December 31, 1995 due largely to an improved economy in Southern California and management's focus on credit quality.

    Due to the acquisition activity of the Company during 1997, there was a significant amount of merger costs which are one-time in nature and are not part of ongoing operating results. (See Note 2 of Notes to Supplemental Consolidated Financial Statements included elsewhere herein). In addition, since the Western Acquisition was consummated using the purchase method of accounting, expenses include goodwill amortization which is also a non-operating expense. As the following table indicates, on an operating basis, the financial results of the Company have improved significantly for the year ended December 31, 1997 over the year ended December 31, 1996:

                                                            YEAR ENDED DECEMBER
                                                                    31,
                                                            --------------------
                                                              1997       1996
                                                            ---------  ---------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
INCOME:
  Net income..............................................  $   6,893  $   9,990
  ADJUSTMENTS TO NET INCOME TO DERIVE OPERATING INCOME:
    Merger costs..........................................     14,201     --
    Merger costs tax benefit..............................     (2,382)    --
                                                            ---------  ---------
    After tax merger costs................................     11,819     --
    Goodwill amortization.................................      2,784      1,123
    Gain on sale of loans, net of tax.....................        (46)      (389)
                                                            ---------  ---------
      OPERATING INCOME....................................  $  21,450  $  10,724
                                                            ---------  ---------
                                                            ---------  ---------
PER SHARE INFORMATION:
  Number of shares (weighted average).....................     11,887      9,023
  Diluted shares..........................................     12,316      9,294
  Basic net income per share..............................  $    0.58  $    1.11
  Diluted net income per share............................  $    0.56  $    1.07
  OPERATING PER SHARE EARNINGS:
    Basic net income per share............................  $    1.80  $    1.19
    Diluted net income per share..........................  $    1.74  $    1.15
PROFITABILITY MEASURES:
  Return on average assets................................       0.45%      0.89%
  Return on average equity................................       4.57%      9.59%
  OPERATING PROFITABILITY MEASURES:
    Return on average tangible assets.....................       1.43%      0.96%
    Return on tangible equity.............................      14.22%     10.29%
    Efficiency ratio......................................       61.2%      77.2%

    The improvement in operating earnings is a result of the Company's focus on making its operations more efficient and leveraging management and back room operations. As the consolidation of operations of the entities acquired in 1997, the SMB Acquisition and the BKLA Acquisition are completed in 1998, it is expected that the operating results will continue to improve. However, there can be no assurance that the Company will be able to successfully consolidate the operations of the entities acquired or that any reductions in operating costs will result therefrom. In addition, the Company continues to pursue acquisition opportunities and, if successful, will continue to have merger costs which will affect reported net income.

  NET INTEREST INCOME

    The Company's consolidated earnings depend primarily upon the difference between the income the Banks receive from their loan portfolios and investment securities, and their cost of funds, including principally interest paid on savings and time deposits. Interest rates charged on the Banks' loans are influenced principally by the demand for such loans, the supply of money for lending purposes, and competitive factors. These factors are, in turn, affected by general economic conditions and other factors beyond the Banks' control, such as federal economic and tax policies, the general supply of money in the economy, governmental budgetary actions, and the actions of the Federal Reserve Board.

    The following table provides information on net interest income for the past three fiscal years, setting forth average balances of interest-earning assets and interest-bearing liabilities, the income earned and expense recorded thereon and the resulting average yield-cost ratios:

                 INTEREST RATES AND INTEREST RATE DIFFERENTIAL

                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                   ----------------------------------------------------------------------------------------------
                                                 1997                                1996                           1995
                                   ---------------------------------  -----------------------------------  ----------------------
                                    AVERAGE                AVERAGE     AVERAGE                  AVERAGE     AVERAGE
                                    BALANCE    INCOME/     YIELD/      BALANCE     INCOME/      YIELD/      BALANCE     INCOME/
                                      (1)      EXPENSE      COST         (1)       EXPENSE       COST         (1)       EXPENSE
                                   ---------  ---------  -----------  ---------  -----------  -----------  ---------  -----------
                                                                       (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Interest-bearing deposits with
    banks........................  $      14  $       1        7.14%  $     250   $      15         6.00%  $   1,046   $      45
  Securities held to maturity....     29,452      1,788        6.07%      8,011         516         6.44%     67,503       3,991
  Securities available for
    sale.........................    286,656     16,657        5.81%    248,553      14,354         5.78%    162,896       8,310
  Federal funds sold.............    100,352      5,574        5.55%     71,004       3,837         5.40%     56,882       3,280
  Loans and leases (net)(2)......    941,274     91,868        9.76%    668,113      66,076         9.89%    525,841      53,822
                                   ---------  ---------               ---------  -----------               ---------  -----------
    Interest-earning assets......  1,357,748  $ 115,888        8.54%    995,931   $  84,798         8.51%    814,168   $  69,448
                                              ---------                          -----------                          -----------
NON-INTEREST-EARNING ASSETS:
  Cash and due from banks........    105,527                             75,860                               62,020
  Premises and equipment net.....     16,974                             14,727                               14,787
  Other real estate owned........      9,118                              6,109                               10,202
  Goodwill.......................     33,596                              9,140                                  220
  Other assets...................     14,919                             18,992                               14,238
                                   ---------                          ---------                            ---------
    Total assets.................  $1,537,882                         $1,120,759                           $ 915,635
                                   ---------                          ---------                            ---------
                                   ---------                          ---------                            ---------
INTEREST-BEARING LIABILITIES:
  Interest-bearing demand
    deposits.....................  $ 455,889  $  12,442        2.73%  $ 209,831   $   5,813         2.77%  $ 130,437   $   2,506
  Savings deposits...............    127,579      3,964        3.11%    187,492       4,971         2.65%    190,803       4,955
  Time deposits..................    303,544     15,543        5.12%    257,430      13,428         5.22%    235,193      13,248
  Federal funds purchased........      2,964        168        5.67%        463          26         5.62%      1,099          69
  Notes payable..................     11,793        986        8.36%      7,046         726        10.30%      4,316         527
  Other borrowings...............      3,836        186        4.85%      8,145         434         5.33%      6,281         351
                                   ---------  ---------               ---------  -----------               ---------  -----------
  Interest-bearing liabilities...    905,605  $  33,289        3.68%    670,407   $  25,398         3.79%    568,129   $  21,656
                                              ---------                          -----------                          -----------
NON-INTEREST-BEARING LIABILITIES
  AND EQUITY:
  Non-interest bearing demand
    deposits.....................  $ 468,108                          $ 335,291                            $ 264,618
  Non-interest-bearing
    liabilities..................     13,328                             10,838                                6,310
  Shareholders' equity...........    150,841                            104,223                               76,578
Total liabilities & Shareholders'
  equity.........................  $1,537,882                         $1,120,759                           $ 915,635
                                   ---------                          ---------                            ---------
                                   ---------                          ---------                            ---------
Net interest income..............             $  82,599                           $  59,400                            $  47,792
                                              ---------                          -----------                          -----------
                                              ---------                          -----------                          -----------
Net interest margin on interest-
  earning assets(3)..............                              6.08%                                5.96%
                                                                ---                                -----
                                                                ---                                -----
Net interest spread..............                              4.86%                                4.72%
                                                                ---                                -----
                                                                ---                                -----


                                     AVERAGE
                                     YIELD/
                                      COST
                                   -----------

INTEREST-EARNING ASSETS:
  Interest-bearing deposits with
    banks........................        4.30%
  Securities held to maturity....        5.91%
  Securities available for
    sale.........................        5.10%
  Federal funds sold.............        5.77%
  Loans and leases (net)(2)......       10.24%

    Interest-earning assets......        8.53%

NON-INTEREST-EARNING ASSETS:
  Cash and due from banks........
  Premises and equipment net.....
  Other real estate owned........
  Goodwill.......................
  Other assets...................

    Total assets.................

INTEREST-BEARING LIABILITIES:
  Interest-bearing demand
    deposits.....................        1.92%
  Savings deposits...............        2.60%
  Time deposits..................        5.63%
  Federal funds purchased........        6.28%
  Notes payable..................       12.21%
  Other borrowings...............        5.59%

  Interest-bearing liabilities...        3.81%

NON-INTEREST-BEARING LIABILITIES
  AND EQUITY:
  Non-interest bearing demand
    deposits.....................
  Non-interest-bearing
    liabilities..................
  Shareholders' equity...........
Total liabilities & Shareholders'
  equity.........................

Net interest income..............

Net interest margin on interest-
  earning assets(3)..............        5.87%
                                        -----
                                        -----
Net interest spread..............        4.72%
                                        -----
                                        -----

------------------------

(1) Average balances are primarily computed on daily balances during the period. When such balances are not available, averages are computed on a monthly basis. Average balances include the effect of discounts and premiums on loans, investment securities, deposits and borrowings acquired in acquisitions, as well as deferred loan fees.

(2) Nonaccrual loans are included in the average balances for the periods; however, interest on such loans has been excluded in computing the average yields for the periods.

(3) The net interest margin on interest-earning assets for a period is net interest income divided by average interest-earning assets.

    The following table sets forth changes in interest income and interest expense, and the amount of change attributable to variances in volume, rates and the combination of volume and rates. The Company has no tax-exempt assets.

                 INTEREST RATES AND INTEREST RATE DIFFERENTIALS

                                                     YEAR ENDED DECEMBER 31                   YEAR ENDED DECEMBER 31
                                                     1997 COMPARED TO 1996                     1996 COMPARED TO 1995
                                         ----------------------------------------------  ---------------------------------
                                                         CHANGE DUE TO                             CHANGE DUE TO
                                         ----------------------------------------------  ---------------------------------
                                            TOTAL                                           TOTAL
                                          INCREASE/                         VOLUME AND    INCREASE/
                                         (DECREASE)    VOLUME      RATE        RATE      (DECREASE)    VOLUME      RATE
                                         -----------  ---------  ---------  -----------  -----------  ---------  ---------
                                                                      (DOLLARS IN THOUSANDS)
INTEREST INCOME:
  Interest and fees on loans...........   $  25,792   $  27,015  $    (868)  $    (355)   $  12,254   $  14,562  $  (1,817)
  Interest-bearing deposits with
    banks..............................         (14)        (14)         3          (3)         (30)        (34)        18
  Securities held to maturity..........       1,272       1,381        (30)        (79)      (3,475)     (3,517)       357
  Securities available for sale........       2,303       2,200         89          14        6,044       4,370      1,097
  Federal funds sold...................       1,737       1,586        107          44          557         814       (206)
                                         -----------  ---------  ---------       -----   -----------  ---------  ---------
    Total interest income..............      31,090      32,168       (699)       (379)      15,350      16,195       (551)
                                         -----------  ---------  ---------       -----   -----------  ---------  ---------
INTEREST EXPENSE:
  Interest-bearing demand deposits.....       6,629       6,817        (86)       (102)       3,307       1,525      1,108
  Saving deposits......................      (1,007)     (1,588)       855        (274)          16         (86)       104
  Time deposits........................       2,115       2,405       (246)        (44)         180       1,253       (980)
  Federal funds purchased..............         142         140          0           2          (43)        (40)        (7)
  Notes payable........................         260         489       (137)        (92)         199         333        (82)
  Other borrowings.....................        (248)       (230)       (39)         21           83         104        (16)
                                         -----------  ---------  ---------       -----   -----------  ---------  ---------
    Total interest expense.............       7,891       8,033        347        (489)       3,742       3,089        127
                                         -----------  ---------  ---------       -----   -----------  ---------  ---------
Net interest income....................   $  23,199   $  24,135     (1,046)        110       11,608      13,106       (678)
                                         -----------  ---------  ---------       -----   -----------  ---------  ---------
                                         -----------  ---------  ---------       -----   -----------  ---------  ---------


                                         VOLUME AND
                                            RATE
                                         -----------

INTEREST INCOME:
  Interest and fees on loans...........   $    (491)
  Interest-bearing deposits with
    banks..............................         (14)
  Securities held to maturity..........        (315)
  Securities available for sale........         577
  Federal funds sold...................         (51)
                                              -----
    Total interest income..............        (294)
                                              -----
INTEREST EXPENSE:
  Interest-bearing demand deposits.....         674
  Saving deposits......................          (2)
  Time deposits........................         (93)
  Federal funds purchased..............           4
  Notes payable........................         (52)
  Other borrowings.....................          (5)
                                              -----
    Total interest expense.............         526
                                              -----
Net interest income....................        (820)
                                              -----
                                              -----

  INTEREST INCOME

    Interest income increased by $31.1 million for the year ended December 31, 1997 compared to 1996 and $15.4 million for the year ended December 31, 1996 compared to 1995. The increase for 1997 compared to 1996 is due largely to the increase in average earning assets resulting from the Western Acquisition. Average earning assets for Western Bank are included in the 1996 average totals for only three months. Interest income also improved as a result of a significant decline in nonperforming assets from $26.6 million at December 31, 1996 to $19.5 million at December 31, 1997. The increase in interest income from the year ended December 31, 1995 to the year ended December 31, 1996 is also a result of the increase in average earning assets as a result of the Western Acquisition. Due to the use of purchase accounting for the Western Acquisition, Western Bank's average balances are not included with the Company until October 1, 1996.

  INTEREST EXPENSE

    Interest expense increased by $7.9 million for the year ended December 31, 1997 compared with the year ended December 31, 1996 and increased by $3.7 million for the year ended December 31, 1996 compared to the year ended December 31, 1995. The increase in interest expense in both 1997 and 1996 compared to the respective prior years is due mostly to the increase in average interest-bearing deposits as a result of the acquisition of Western Bank and the acquisition of American West Bank by BKLA. Due to the use of purchase accounting for these acquisitions, Western Bank's average balances for Western Bank and American West Bank are not included with the Company until October 1, 1996 and April 1, 1997, respectively.

  NON-INTEREST INCOME

    The following table sets forth the details of non-interest income for the years ended December 31, 1997 and December 31, 1996. Western Bank was acquired on October 1, 1996. Therefore, 1996 only includes three months of non-interest income from Western Bank, while 1997 includes a full year of non-interest income for Western. The amount for the Parent Company and SCB includes the same entities for both years.

                                                   1997                                   1996                    INCREASE
                                   -------------------------------------  -------------------------------------  (DECREASE)
                                                               PARENT                                 PARENT       BEFORE
                                                  WESTERN      COMPANY                   WESTERN      COMPANY      WESTERN
                                   CONSOLIDATED    BANK        AND SCB    CONSOLIDATED    BANK        AND SCB       BANK
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                        (IN THOUSANDS)
Service charges, commissions and
  fees...........................   $   7,979    $     665    $   7,314    $   7,670    $     315    $   7,355    $     (41)
Escrow fees......................         827                       827          781       --              781           46
Other income.....................       1,848          386        1,462        1,520           23        1,497          (35)
                                   -----------  -----------  -----------  -----------       -----   -----------       -----
  Operating non-interest
    income.......................      10,654        1,051        9,603        9,971          338        9,633          (30)
Gain on sale of loans............          78       --               78          665       --              665         (587)
Gain on sale of securities
  available for sale.............         342          107          235          276          267            9          226
                                   -----------  -----------  -----------  -----------       -----   -----------       -----
  Total non-interest income......   $  11,074    $   1,158    $   9,916    $  10,912    $     605    $  10,307    $    (391)
                                   -----------  -----------  -----------  -----------       -----   -----------       -----
                                   -----------  -----------  -----------  -----------       -----   -----------       -----

    Annualized 1996 operating non-interest income for Western Bank would be approximately $1.4 million, as compared with approximately $1.1 million in 1997. This reduction at Western Bank is due primarily to more customers paying service charges on deposit accounts in 1996 and Western Bank no longer servicing a portfolio of loans in 1997.

    Without Western Bank, operating non-interest income declined approximately $30 thousand from $9.63 million to $9.60 million. This decrease can be attributed to rental income and income related to other real estate owned of approximately $387 thousand in 1996 which did not reoccur in 1997 offset by an increase in fees and charges on demand deposit accounts from the addition of two branches and their associated deposits from the acquisition of America West Bank by BKLA on April 1, 1997.

    The following table shows the details of non-interest income for the years ended December 31, 1996 and December 31, 1995. Western Bank was acquired on October 1, 1996. Therefore, 1996 includes three months of non-interest income from Western Bank, while 1995 does not include any non-interest income for Western Bank. The amount for the Parent Company and SCB includes the same entities for both years.

                                                                    1996
                                                   --------------------------------------                   INCREASE
                                                                                PARENT         1995        (DECREASE)
                                                                   WESTERN      COMPANY    -------------     BEFORE
                                                   CONSOLIDATED     BANK        AND SCB    CONSOLIDATED   WESTERN BANK
                                                   ------------  -----------  -----------  -------------  -------------
                                                                          (DOLLARS IN THOUSANDS)
Service charges, commissions and fees............   $    7,670    $     315    $   7,355     $   7,000      $     355
Escrow fees......................................          781       --              781           308            473
Other income.....................................        1,520           23        1,497         1,871           (374)
                                                   ------------       -----   -----------       ------         ------
Operating non-interest income....................        9,971          338        9,633         9,179            454
Gain on sale of loans............................          665       --              665            99            566
Gain (loss) on sale of securities available for
  sale...........................................          276          267            9          (574)           583
                                                   ------------       -----   -----------       ------         ------
Total non-interest income........................   $   10,912    $     605    $  10,307     $   8,704      $   1,603
                                                   ------------       -----   -----------       ------         ------
                                                   ------------       -----   -----------       ------         ------

    Without Western Bank operating non-interest income increased by approximately $454 thousand. Escrow fees increased by $473 thousand as the Company emphasized this business. In 1995, other income included a legal settlement of approximately $252 thousand which did not reoccur in 1996. The remainder of the $339 thousand reduction in other income is a result of several smaller amounts.

  NON-INTEREST EXPENSE

    The following table shows the details of non-interest expense for the years ended December 31, 1997 and December 31, 1996. The Western Acquisition was consummated on September 30, 1996. Therefore, 1996 only includes three months of non-interest expense for Western Bank, while 1997 includes a full year of non-interest expense for Western Bank. The amount for the Parent Company and SCB includes the same entities for both years.

                                                          1997                                   1996
                                          ------------------------------------  --------------------------------------
                                                                     PARENT                                  PARENT      INCREASE
                                                                     COMPANY                                 COMPANY    (DECREASE)
                                                         WESTERN      & SCB                     WESTERN       & SCB       BEFORE
                                          CONSOLIDATED    BANK       & BKLA     CONSOLIDATED     BANK        & BKLA       WESTERN
                                          ------------  ---------  -----------  ------------  -----------  -----------  -----------

                                                                           (DOLLARS IN THOUSANDS)
Salaries and benefits...................   $   29,825   $   5,520   $  24,305    $   26,424    $   2,025    $  24,399    $     (94)
Occupancy...............................        9,621       1,254       8,367         8,955          373        8,582         (215)
Advertising and business development....        1,380         228       1,152         1,479           27        1,452         (300)
Other real estate owned.................          271         (24)        295           (66)        (158)          92          203
Insurance...............................          851         154         697           606           41          565          132
Legal expense...........................        2,524         227       2,297         3,539           48        3,491       (1,194)
Other professional services.............        1,564         215       1,349         2,987          253        2,734       (1,385)
Telephone, stationery and supplies......        3,082         392       2,690         2,547          143        2,404          286
Data processing.........................        1,667         667       1,000         1,064          186          878          122
Customer services costs.................        1,263         651         612           510          210          300          312
Loan related expenses...................          668         149         519           629           12          617          (98)
Regulatory assessments..................          544          82         462         1,025           39          986         (524)
Other...................................        4,054         903       3,151         4,076          109        3,967         (816)
                                          ------------  ---------  -----------  ------------  -----------  -----------  -----------
Operating non-interest expense..........       57,314      10,418      46,896        53,775        3,308       50,467       (3,571)
Goodwill amortization...................        2,784       1,997         787         1,123          499          624          163
Merger related costs....................       14,201      --          14,201        --           --           --           14,201
                                          ------------  ---------  -----------  ------------  -----------  -----------  -----------
Non-interest expense....................   $   74,299   $  12,415   $  61,884    $   54,898    $   3,807    $  51,091    $  10,793
                                          ------------  ---------  -----------  ------------  -----------  -----------  -----------
                                          ------------  ---------  -----------  ------------  -----------  -----------  -----------

    Annualized 1996 operating non-interest expense for Western Bank would be approximately $13.2 million, as compared with approximately $10.4 million in 1997. This reduction at Western Bank is due mostly to the implementation of various efficiency efforts at Western Bank.

    Without Western Bank, operating non-interest expense declined approximately $3.6 million from $50.5 million to $46.9 million. Expenses declined in many categories as management of the Company focused on more efficient operations and cost reductions from the acquisitions completed in 1997.

    The following table shows the details of non-interest expense for the years ended December 31, 1996 and December 31, 1995. The Western Acquisition was consummated on September 30, 1996. Therefore, 1996 includes three months of non-interest expense for Western Bank, while 1995 does not include any non-interest income for Western Bank. The amount for the Parent Company and SCB includes the same entities for both years.

                                                                   1996                               1995
                                                  --------------------------------------  ----------------------------
                                                                               PARENT                      INCREASE
                                                                               COMPANY                    (DECREASE)
                                                                  WESTERN       & SCB                   BEFORE WESTERN
                                                  CONSOLIDATED     BANK        & BKLA     CONSOLIDATED       BANK
                                                  ------------  -----------  -----------  ------------  --------------

                                                                         (DOLLARS IN THOUSANDS)
Salaries and benefits...........................   $   26,424    $   2,025    $  24,399    $   22,373     $    2,026
Occupancy.......................................        8,955          373        8,582         8,819           (237)
Advertising and business development............        1,479           27        1,452         1,327            125
Other real estate owned.........................          (66)        (158)          92         3,104         (3,012)
Insurance.......................................          606           41          565           790           (225)
Legal expense...................................        3,539           48        3,491         2,444          1,047
Other professional services.....................        2,987          253        2,734         1,279          1,455
Telephone, stationery and supplies..............        2,547          143        2,404         2,591           (187)
Data processing.................................        1,064          186          878           822             56
Customer services costs.........................          510          210          300           184            116
Loan related expenses...........................          629           12          617           658            (41)
Regulatory assessments..........................        1,025           39          986         1,658           (672)
Other...........................................        4,076          109        3,967         3,473            494
                                                  ------------  -----------  -----------  ------------       -------
Operating non-interest expense..................       53,775        3,308       50,467        49,522            945
Goodwill amortization...........................        1,123          499          624           841           (217)
Lower at cost or market adjustment on loans
  available for sale............................       --           --           --               756           (756)
                                                  ------------  -----------  -----------  ------------       -------
    Non-interest expense........................   $   54,898    $   3,807    $  51,091    $   51,119     $      (28)
                                                  ------------  -----------  -----------  ------------       -------
                                                  ------------  -----------  -----------  ------------       -------

    Operating non-interest expense without Western Bank increased by approximately $945 thousand in 1996 versus 1995. Other real estate expense declined by approximately $3.0 million, as certain credit problems that occurred in 1995 did not recur in 1996. Legal expenses in 1996 include approximately $950 thousand to provide for potential losses related to on-going litigation matters. Salary and benefits increased by approximately $2.0 million in 1996 over 1995 mostly due increased activity in the escrow division, the business development group and opening of two new branches in Fountain Valley and Laguna Beach.

    As a result of the CCB Merger and the SCB Merger, the Company incurred certain merger related costs in 1997. These costs are described below:

                                                      CCB        SCB                  PAID IN       ACCRUED AT
                                                    MERGER     MERGER      TOTAL       1997      DECEMBER 31, 1997
                                                   ---------  ---------  ---------  -----------  -----------------
                                                                       (IN THOUSANDS)
Investment banking fees..........................  $   1,400  $   3,520  $   4,920   $  (4,920)      $  --
Other professional services......................        697      1,960      2,657      (2,483)            174
Compensation related expense.....................      1,055      2,769      3,824      (2,303)          1,521
Conversion costs.................................        252        753      1,005        (225)            780
Branch closure expense...........................     --            790        790      --                 790
Termination of interest rate swap................     --            446        446        (446)         --
Other............................................     --            559        559        (359)            200
                                                   ---------  ---------  ---------  -----------         ------
    Total merger related costs...................  $   3,404  $  10,797  $  14,201   $ (10,736)      $   3,465
                                                   ---------  ---------  ---------  -----------         ------
                                                   ---------  ---------  ---------  -----------         ------

    The merger related costs for the SMB Acquisition and the BKLA Merger were incurred in fiscal 1998.

  INCOME TAXES

    The Company's effective income tax (tax benefit) rates were 57.4 percent,
26.8 percent, and (60.3) percent for the years ending December 31, 1997, 1996 and 1995, respectively. The difference from the expected rate of 35 percent in 1997 is largely the result of non-deductible merger costs. The difference from the expected rate of 35 percent in 1996 relates to state income taxes and the non-deductibility of goodwill for tax purposes, offset by a reduction in the deferred tax valuation allowance. The difference from the expected rate of 34 percent in 1995 results from state income taxes and the reduction in the deferred tax asset valuation allowance. At December 31, 1997, the Company had a net deferred tax asset of approximately $10.3 million. Management has determined that realization of the deferred tax asset is more likely than not based on current and expected taxable income. For further information on income taxes, see Note 10 of Notes to Supplemental Consolidated Financial Statements, included elsewhere herein.

RECENT ACCOUNTING PRONOUNCEMENTS

    See Note 1 of the Notes to the Supplemental Consolidated Financial Statements, included elsewhere herein, for information on current accounting pronouncements and their impact on the Company's consolidated financial statements.

YEAR 2000 RISKS AND PREPAREDNESS

    Many existing computer programs use only two digits to identify a year in a data field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000 or possibly earlier. The Year 2000 issue affects the Company in that the financial services business is highly dependent on computer applications in a variety of ways, including the following: (i) the Company relies on computer systems in almost all aspects of its business, including the processing of deposits, loans and other services and products offered to customers of the Company as well as for certain environmental issues such as heating, ventilation and air conditioning in the buildings in which the Company conducts its business, the failure of which in connection with the Year 2000 could cause systemic disruptions and failures in the products and services offered by the Company;
(ii) other banks, clearing houses, and vendors whose products and services the Company uses are at risk of systemic disruptions and potential failures in the event that such entities have not adequately addressed their Year 2000 issues prior to the Year 2000; (iii) the creditworthiness of borrowers of the Company and the stability of deposits of the Company might be diminished by significant disruptions of their business as a result of their own or others' failure adequately to address the Year 2000 issue prior to the Year 2000; and (iv) federal banking agencies have issued interagency guidance on the business-wide risk posed to financial institutions by the Year 2000 problem pursuant to which the federal banking agencies may take supervisory action against financial institutions that fail appropriately to address Year 2000 issues prior to the Year 2000, including formal and informal enforcement actions, the denial of applications to the federal banking agencies, civil money penalties, and a reduction in the management component rating or the institution's composite rating.

    In order to address the Year 2000 issues facing the Company, management of the Company initiated a program to prepare the Company's computer systems and applications for the Year 2000 (the "Year 2000 Plan"). The primary focus of the Year 2000 Plan is to convert the Parent Company and each of the Banks to the target systems identified and believed to be Year 2000 compliant. The Company expects to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare for the Year 2000. Validation and conversion of primary system applications and hardware is expected to cost approximately $1,100,000, to be expended during fiscal years 1998 and 1999. This cost estimate does not include costs associated with infrastructure and facilities enhancements required in connection with operational consolidations due to the CCB Merger, the SCB

Merger, the SMB Acquisition and the BKLA Acquisition. A significant portion of the cost to the Company in connection with becoming Year 2000 compliant is expected to be the redeployment of existing technology and operations resources rather than incremental costs to the Company.

    As a part of the Year 2000 Plan, the Company is not only undertaking the infrastructure and facilities enhancement and testing necessary to ensure that the Company is adequately prepared for the Year 2000, but also the Company is communicating with its vendors upon whose services the Company relies to ensure that such vendors are taking appropriate steps to address their Year 2000 issues. In addition, as part of the credit review process, the Company is communicating with their major borrowers in an effort to ensure that such borrowers have taken appropriate steps to address their Year 2000 issues and will not be materially affected by any Year 2000 problems. The Company is communicating with its major deposit customers as well in an effort to ensure deposit stability. The Company also is preparing contingency plans to protect the Company in the event that the Company is unable to attain Year 2000 compliance in certain applications according to the Year 2000 Plan. The contingency plans being prepared are system and application specific and are intended to ensure that in the event that one or more of such systems and/or applications fail by or at the Year 2000, the Company will be able to engage in its core business functions in spite of such failure. Pursuant to the Year 2000 Plan, the Company expects to complete substantially validation of its own systems and the computer-related interactive vendor systems by December 31, 1998 and to complete all phases of its Year 2000 Plan by June 30, 1999.

    Although the Company believes that its Year 2000 Plan and other steps being taken are adequate to ensure that the Company will not be materially affected by the Year 2000 problem, there can be no assurance that the Year 2000 Plan and the Company's other Year 2000 remedial and contingency plans will protect fully the Company from the risks associated with the Year 2000. The analysis of, and preparation for, the Year 2000 and related problems necessarily rely on a variety of assumptions about future events, and there can be no assurance that management of the Company has accurately predicted such future events or that the remedial and contingency plans of the Company will adequately address such future events. In the event that the business of any of the Company, vendors of the Company or customers of the Company is disrupted as a result of the Year 2000 problem, such disruption could have a material adverse effect on the Company.

   D.  SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997
                   AND 1996 AND FOR EACH OF THE YEARS IN THE
                   THREE YEAR PERIOD ENDED DECEMBER 31, 1997

CONTENTS

Independent Auditors' Reports..........................................................         53

Supplemental Consolidated Balance Sheets...............................................         59

Supplemental Consolidated Statements of Operations.....................................         60

Supplemental Consolidated Statements of Changes in Shareholders' Equity................         61

Supplemental Consolidated Statements of Cash Flows.....................................         62

Notes to Supplemental Consolidated Financial Statements................................         64

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Directors of Western Bancorp:

    We have audited the accompanying supplemental consolidated balance sheets of Western Bancorp and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related supplemental consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We did not audit the 1996 consolidated financial statements of California Commercial Bankshares, acquired by the Company on June 4, 1997 in a pooling-of-interests, which statements reflect total assets constituting 23.9% and net interest income and net income constituting 33.6% and 38.0%, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for California Commercial Bankshares, is based solely on the report of the other auditors.

    We did not audit the 1996 consolidated financial statements of SC Bancorp, acquired by the Company on October 10, 1997 in a pooling-of-interests, which statements reflect total assets constituting 32.4% and net interest income and net income constituting 39.4% and 44.6%, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for SC Bancorp, is based solely on the report of the other auditors.

    We did not audit either the 1996 or 1997 financial statements of Bank of Los Angeles, acquired by the Company on October 23, 1998 in a pooling of interests, which financial statements reflect total assets constituting 8.9% and net interest income and net income constituting 12.6% and 10.0%, respectively, of the related 1996 consolidated totals, and total assets constituting 16.4% and net interest income and net income constituting 13.2% and 54.1%, respectively, of the related 1997 consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Bank of Los Angeles, is based solely on the report of the other auditors.

    The Western Bancorp consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1995, prior to their restatement for the 1997 and 1998 pooling-of-interests transactions described in Notes 1 and 2 of the Notes to the supplemental consolidated financial statements, were audited by other auditors whose report dated February 29, 1996, expressed an unqualified opinion on those statements. The separate consolidated financial statements of California Commercial Bankshares also included in the 1995 supplemental consolidated financial statements were audited by other auditors whose report dated January 24, 1997, and March 17, 1997, as to Notes 7 and 13, expressed an unqualified opinion on those statements. The separate consolidated financial statements of SC Bancorp also included in the 1995 supplemental consolidated financial statements were audited by other auditors whose report dated January 24, 1997, expressed an unqualified opinion on those statements. The separate financial statements of Bank of Los Angeles also included in the 1995 supplemental consolidated financial statements were audited by other auditors whose report dated January 23, 1998, expressed an unqualified opinion on those statements.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The supplemental consolidated financial statements give retroactive effect to the acquisition of Bank of Los Angeles on October 23, 1998, which has been accounted for as a pooling-of-interests as described in Notes 1 and 2 of the notes to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Western Bancorp after financial statements covering the date of consummation of the business combination with Bank of Los Angeles are issued.

    In our opinion, based on our audits and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Bancorp and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

    We also audited the combination of the accompanying supplemental consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1995, after restatement for the 1997 and 1998 pooling-of-interests transactions; in our opinion, such consolidated financial statements have been properly combined on the basis described in Notes 1 and 2 of the Notes to the accompanying supplemental consolidated financial statements.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
October 23, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Directors of
  SC Bancorp:

    We have audited the consolidated balance sheet of SC Bancorp and its subsidiary as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996 (such consolidated financial statements are not included separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SC Bancorp and its subsidiary at December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Los Angeles, California

January 24, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and shareholders of California Commercial Bankshares:

    We have audited the consolidated balance sheet of California Commercial Bankshares and subsidiaries (the "Company") as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996 (such consolidated financial statements are not included separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of California Commercial Bankshares and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Los Angeles, California

January 24, 1997
(March 17, 1997 as to Notes 7 and 13)

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Directors of
Monarch Bancorp

    We have audited the consolidated statements of operations, changes in shareholders' equity, and cash flows of Monarch Bancorp and Subsidiaries for the year ended December 31, 1995. These financial statements, which are not presented separately herein, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Monarch Bancorp and Subsidiaries for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          DAYTON & ASSOCIATES

February 29, 1996
Laguna Hills, California

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Bank of Los Angeles
West Hollywood, California

    We have audited the accompanying balance sheets of Bank of Los Angeles as of December 31, 1997 and 1996, and the related statements of operations, changes in shareholders' equity and statement of cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the final statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Los Angeles as of December 31, 1997 and 1996, and the results of its operations, changes in its shareholders' equity and its statements of cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          VAVRINEK, TRINE, DAY & CO., LLP

Rancho Cucamonga, California
January 23, 1998

                                WESTERN BANCORP
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      DECEMBER 31,   DECEMBER 31,
                                                                                          1997           1996
                                                                                      -------------  ------------
                                                     ASSETS
Cash and due from banks (Note 3)....................................................  $     120,102   $  104,341
Federal funds sold..................................................................        168,257       44,517
                                                                                      -------------  ------------
    Total cash and cash equivalents.................................................        288,359      148,858
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost......................          6,411        5,504
Securities held to maturity (fair value of $48,247 and $7,032) (Note 4).............         48,138        7,057
Securities available for sale (amortized cost of $213,606 and $344,113) (Note 4)....        213,398      342,383
                                                                                      -------------  ------------
    Total securities................................................................        267,947      354,944
Loans and leases held for investment, net (Notes 5, 8 and 12).......................      1,004,295      870,951
Loans and leases available for sale, net............................................            359        1,234
Premises and equipment (Note 6).....................................................         16,335       17,753
Other real estate owned.............................................................          7,736        7,621
Deferred tax asset, net (Note 10)...................................................          9,662        8,735
Taxes receivable (Note 10)..........................................................          3,496        3,769
Goodwill (Note 2)...................................................................         36,369       34,630
Accrued interest receivable.........................................................          9,760       10,318
Other assets........................................................................         11,225       10,805
                                                                                      -------------  ------------
    Total assets....................................................................  $   1,655,543   $1,469,618
                                                                                      -------------  ------------
                                                                                      -------------  ------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits (Note 7)
  Noninterest bearing...............................................................  $     542,725   $  462,982
  Interest-bearing demand...........................................................        412,518      394,963
  Savings...........................................................................        187,155      142,197
  Time certificates of deposit of $100,000 or more..................................        168,732      148,668
  Time certificates of deposit less than $100,000...................................        153,675      143,800
                                                                                      -------------  ------------
    Total deposits..................................................................      1,464,805    1,292,610
Borrowings (Note 8).................................................................         14,600       22,132
Accrued interest payable............................................................          2,725        2,324
Other liabilities...................................................................         12,704       10,873
                                                                                      -------------  ------------
    Total liabilities...............................................................      1,494,834    1,327,939

Commitments and contingencies (Notes 11 and 14).....................................       --             --
Shareholders' equity: (Notes 8, 9, 13, 16, 18 and 20)
  Preferred stock no par value, 5 million shares authorized, none issued............       --             --
  Common stock, no par value, 100,000,000 shares authorized 12,655,429 and
    11,365,877 issued and outstanding in 1997 and 1996..............................        143,577      127,437
  Retained earnings.................................................................         17,274       15,324
  Unrealized loss on investment securities available for sale, net of taxes.........           (142)      (1,082)
                                                                                      -------------  ------------
    Total shareholders' equity......................................................        160,709      141,679
                                                                                      -------------  ------------
    Total liabilities and shareholders' equity......................................  $   1,655,543   $1,469,618
                                                                                      -------------  ------------
                                                                                      -------------  ------------

   See accompanying Notes to Supplemental Consolidated Financial Statements.

                                WESTERN BANCORP

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                     1997       1996       1995
                                                                                  ----------  ---------  ---------
Interest income:
  Interest and fees on loans....................................................  $   91,868  $  66,076  $  53,822
  Interest on interest bearing deposits in other banks..........................           1         15         45
  Interest on investment securities.............................................      18,445     14,870     12,301
  Interest on federal funds sold................................................       5,574      3,837      3,280
                                                                                  ----------  ---------  ---------
    Total interest income.......................................................     115,888     84,798     69,448
                                                                                  ----------  ---------  ---------
Interest expense:
  Deposits......................................................................      31,949     24,212     20,709
  Notes payable.................................................................         986        726        527
  Other interest-bearing liabilities............................................         354        460        420
                                                                                  ----------  ---------  ---------
    Total interest expense......................................................      33,289     25,398     21,656
                                                                                  ----------  ---------  ---------
Net interest income.............................................................      82,599     59,400     47,792
Provision for loan and lease losses (Note 5)....................................       3,210      1,768      8,253
                                                                                  ----------  ---------  ---------
Net interest income after provision for loan and lease losses...................      79,389     57,632     39,539
                                                                                  ----------  ---------  ---------
Non-interest income:
  Service charges, commissions and fees.........................................       8,806      8,451      7,308
  Gain (loss) on sale of securities available for sale (Note 4).................         342        276       (738)
  Gain on sale of loans.........................................................          78        665        263
  Other.........................................................................       1,848      1,520      1,871
                                                                                  ----------  ---------  ---------
    Total non-interest income...................................................      11,074     10,912      8,704
                                                                                  ----------  ---------  ---------
Non-interest expense:
  Salaries and benefits.........................................................      29,825     26,424     22,373
  Occupancy.....................................................................       9,621      8,955      8,819
  Advertising and business development..........................................       1,380      1,479      1,327
  Other real estate owned.......................................................         271        (66)     3,104
  Professional services.........................................................       4,088      6,526      3,723
  Telephone, stationery and supplies............................................       3,082      2,547      2,591
  Lower of cost or market adjustment on loans available for sale................      --         --            756
  Goodwill amortization (Note 2)................................................       2,784      1,123        841
  Data processing for company...................................................       1,667      1,064        822
  Customer services cost........................................................       1,263        510        184
  Regulatory assessments........................................................         544      1,025      1,658
  Merger related costs (Note 2).................................................      14,201     --         --
  Other.........................................................................       5,573      5,311      4,921
                                                                                  ----------  ---------  ---------
    Total non-interest expense..................................................      74,299     54,898     51,119
                                                                                  ----------  ---------  ---------
Income (loss) before income taxes...............................................      16,164     13,646     (2,876)
Income taxes (benefit) (Note 10)................................................       9,271      3,656     (1,733)
                                                                                  ----------  ---------  ---------
    Net income (loss)...........................................................  $    6,893  $   9,990  $  (1,143)
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Per share information (Notes 1 and 21):
  Weighted-average number of common shares outstanding..........................      11,887      9,023      6,917
  Basic net income (loss) per share.............................................  $     0.58  $    1.11  $   (0.17)
  Diluted common shares outstanding.............................................      12,316      9,294      7,134
  Diluted net income (loss) per share...........................................  $     0.56  $    1.07  $   (0.17)

   See accompanying Notes to Supplemental Consolidated Financial Statements.

                                WESTERN BANCORP

    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                              UNREALIZED
                                                                              GAIN (LOSS)
                                                                                  ON
                                                                              SECURITIES    DEFERRED
                                                 COMMON STOCK      RETAINED    AVAILABLE     CHARGE
                                             --------------------  EARNINGS       FOR      RELATED TO     TOTAL
                                              SHARES     AMOUNT    (DEFICIT)   SALE, NET      KSOP       EQUITY
                                             ---------  ---------  ---------  -----------  -----------  ---------
Balance at December 31, 1994 as Previously
  Reported.................................         93  $   7,368  $  (6,137)  $    (356)   $    (173)  $     702
Adjustment for the CCB
  pooling-of-interests.....................      2,423     11,257      9,789      (1,318)      --          19,728
Adjustment for the SCB
  pooling-of-interests.....................      3,403     37,643      7,731      (3,530)      --          41,844
Adjustment for the BKLA
  pooling-of-interests.....................        106     11,078     (6,788)       (473)      --           3,817
                                             ---------  ---------  ---------  -----------       -----   ---------
Balance at December 31, 1994, as
  restated.................................      6,025     67,346      4,595      (5,677)        (173)     66,091
  Repayment on KSOP debt...................     --         --         --          --               41          41
  Unrealized appreciation on investment....     --         --         --          --           --          --
    securities available for sale, net.....     --         --         --           5,278       --           5,278
  Stock options exercised (Note 18)........         26         31     --          --           --              31
  Tax benefits of stock options exercised
    (Note 18)..............................     --             78     --          --           --              78
  Issuance of common stock (Note 9)........      2,170     19,243     --          --           --          19,243
  Reclassification.........................     --         (1,882)     1,882      --           --          --
  Net loss.................................     --         --         (1,143)     --           --          (1,143)
                                             ---------  ---------  ---------  -----------       -----   ---------
Balance at December 31, 1995...............      8,221     84,816      5,334        (399)        (132)     89,619
  Repayment of KSOP debt...................     --         --         --          --              132         132
  Unrealized depreciation on investment....     --         --         --          --           --          --
    securities available for sale, net.....     --         --         --            (683)      --            (683)
  Stock options exercised (Note 18)........         69        361     --          --           --             361
  Tax benefits of stock options exercised
    (Note 18)..............................     --             51     --          --           --              51
  Issuance of common stock (Note 9)........      3,076     42,213     --          --           --          42,213
  Repurchase of shares.....................     --             (4)    --          --           --              (4)
  Net income...............................     --         --          9,990      --           --           9,990
                                             ---------  ---------  ---------  -----------       -----   ---------
Balance at December 31, 1996...............     11,366    127,437     15,324      (1,082)      --         141,679
  Unrealized appreciation on investment
    securities available for sale, net.....     --         --         --             940       --             940
  Stock options exercised (Note 18)........         71        527     --          --           --             527
  Warrants exercised (Note 18).............         43        315     --          --           --             315
  Shares issued for SCB Options related to
    the SCB merger.........................        138     --         --          --           --          --
  Tax benefits of stock options exercised
    (Note 18)..............................     --          1,755     --          --           --           1,755
  Shares issued in mergers.................      1,065     14,392     --          --           --          14,392
  Repurchase of shares.....................        (28)      (849)    --          --           --            (849)
  Net income...............................     --         --          6,893      --           --           6,893
  Dividends declared at $0.30 per share....     --         --         (4,943)     --           --          (4,943)
                                             ---------  ---------  ---------  -----------       -----   ---------
Balance at December 31, 1997...............     12,655  $ 143,577  $  17,274   $    (142)   $  --       $ 160,709
                                             ---------  ---------  ---------  -----------       -----   ---------
                                             ---------  ---------  ---------  -----------       -----   ---------

   See accompanying Notes Supplemental to Consolidated Financial Statements.

                                WESTERN BANCORP

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                      1997       1996       1995
                                                                                    ---------  ---------  ---------
                                                                                        (DOLLARS IN THOUSANDS)
Cash flow from operating activities:
  Net income (loss)...............................................................  $   6,893  $   9,990  $  (1,143)
Adjustments to reconcile net income (loss) to net cash provided by (used in)
  operating activities:
  Provision for loan and lease losses.............................................      3,210      1,768      8,253
  Provision for losses on other real estate owned.................................        129        767        335
  Depreciation and amortization...................................................      2,923      2,607      3,295
  Amortization of discounts and premiums on investment securities, net............        134        906      3,004
  Goodwill amortization...........................................................      2,784      1,123        841
  Loans originated for sale.......................................................     --         --         (9,620)
  Lower of cost of market adjustment on loans available for sale..................     --         --            756
  Proceeds from sale of loans originated for sale.................................        875      3,466     --
  (Gain) loss on sale of other real estate owned..................................       (551)    (1,260)     1,545
  Gain on sale of loans originated for sale.......................................     --           (665)      (263)
  (Gain) loss on sale of securities available for sale............................       (342)      (276)       738
  Net increase in other liabilities...............................................         11        764        465
  Net decrease (increase) in other assets.........................................       4312      1,006     (3,076)
                                                                                    ---------  ---------  ---------
    Net cash provided by operating activities.....................................     20,378     20,196      5,130
                                                                                    ---------  ---------  ---------
Cash flows from investing activities:
Net decrease in interest-bearing deposits at other banks..........................      2,125        198      1,184
  Securities held to maturity:
    Proceeds from maturities of mortgage backed securities........................      3,838     --          6,481
    Proceeds from maturities of other securities..................................      4,127      5,267      9,443
    Purchases of other securities.................................................    (30,598)    (4,880)    (5,704)
  Securities available for sale:                                                                  --         --
    Proceeds from maturities of mortgage backed securities........................     11,846     17,144      1,553
    Purchases of mortgage backed securities.......................................     --         --         (1,390)
    Proceeds from maturities of other securities..................................    202,588     84,825     31,006
    Proceeds from sales of other securities.......................................      8,546     34,165     54,371
    Purchases of other securities.................................................    (87,604)  (137,029)   (42,153)
Purchases of FRB and FHLB stocks..................................................       (106)    (2,468)    (2,823)
Net increase in loans and leases..................................................    (88,311)   (90,489)  (118,811)
Recoveries of loans and investment in leases......................................      2,056      1,326      1,722
Additions to other real estate owned..............................................        (86)      (263)    --
Proceeds from sales of other real estate owned....................................     11,274      8,524     11,989
Additions to premises and equipment, net of proceeds from sales...................     (1,422)    (1,459)    (2,547)
Increase in assets and liabilities due to acquisitions:
  Securities available for sale...................................................     (5,845)  (134,394)   (15,725)
  Securities held to maturity.....................................................    (17,990)      (988)    --
  Loans and leases................................................................    (62,952)  (198,418)   (20,690)
  Other assets....................................................................     (3,684)   (15,392)      (427)
  Premises and equipment..........................................................       (296)    (5,099)      (514)
  Deposits........................................................................    112,491    353,111     40,275
  Other liabilities...............................................................        322      3,932        827
  Goodwill........................................................................     (4,315)   (29,841)    (1,801)
                                                                                    ---------  ---------  ---------
    Net cash provided by (used in) investing activities...........................     56,004   (112,228)   (53,734)
                                                                                    ---------  ---------  ---------

                                WESTERN BANCORP

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                      1997       1996       1995
                                                                                    ---------  ---------  ---------
                                                                                        (DOLLARS IN THOUSANDS)
Cash flow from financing activities:
  Net increase in deposits........................................................     57,233     50,592     98,127
  Increase (decrease) in borrowings...............................................     (7,532)    12,908     (7,369)
  Purchase of treasury shares.....................................................       (849)        (4)    --
  Dividends paid..................................................................     (2,722)    --         --
  Proceeds from issuance of common stock and exercise of options and warrants, net
    of issuance costs.............................................................     16,989     42,625     19,352
                                                                                    ---------  ---------  ---------
    Net cash provided by financing activities.....................................     63,119    106,121    110,110
Net increase in cash and cash equivalents.........................................    139,501     14,089     61,506
Cash and cash equivalents at the beginning of the year............................    148,858    134,769     73,263
                                                                                    ---------  ---------  ---------
Cash and cash equivalents at the end of the year..................................  $ 288,359  $ 148,858  $ 134,769
                                                                                    ---------  ---------  ---------
Supplemental disclosure of cash flow information:
  Property acquired through foreclosure...........................................  $  10,933  $   4,758  $   9,635
  Loans to facilitate the sale of other real estate owned.........................  $   6,422  $   2,936  $   3,386
  Transfer of securities held-to-maturity to available-for-sale...................  $   2,933  $  --      $  61,876
  Tax benefits for exercise of non-qualified stock options........................  $   1,755  $      51  $      78
  Cash paid for:
    Interest......................................................................  $  33,088  $  25,442  $  21,052
    Taxes.........................................................................  $   5,597  $   4,789  $   1,492

   See accompanying Notes to Supplemental Consolidated Financial Statements.

                                WESTERN BANCORP

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ACCOUNTING POLICIES

  WESTERN BANCORP--ACQUISITIONS

    Western Bank was acquired by Western Bancorp (the "Company") on September 30, 1996 (the "Western Acquisition") and was accounted for as a purchase. Accordingly, results of operations presented herein include Western Bank only from the date of acquisition. On June 4, 1997, California Commercial Bankshares ("CCB") merged with and into the Company (the "CCB Merger"), and in connection therewith, National Bank of Southern California ("NBSC"), a wholly-owned subsidiary of CCB prior to the CCB Merger, merged with Monarch Bank, a wholly-owned subsidiary of the Company prior to such merger ("Monarch"). On October 10, 1997, SC Bancorp merged (the "SCB Merger") with and into the Company. Southern California Bank ("SCB") was a wholly-owned subsidiary of SC Bancorp prior to the SCB Merger. On October 23, 1998 the Company acquired Bank of Los Angeles ("BKLA") through the merger of BKLA with and into Santa Monica Bank, a wholly-owned subsidiary of the Company (the "BKLA Acquisition"). The BKLA Acquisition, the SCB Merger and the CCB Merger were each accounted for by the pooling-of-interests method of accounting, and accordingly, the financial information for all periods presented herein has been restated to present the combined consolidated financial condition and results of operations of the Company, CCB, SC Bancorp and BKLA as if the CCB Merger, the SCB Merger and the BKLA Acquisition had each been in effect for all periods presented. On December 15, 1997, NBSC merged into SCB, leaving the Company with two banking subsidiaries as of December 31, 1997: Western Bank and SCB. Further details pertaining to the CCB Merger, the SCB Merger and the BKLA Merger are presented in Note 2 of Notes to Supplemental Consolidated Financial Statements.

  BASIS OF PRESENTATION

    The accounting and reporting policies of the Company and its wholly-owned subsidiaries, SCB and Western Bank (together, the "Banks"), Venture Partners, Inc. and M. B. Mortgage Company, Inc. (inactive) are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. All significant inter-company balances and transactions have been eliminated.

    On June 3, 1997, the Company completed an 8.5-to-1 reverse stock split (the "Reverse Stock Split"). All share amounts herein have been restated to give effect to the Reverse Stock Split.

    Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1997 presentation.

  NATURE OF OPERATION

    The Company conducts business through the Banks. SCB is a full service bank with twenty-one banking offices, and Western is a full service bank with five banking offices, in each case, as of December 31, 1997. With the merger of BKLA with and into SMB, three of BKLA's six branches will be merged into SMB branches resulting in sixteen SMB branches. The Banks are subject to the laws of the State of California and federal regulations governing the financial services industry. The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation and supervision by the Federal Reserve Board. The areas served by the Banks are San Diego, Orange and Los Angeles counties in California.

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
  ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates subject to change include the allowance for loan and lease losses, the carrying value of other real estate owned, and the carrying value of the deferred tax asset.

  CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include the balance sheet captions "Cash and due from banks" and "Federal funds sold."

  SECURITIES

    Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and carried at amortized cost. Securities that are purchased and held principally for the purpose of selling them in the near term are classified as "trading" and carried at fair value, with unrealized gains and losses included in earnings. Securities not classified as either "held to maturity" or "trading" are classified as "available for sale" and carried at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. When a debt security is transferred into the "held to maturity" category from the "available for sale" category, the unrealized gain or loss at the transfer date continues to be reported as a separate component of shareholders' equity and is amortized over the remaining life of the related security as a yield adjustment. If a decline in the fair market value of a security below the amortized cost basis is judged by management to be other than temporary, the cost basis of the security is written down to fair value and the amount of the writedown is included in earnings. The Company's investments in Federal Reserve Bank and Federal Home Loan Bank Stock are carried at cost as these equity securities are not readily marketable.

    Premiums and discounts on securities are recognized in the statements of income using a method that approximates the level-yield method over the lives of the securities. Gains and losses on securities are recognized when realized with the cost basis of securities sold determined on a specific identification basis.

  INTEREST ON LOANS

    Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest income is ordinarily discontinued when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. When the loan is determined to be uncollectible, the unpaid principal is charged to the allowance for loan losses.

  LOAN ORIGINATION FEES AND COSTS

    Loan origination fees and certain direct loan origination costs are capitalized at origination and the net amount deferred is taken into interest income over the contractual lives of the loans using the interest method.

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
  ALLOWANCE FOR LOAN AND LEASE LOSSES

    The allowance for loan and lease losses is maintained at a level believed by management to be adequate to meet reasonably foreseeable loan and lease losses on the basis of many factors including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions that may affect the borrower's ability to pay, specific problem loans and trends in loan delinquencies and charge-offs. Losses on loans and leases are provided for under the allowance method of accounting. The allowance is increased by provisions charged to income and reduced by loan and lease charge-offs, net of recoveries. Loans and leases, including impaired loans, are charged off in whole or in part when, in management's opinion, collectibility is not probable.

    While management uses available information to establish the allowance for loan and lease losses, future additions to the allowance may be necessary if economic developments differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for loan and lease losses. Such agencies may require the Banks to recognize additions to the allowance based on judgments different from those of management.

    The Company's policy concerning nonperforming loans is to cease accruing interest, and to charge off all accrued and unpaid interest on loans which are past due as to principal and/or interest for at least 90 days, or at such earlier time as management determines timely collection of the interest to be in doubt. However, in certain circumstances loans which are past due 90 days or more may continue accruing interest or interest may not be charged off when the related loans are well secured or in the process of being collected. When the Company receives cash on nonaccrual loans or leases, the Company's policy is to record such receipts first as a reduction to the principal and then as interest income. A nonperforming loan or lease may be returned to accrual status if the loan or lease performs for a period of at least six months.

    Impaired loans are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Company will not be able to collect all amounts due according to contractual terms of the loan agreement. The category of "impaired loans" is not coextensive with the category of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility while not classifying the loan as impaired if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis,

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

  LOANS HELD FOR SALE

    Loans held for sale are recorded at the lower of cost or estimated fair market value, determined on an aggregate basis, and include loan origination costs and related fees. Any transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or estimated fair market value on the transfer date. Gains or losses resulting from sales of loans are recorded at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold.

  OTHER REAL ESTATE OWNED

    Other real estate owned ("OREO") is comprised of real estate acquired through foreclosure. These assets are recorded initially at the lower of the carrying value of the receivable or the fair value less selling costs of the related real estate. The excess carrying value, if any, over the fair market value of the asset received is charged to the allowance for loan losses at the time of acquisition. Any subsequent decline in the fair market value of the OREO is recognized as a charge to operations and a corresponding decrease in the OREO asset. Gains from sales and operating expenses associated with OREO assets are included in operations when realized.

  PREMISES AND EQUIPMENT

    Premises and equipment, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization which are charged to expense on a straight-line basis over the estimated useful lives of the assets or the terms of the leases if shorter. Capitalized leases are amortized over the term of the lease on the straight-line method.

  GOODWILL

    Goodwill is amortized to expense using the straight-line method over its estimated useful life, not to exceed fifteen years. On an ongoing basis, management reviews the valuation and amortization of goodwill. During this review, management estimates the value of the Company's goodwill, taking into consideration any events and circumstances that might have diminished its value.

  INTEREST RATE SWAP AGREEMENTS

    SCB entered into two interest rate swap agreements in the management of its interest rate exposure with notional principal amounts of $50 million and $25 million, respectively. Revenue or expense associated with these agreements, which were intended to modify the interest-rate characteristics of interest-bearing assets, were accounted for on a settlement accounting basis and recognized as an adjustment to interest income, based on the interest rates then currently in effect for such contracts. SCB used hedge accounting treatment which requires identification of the asset or liability to be hedged and linking the swap to the specified asset or liability. The notional amount of interest rate swaps are not reflected in the Supplemental Consolidated Financial Statements, but are disclosed in Note 14 of the Notes to Supplemental Consolidated Financial Statements. In January 1997, the swap with the notional

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
principal amount of $25 million matured, and as part of the SCB Merger, and to be consistent with the asset/liability management philosophy of the Company, the remaining swap was terminated in the fourth quarter of 1997.

  INCOME TAXES

    The Company and its subsidiaries file a consolidated Federal income tax return. The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  NET INCOME (LOSS) PER SHARE

    Basic net income per share of common stock is based on the weighted-average number of common shares outstanding during the year. Diluted net income per share is based on the weighted-average number of common shares outstanding during the year plus common stock equivalents (stock options and warrants) using the treasury stock method.

    On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Such statement requires disclosure of basic and diluted earnings per share rather than primary net income per share and fully diluted income per share. All periods presented have been restated to reflect the new disclosure standard.

  EFFECT OF NEW ACCOUNTING STANDARDS

    On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and earnings per share as if this statement had been adopted. The Company elected to continue accounting for stock options under the intrinsic value method and has provided the pro forma disclosure.

    The Company adopted Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," on January 1, 1997. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
that are secured borrowings. Adoption did not have a material impact on the Company's financial condition and results of operations.

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 129, "Disclosure of Financial Information About Capital Structure" ("SFAS 129"). SFAS 129 supersedes capital structure disclosure requirements found in previous accounting pronouncements and consolidates them into one statement for ease of retrieval and greater visibility for non-public entities. These disclosures are required for financial statements for periods ending after December 15, 1997. As SFAS 129 makes no changes to previous accounting pronouncements as those pronouncements applied to the Company, adoption of SFAS 129 had no impact on the Company's results of operations and financial condition.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires the inclusion of comprehensive income, either in a separate statement for comprehensive income, or as part of a combined statement of income and comprehensive income in a full-set of general-purpose financial statements.

    Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. SFAS 130 requires that comprehensive income is to be presented beginning with net income, adding the elements of comprehensive income not included in the determination of net income, to arrive at comprehensive income. SFAS 130 also requires that an enterprise display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

    SFAS 130 is effective for the Company on January 1, 1998. SFAS 130 requires the presentation of information already contained in the Company's financial statements and therefore is not expected to have an impact on the Company's financial position or results of operation.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the reporting of information about operating segments by public business enterprises in their annual and interim financial reports issued to shareholders.

    SFAS 131 requires that a public business enterprise report financial and descriptive information, including profit or loss, certain specific revenue and expense items, and segment assets, about its reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

    SFAS 131 is effective for the Company's financial statements beginning January 1, 1998. Management has concluded that the Company operates in one segment banking. Accordingly, adoption is not expected to have an effect on the Company's financial position, results of operations, or existing disclosures.

    In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and other Post-retirement Benefits" ("SFAS 132"). SFAS 132 standardizes disclosure requirements for pensions and other post-retirement benefits and requires additional disclosure on changes in benefit obligations and fair values of plan assets in order to facilitate financial analysis. SFAS 132 is effective for fiscal years beginning after December 15, 1997 with earlier application encouraged. The

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
adoption of SFAS 132 will have no impact on the Company's results of operations and financial condition as this statement relates to disclosure requirements. The Company adopted SFAS 132 on January 1, 1998.

NOTE 2--ACQUISITIONS

  WESTERN BANK

    On September 30, 1996, the Company completed the acquisition of Western Bank in which Western Bank became a wholly-owned subsidiary of the Company. The Company paid $17.25 per share, or approximately $61.1 million, for the 3,543,156 outstanding shares of common stock of Western Bank and an additional $5.5 million related to the outstanding stock options of Western Bank. The net consideration for the acquisition of Western Bank was thus approximately $66.6 million. The acquisition was accounted for under the purchase method of accounting which resulted in approximately $30 million of goodwill being recorded.

    The Company funded the purchase price with the issuance of 3,076,045 shares of common stock, no par value, of the Company ("Company Common Stock") in a private placement pursuant to which the Company raised approximately $42.2 million, net of approximately $1 million in issuance costs, and from the proceeds of a three year loan of $26.5 million from The Northern Trust Company. A $15.5 million dividend was declared by Western Bank concurrently with the completion of the acquisition and paid to the Company; the proceeds of such dividend were used to reduce the $26.5 million note to $11 million.

    The following table presents unaudited pro forma results of operations of the Company for the years ended December 31, 1996 and 1995 as if the acquisition of Western Bank had been effective at the beginning of each year presented. The unaudited pro forma combined summary of operations is intended for informational purposes only and is not necessarily indicative of the future operating results of the Company or of the operating results of the Company that would have occurred had the Western Bank acquisition been in effect for the years presented.

                                WESTERN BANCORP

NOTE 2--ACQUISITIONS (CONTINUED)
                              UNAUDITED PRO FORMA
                         COMBINED SUMMARY OF OPERATIONS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                           1996       1995
                                                                        ----------  ---------
Interest income.......................................................  $  106,148  $  96,306
Interest expense......................................................      32,664     29,589
                                                                        ----------  ---------
  Net interest income.................................................      73,484     66,717
Provision for loan and lease losses...................................       2,571      8,963
                                                                        ----------  ---------
  Net interest income after provision for loan and lease losses.......      70,913     57,754
Non-interest income...................................................      12,036     12,209
Non-interest expense..................................................      67,336     67,846
                                                                        ----------  ---------
  Income before taxes.................................................      15,613      2,117
Income tax expense....................................................       5,095      1,209
                                                                        ----------  ---------
  Net income..........................................................  $   10,518  $     908
                                                                        ----------  ---------
                                                                        ----------  ---------
Net income per share:
  Basic...............................................................  $     0.93  $    0.09
  Diluted.............................................................  $     0.91  $    0.09
Weighted average shares outstanding:
  Basic...............................................................    11,325.5    9,993.0
  Diluted.............................................................    11,597.2   10,210.5

  WESTERN BANCORP--CCB MERGER

    On June 4, 1997, CCB merged with and into the Company in a transaction accounted for using the pooling-of-interests method of accounting. In the CCB Merger, 3,043,226 shares of Company Common Stock were issued to holders of common stock of CCB based on a 1-for-1 exchange ratio (after the Reverse Stock Split) and all of the outstanding shares of common stock of CCB were canceled. The financial information for all periods presented herein has been restated to present the combined consolidated financial condition and results of operations of the Company and CCB as if the CCB Merger had been in effect for all periods presented. At the date of the CCB Merger, the Company charged to expense merger costs of $3.0 million (after tax), representing investment banking, filing and professional fees; employee compensation and severance; and costs of computer conversions.

    Separately reported net interest income for CCB and the Company for the quarter ended March 31, 1997, was $5,089,000 and $939,000, respectively, and separately reported net income for CCB and the Company was $5,871,000 and $893,000, respectively. On a combined basis, giving effect to the CCB Merger as a pooling-of-interests, the Company's restated net interest income and net income were $10,960,000 and $1,832,000, respectively, for the quarter ended March 31, 1997. These amounts are unaudited.

                                WESTERN BANCORP

NOTE 2--ACQUISITIONS (CONTINUED)

  WESTERN BANCORP--SCB MERGER

    SC Bancorp merged with and into the Company in a transaction accounted for using the pooling-of-interests method of accounting on October 10, 1997. In the SCB Merger approximately 3,555,500 shares of Company Common Stock (prior to adjustment for fractional shares) were issued based on a 0.4556-for-1 exchange ratio and all of the outstanding shares of common stock of SC Bancorp were cancelled. The financial information for all periods presented herein has been restated to present the combined consolidated financial condition and results of operations of the Company and SC Bancorp as if the SCB Merger had been in effect for all periods presented. Management charged to expense merger costs of $8.8 million (after tax), representing investment banking, filing and professional fees; compensation and severance costs; termination of an interest rate swap; branch closure expense; and costs of computer conversions.

    Separately reported net interest income for SC Bancorp and the Company for the nine months ended September 30, 1997, was $18,842,000 and $4,014,000, respectively, and separately reported net income for SC Bancorp and the Company was $34,066,000 and $3,514,000, respectively. On a combined basis, giving effect to both the CCB Merger and the SCB Merger as pooling-of-interests, the Company's restated net interest income and net income were $52,908,000 and $7,528,000, respectively, for the nine months ended September 30, 1997. These amounts are unaudited.

  WESTERN BANCORP--BKLA MERGER

    BKLA merged with and into SMB in a transaction accounted for using the pooling-of-interests method of accounting on October 23, 1998. The Company issued approximately 2,214,300 shares of Company Common Stock to the BKLA shareholders (prior to the adjustment for fractional shares) based on a 0.4224-for-1 exchange ratio. The financial information for all periods presented herein has been restated to present the combined consolidated financial condition and results of operations of the Company and BKLA as if the BKLA Merger had been in effect for all periods presented. At the date of the BKLA Acquisition, the Company charged to expense approximately $7.3 million (after-tax) representing investment banking, filing and professional fees; compensation; and costs of computer conversion. Such costs are not included in the accompanying financial statements.

  MERGER RELATED COSTS

    As a result of the CCB Merger and the SCB Merger, the Company incurred certain merger related costs. These costs are described below:

                                                                                      PAID IN       ACCRUED AT
                                               CCB MERGER    SCB MERGER     TOTAL       1997     DECEMBER 31, 1997
                                              -------------  -----------  ---------  ----------  -----------------
                                                                         (IN THOUSANDS)
Investment banking fees.....................    $   1,400     $   3,520   $   4,920  $   (4,920)     $  --
Other professional services.................          697         1,960       2,657      (2,483)           174
Compensation related expense................        1,055         2,769       3,824      (2,303)         1,521
Conversion costs............................          252           753       1,005        (225)           780
Branch closure expense......................       --               790         790      --                790
Termination of interest rate swap...........       --               446         446        (446)        --
Other.......................................       --               559         559        (359)           200
                                                   ------    -----------  ---------  ----------         ------
  Total merger related costs................    $   3,404     $  10,797   $  14,201  $  (10,736)     $   3,465
                                                   ------    -----------  ---------  ----------         ------
                                                   ------    -----------  ---------  ----------         ------

                                WESTERN BANCORP

NOTE 2--ACQUISITIONS (CONTINUED)
  SEPARATE COMPANY AND COMBINED FINANCIAL DATA

    The following table presents certain financial data reported separately by each company and on a combined basis for the years ended December 31:

                                                         1997          1996          1995
                                                     ------------  ------------  ------------
                                                                  (IN THOUSANDS)

Net interest income:
  The Company......................................  $  71,676     $   8,545     $   3,343
  CCB..............................................       --          19,964        17,453
  SC Bancorp.......................................       --          23,417        22,029
  BKLA.............................................     10,923         7,474         4,967
  Combined.........................................     82,599        59,400        47,792

Net income (loss):
  The Company......................................  $   3,162     $     738     $     683
  CCB..............................................       --           3,796        (3,341)
  SC Bancorp.......................................       --           4,455           869
  BKLA.............................................      3,731         1,001           646
  Combined.........................................      6,893         9,990        (1,143)

Issuance of common stock:
  The Company......................................  $     715     $  42,213     $   9,132
  CCB..............................................       --             281         3,212
  SC Bancorp.......................................       --              80            15
  BKLA.............................................     14,519          --           6,915
  Combined.........................................  $  15,234     $  42,574     $  19,274

  ACQUISITIONS BY BKLA

    BKLA acquired American West Bank on March 31, 1997, Culver National Bank on December 31, 1997, and World Trade Bank on November 15, 1995. Each acquisition was accounted for by the purchase method of accounting. The significant components of the 1997 and 1995 acquisitions are as follows:

                                                                  1997
                                                              ACQUISITIONS    1995 ACQUISITION
                                                            ----------------  ----------------
                                                                      (IN THOUSANDS)
Cash and equivalents......................................     $   32,278        $    2,849
Other assets..............................................         90,265            37,837
Goodwill and other intangibles............................          5,025             1,801
Liabilities...............................................        113,176            41,102
Value of BKLA stock issued................................     $   14,392        $    1,385

                                WESTERN BANCORP

NOTE 2--ACQUISITIONS (CONTINUED)
    Unaudited pro forma earnings data assuming the 1997 acquisitions were completed on January 1, 1996 and the 1995 acquisition was completed on January 1, 1995 are as follows:

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
Net interest income after provision for loan and lease
  losses.....................................................  $  81,715  $  63,714  $  44,744
Net income (loss)............................................      7,265     13,362     (2,014)
Earnings (loss) pre share
  Basic......................................................       0.61       1.32      (0.29)
  Diluted....................................................       0.59       1.29      (0.29)

NOTE 3--RESTRICTIONS ON CASH AND DUE FROM BANKS

    The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The total average amount of those reserve balances for the year ended December 31, 1997 was approximately $34 million.

                                WESTERN BANCORP

NOTE 4--SECURITIES

    Investment securities at December 31, 1997 and 1996 were as follows:

                                                                    GROSS        GROSS     ESTIMATED
                                                      AMORTIZED  UNREALIZED   UNREALIZED     FAIR
                                                        COST        GAINS       LOSSES       VALUE
                                                      ---------  -----------  -----------  ---------
                                                                      (IN THOUSANDS)
1997
Securities held to maturity:
  US government securities..........................  $  24,966   $      48    $  --       $  25,014
  US agency securities..............................     17,962          67                   18,029
  Mortgaged-backed securities.......................      5,210      --               (6)      5,204
                                                      ---------       -----   -----------  ---------
    Total debt securities...........................  $  48,138   $     115    $      (6)  $  48,247
                                                      ---------       -----   -----------  ---------
                                                      ---------       -----   -----------  ---------
SECURITIES AVAILABLE FOR SALE:
  US government securities..........................  $ 107,248   $     288    $  --       $ 107,536
  US agency securities or insured obligations.......     53,599          61         (145)     53,515
  Mortgage-backed securities........................     51,528          97         (560)     51,065
  State and political subdivisions..................      1,169          51       --           1,220
                                                      ---------       -----   -----------  ---------
    Total debt securities...........................    213,544         497         (705)    213,336
  Other equity securities...........................         62      --           --              62
                                                      ---------       -----   -----------  ---------
    Total...........................................  $ 213,606   $     497    $    (705)  $ 213,398
                                                      ---------       -----   -----------  ---------
                                                      ---------       -----   -----------  ---------
1996
Securities held to maturity:
  US government securities..........................  $   1,147   $      13    $  --       $   1,160
  US agency securities..............................      3,989           2           (1)      3,990
  Mortgaged-backed securities.......................      1,921      --              (39)      1,882
                                                      ---------       -----   -----------  ---------
    Total debt securities...........................  $   7,057   $      15    $     (40)  $   7,032
                                                      ---------       -----   -----------  ---------
                                                      ---------       -----   -----------  ---------
SECURITIES AVAILABLE FOR SALE:
  US government securities..........................  $ 176,402   $      70    $    (111)  $ 176,361
  US agency securities or insured obligations.......     95,917          17         (539)     95,395
  Mortgaged-backed securities.......................     60,326          34       (1,454)     58,906
  State and political subdivisions..................        413      --               (2)        411
  Other debt securities.............................      1,390          68           (9)      1,449
                                                      ---------       -----   -----------  ---------
    Total debt securities...........................    334,448         189       (2,115)    332,522
  Mutual funds......................................      9,042          36       --           9,078
  Other equity securities...........................        623         160       --             783
                                                      ---------       -----   -----------  ---------
    Total...........................................  $ 344,113   $     385    $  (2,115)  $ 342,383
                                                      ---------       -----   -----------  ---------
                                                      ---------       -----   -----------  ---------

    The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Mortgage-backed securities that are not due at a single maturity date are allocated over several maturity groupings based on anticipated maturities of the underlying assets.

                                WESTERN BANCORP

NOTE 4--SECURITIES (CONTINUED)
Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                        AMORTIZED   ESTIMATED
                                                                           COST     FAIR VALUE
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
AVAILABLE FOR SALE:
  Due in one year or less.............................................  $   95,912  $   95,828
  Due after one year through five years...............................      95,938      95,795
  Due after five years through ten years..............................      11,355      11,259
  Due after ten years.................................................      10,339      10,454
                                                                        ----------  ----------
                                                                        $  213,544  $  213,336
                                                                        ----------  ----------
                                                                        ----------  ----------

                                                                        AMORTIZED   ESTIMATED
                                                                           COST     FAIR VALUE
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
SECURITIES HELD TO MATURITY:
  Due in one year or less.............................................  $   26,476  $   26,517
  Due after one year through five years...............................      21,662      21,770
                                                                        ----------  ----------
    Total.............................................................  $   48,138  $   48,287
                                                                        ----------  ----------
                                                                        ----------  ----------

    Gross gains and losses on sale of available for sale securities were $342,000 and $0, respectively, for 1997, and $293,000 and $17,000, respectively, for 1996. Gross gains and losses on sale of available for sale securities were $0 and $738,000, respectively, for 1995.

    Investment securities available for sale with a carrying amount of approximately $21.2 million and $53.5 million were pledged as collateral to secure public deposits at December 31, 1997 and 1996, respectively.

    In December 1997, in conjunction with the merger of NBSC with and into SCB, each of SCB and Western Bank reclassified their entire held-to-maturity investment portfolio to the available-for-sale category. The held-to-maturity investment securities were transferred to available for sale at their fair market values. The amortized cost of the securities transferred was $2.9 million and the related unrealized net gain recorded was $35,000. The held-to-maturity portfolio as of December 31, 1997 and 1996 relates to the BKLA Acquisition.

    The Banks may hold derivative securities as part of their investment portfolios. At December 31, 1997, the Bank's held three collateralized mortgage obligations ("CMOs") with an amortized cost of approximately $1.042 million and a current market value of approximately $1.052 million. The weighted average yield of these investments was 7.19 percent and the weighted average life was
1.88 years as of December 31, 1997. All three CMOs have been tested no less than annually using the Federal Financial Institutions Examination Council ("FFIEC") "High Risk Security Test" and each of the securities has passed the annual tests. This stress test is used by bank regulators to assess the relative risks of investments in CMOs. A security that passes this test is not considered to be "high-risk;" a security that fails the test may be subject to additional regulatory scrutiny, and under the most severe case, the bank could be asked to sell the security.

                                WESTERN BANCORP

NOTE 5--LOANS AND LEASES

  LOANS AND LEASES

    Most of the loans and leases made by the Company are to customers located in San Diego, Orange and Los Angeles counties of California. Mortgage and construction loans are collateralized by real estate trust deeds. The Company generally requires security in the form of assets, including real estate, for commercial and installment loans. The ability of the Company's customers to honor their loan agreements is dependent upon the general economy of the Company's market areas and the financial strength of the customer. The distribution of the Company's loan and lease portfolio is as follows:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                          1997         1996
                                                                      ------------  ----------

                                                                           (IN THOUSANDS)
Real estate construction............................................  $     75,318  $   64,954
Real estate mortgage................................................       449,454     353,800
Commercial..........................................................       407,282     360,704
Leases..............................................................         1,934       3,027
Installment and other...............................................        91,906     108,779
                                                                      ------------  ----------
    Gross loans and leases..........................................     1,025,894     891,264
Less:
  Unearned lease income.............................................          (226)       (364)
  Deferred loan fees, net...........................................        (2,660)     (2,510)
  Allowance for loan and lease losses...............................       (18,713)    (17,439)
                                                                      ------------  ----------
    Net loans and leases held for investment........................     1,004,295     870,951
  Real estate mortgage loans available for sale.....................           359       1,234
                                                                      ------------  ----------
    Net loans and leases............................................  $  1,004,654  $  872,185
                                                                      ------------  ----------
                                                                      ------------  ----------

                                WESTERN BANCORP

NOTE 5--LOANS AND LEASES (CONTINUED)
  ALLOWANCE FOR LOAN AND LEASE LOSSES

    Changes in the allowance for loan and lease losses for the three years ended December 31, 1997 were as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1997       1996       1995
                                                               ---------  ---------  ---------

                                                                       (IN THOUSANDS)
Allowance for loan and lease losses:
  Balance at the beginning of the period.....................  $  17,439  $  15,488  $  13,748
Loans and leases charged off:
  Real estate mortgage and construction......................      2,195      3,100      6,106
  Commercial.................................................      3,092      2,614      2,885
  Installment and other......................................        587        563        982
  Leases.....................................................     --             27         11
                                                               ---------  ---------  ---------
    Total loans and leases charged off.......................      5,874      6,304      9,984
Recoveries on loans and leases charged off:
  Real estate mortgage and construction......................        237        147        672
  Commercial.................................................      1,630      1,046        772
  Installment and other......................................        189        133        244
  Leases.....................................................     --         --             34
                                                               ---------  ---------  ---------
    Total recoveries on loans and leases charged off.........      2,056      1,326      1,722
                                                               ---------  ---------  ---------
    Net loans and leases charged off.........................      3,818      4,978      8,262
Provision charged to operating expense.......................      3,210      1,768      8,253
Other additions due to:
  Acquisitions...............................................      1,882      5,041      1,132
  Loan portfolio purchases...................................     --            120        617
                                                               ---------  ---------  ---------
Balance at the end of the period.............................  $  18,713  $  17,439  $  15,488
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

  CREDIT QUALITY

    A summary of loans on which the accrual of interest has been discontinued as of the dates indicated follows:

                                                                       AT DECEMBER 31,
                                                               -------------------------------
                                                                 1997       1996       1995
                                                               ---------  ---------  ---------

                                                                       (IN THOUSANDS)
Nonaccrual loans and leases:
  Real estate construction...................................  $  --      $   1,031  $   4,545
  Real estate mortgage.......................................      8,173     13,139     11,666
  Commercial.................................................      3,263      3,567      2,284
  Leases.....................................................     --         --             27
  Installment and others.....................................        317      1,214        199
                                                               ---------  ---------  ---------
    Total....................................................  $  11,753  $  18,951  $  18,721
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                                WESTERN BANCORP

NOTE 5--LOANS AND LEASES (CONTINUED)
    If interest on nonaccrual loans and leases had been recognized at the original interest rates, interest income would have increased approximately $820,000, $1,166,000 and $873,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

    The Company has no commitments to lend additional funds to borrowers whose loans were classified as nonaccrual.

    At December 31, 1997 and 1996, impaired loans and the related specific loan loss allowances were as follows:

                                                                          1997
                                                         ---------------------------------------
                                                                      ALLOWANCE FOR
                                                          RECORDED      LOAN AND         NET
                                                         INVESTMENT   LEASE LOSSES   INVESTMENT
                                                         -----------  -------------  -----------

                                                                     (IN THOUSANDS)
With specific allowances...............................   $   6,397     $   1,368     $   5,029
Without specific allowances............................      11,575        --            11,575
                                                         -----------       ------    -----------
Total impaired loans and leases........................   $  17,972     $   1,368     $  16,604
                                                         -----------       ------    -----------
                                                         -----------       ------    -----------

                                                                          1996
                                                         ---------------------------------------
                                                                      ALLOWANCE FOR
                                                          RECORDED      LOAN AND         NET
                                                         INVESTMENT   LEASE LOSSES   INVESTMENT
                                                         -----------  -------------  -----------

                                                                     (IN THOUSANDS)
With specific allowances...............................   $  12,682     $   2,833     $   9,849
Without specific allowances............................      11,146        --            11,146
                                                         -----------       ------    -----------
Total impaired loans and leases........................   $  23,828     $   2,833     $  20,995
                                                         -----------       ------    -----------
                                                         -----------       ------    -----------

    The average recorded investment in impaired loans and leases for the years ended December 31, 1997, 1996 and 1995 was approximately $19,675,000, $16,024,000 and $17,783,000, respectively. Interest income on impaired loans and leases of approximately $870,000, $617,000 and $593,000 was recognized for cash payments in 1997, 1996 and 1995, respectively.

                                WESTERN BANCORP

NOTE 6--PROPERTY AND EQUIPMENT

    The components of premises and equipment at December 31, 1997 and 1996 were as follows:

                                                                            1997       1996
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Land and building.......................................................  $  12,944  $  12,855
Furniture, fixtures and equipment.......................................     15,139     14,254
Leasehold improvements..................................................      7,666      7,372
                                                                          ---------  ---------
    Total property and equipment........................................     35,749     34,481
Less accumulated depreciation and amortization..........................    (19,414)   (16,728)
                                                                          ---------  ---------
    Total property and equipment, net...................................  $  16,335  $  17,753
                                                                          ---------  ---------
                                                                          ---------  ---------

NOTE 7--DEPOSITS

    At December 31, 1997, the scheduled contractual maturities of certificates of deposit are as follows (In thousands):

1998..............................................................  $ 298,503
1999..............................................................     17,259
2000..............................................................      4,443
2001..............................................................      1,044
2002 and thereafter...............................................      1,158
                                                                    ---------
                                                                    $ 322,407
                                                                    ---------
                                                                    ---------

NOTE 8--BORROWINGS

    At December 31, 1997 and 1996, borrowings were as follows:

                                                                            1997       1996
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Notes payable...........................................................  $   7,080  $  13,350
Federal funds purchased.................................................     --          1,852
Treasury, tax and loan note.............................................      5,671      5,088
Capital lease obligations (Note 11).....................................      1,849      1,842
                                                                          ---------  ---------
Total Borrowings........................................................  $  14,600  $  22,132
                                                                          ---------  ---------
                                                                          ---------  ---------

    On September 30, 1996, the Company borrowed $26.5 million from The Northern Trust Company under a three year revolving credit agreement. Concurrently with the Western Acquisition, the Company reduced the loan by $15.5 million as a result of a dividend in the same amount from Western Bank and retained a credit line of $11 million. In 1997 the credit line was increased to $13 million. The balance at December 31, 1997 and 1996 was $7.1 million and $11.0 million, respectively, and the interest rate was 7.02% and 6.75%, respectively. The highest amount outstanding during 1997 and 1996 was $12.2 million and $26.5 million, respectively; the average balance outstanding during 1997 and 1996 was $9.6 million and $2.75 million, respectively; and the average rate paid in 1997 and 1996 was 7.07% and 6.95%, respectively.

                                WESTERN BANCORP

NOTE 8--BORROWINGS (CONTINUED)
    In January 1998, the Company executed a third amendment to the revolving credit agreement increasing the credit line to $17.5 million and modifying certain covenants to reflect the Company's larger size. The loan agreement contains covenants which impose certain restrictions on activities of the Company and its financial condition. Such covenants include minimum net worth ratios, maximum debt ratios, a minimum return on average assets, a dividend limitation and minimum and maximum credit quality ratios. The revolving credit agreement expires on September 25, 1999. As of December 31, 1997 and 1996, the Company, and where applicable, its subsidiaries, were in compliance with each of such covenants or the Company has obtained the appropriate waivers from The Northern Trust Company. Shares of common stock of Western Bank with a carrying value of approximately $58 million have been pledged as collateral against the note payable to The Northern Trust Company.

    In December 1988 CCB obtained a $3 million term loan from another financial institution for the purpose of providing additional capital to NBSC. The credit agreement for this loan was amended pursuant to a Second Amendment to the Credit Agreement, dated August 25, 1994 (the "Second Amendment"). Interest was payable monthly on the unpaid principal balance of the loan and required prepayment of 40% of the proceeds of any stock offering or placement of debt or equity. The Second Amendment was supported by a Support Agreement (the "Support Agreement") between a shareholder and director of CCB (the "Shareholder") and CCB whereby the Shareholder guaranteed the payment of the loan.

    To compensate the Shareholder for signing the Support Agreement and subsequently paying off the lending institution, CCB signed a Holding Company Support Agreement (the "Holding Company Support Agreement") whereby CCB agreed to: (1) pay to the Shareholder a fee equal to 1% of the unpaid principal amount of the note on each anniversary date and (2) issue to the Shareholder on or prior to March 31, 1997, and thereafter on each anniversary date, warrants to purchase 25,000 shares of Company Common Stock at an exercise price per share equal to 80% of the book value per share of the Company on December 31, 1996 and subsequent year end periods. The Shareholder paid off the outstanding balance of $2,350,000 to the lending institution in March of 1996, and CCB entered into a new note with the shareholder (the "New Note"). The New Note bore an interest rate of 3% over the prime rate with interest only payable monthly for the first year; and thereafter, quarterly principal payable of $125,000 plus interest payable monthly. Any remaining principal and interest would have been due on April 1, 1999. On March 17, 1997, CCB paid down $2,000,000 on this note, and based on the $350,000 remaining balance of the note, CCB issued to the Shareholder pursuant to the Holding Company Support Agreement, a number of warrants to purchase 3,723 shares of the CCB's common stock at an exercise price of $6.60 per share, which number of warrants was proportional to the outstanding balance on the New Note at that time. CCB also paid the Shareholder a fee equal to 1% of the unpaid principal balance on March 17, 1997. The remaining unpaid principal balance of $350,000 was subject to the original terms of the note and was paid on April 1, 1997.

    Under an agreement with the Federal Home Loan Bank of San Francisco, SCB may obtain an extension of credit of up to 55% of total assets collateralized by real estate loans. At December 31, 1997, SCB had pledged loans amounting to $11,150,000 and had available credit of $6,629,000. No amounts were outstanding on this line of credit at December 31, 1997 and 1996.

    Under separate agreements with three commercial banks, SCB may borrow an aggregate of up to $48 million through federal funds lines of credit. Western Bank may borrow an aggregate of up to $22.0 million through federal funds lines of credit. Federal funds arrangements are subject to the terms of

                                WESTERN BANCORP

NOTE 8--BORROWINGS (CONTINUED)
the individual arrangements and may be terminated at the discretion of the correspondent bank. $0 and $1,852,000 were outstanding on these lines of credit at December 31, 1997 and 1996, respectively.

    SCB participates in the Treasury, Tax and Loan Note program. SCB has a limit of $6.0 million at the Federal Reserve Bank. Treasury, Tax and Loan balances fluctuate based on the amounts deposited by customers and the amounts called for payment by the Federal Reserve Bank. At December 31, 1997 the interest rate on the Treasury, Tax and Loan Note was 5.28 percent.

NOTE 9--SHAREHOLDERS' EQUITY

  EQUITY TRANSACTIONS

    The Company declared a cash dividend of $0.15 per share payable on December 10, 1997 to shareholders of record on November 10, 1997 and $0.15 per share payable on March 27, 1998 to shareholders of record on February 27, 1998.

    As part of the Western Acquisition the Company sold approximately 3,076,000 shares of Company Common Stock in a private placement for net proceeds of approximately $42,213,000. Pursuant to this equity transaction, the Company issued to parties related to Belle Plaine Financial, L.L.C., 92,275 warrants to acquire Company Common Stock at $16.83 per share. The warrants expire on September 30, 2006.

    During 1995, the Company completed two capital raising transactions. Under a private placement which closed in March 1995, the Company issued approximately 535,000 shares of Company Common Stock for net proceeds of approximately $5,669,000. In September 1995, pursuant to a shareholders' rights and public offering, the Company issued approximately 340,000 shares of Company Common Stock for net proceeds of approximately $3,464,000. Pursuant to the September 1995 equity transaction, the Company issued to parties related to Belle Plaine Financial, L.L.C., 48,400 warrants to acquire Company Common Stock at $13.77 per share. The warrants expire on September 30, 2005.

    In November 1995, CCB sold 474,000 shares of its common stock through private placement at $6.75 per share for the purpose of contributing most of the proceeds into NBSC as additional capital. Of the total proceeds of $3,200,000, CCB contributed $2,900,000 into NBSC's capital in December 1995.

    SCB declared three cash dividends during 1997. On each of January 23, March 27, and July 24, 1997, SCB declared a $0.05 per share cash dividend, payable to its shareholders of record at the close of business on February 6, May 2, and August 4, 1997, respectively. The dividends were paid on February 20, May 20, and August 20, 1997, respectively, totaling $374,000, $375,000, and $375,000, respectively.

    On March 31, 1995, BKLA completed the issuance of 2,365,880 units of securities ("BKLA Units") to Investors Banking Corporation ("IBC"), a bank holding company located in Salem, Oregon, and received proceeds of approximately $3,440,000, net of costs of approximately $110,000. Each BKLA Unit was comprised of two shares of common stock, no par value, of BKLA ("BKLA Common Stock") and one BKLA Warrant, exercisable for three years after issuance, to purchase BKLA Common Stock at $0.75 per share. As a result of this transaction, IBC purchased 4,731,760 shares of BKLA Common Stock, representing 79% of total shares issued and outstanding as of March 31, 1995, and indirectly acquired 79% of the issued and outstanding shares of BKLA Common Stock. Adjusted for the five-for-one reverse stock split of BKLA Common Stock and the conversion of .4224 shares of Company Common Stock for each share of BKLA Common Stock, total shares purchased by IBC were 399,739 shares of Company Common Stock and 199,870 warrants with an exercise price of $8.88 per share expiring December 1, 1998.

                                WESTERN BANCORP

NOTE 9--SHAREHOLDERS' EQUITY (CONTINUED)
    On November 15, 1995, BKLA completed the acquisition of World Trade Bank and issued 146,288 shares valued at $1,385,000. These shares represented 16% of the issued and outstanding shares of BKLA Common Stock at December 31, 1995.

    The share counts in the following discussion have been adjusted for the
0.4224 BKLA exchange ratio. On November 30, 1995, a Rights Offering to all BKLA shareholders of record at October 24, 1995 was concluded. Each shareholder of
2.5 shares of BKLA Common Stock received one right to acquire 6.3 shares of BKLA Common Stock and 2.1 three year BKLA Warrants. IBC shareholders were standby purchasers of up to 14,657 BKLA Units (219,859 shares of BKLA Common Stock and 73,285 BKLA Warrants) not purchased by either BKLA shareholders or BKLA employees. As a result, 275,120 shares of BKLA Common Stock and 91,728 three-year BKLA Warrants, expiring December 1, 1998 were issued. BKLA received proceeds of $2,086,000, net of costs of approximately $357,000. IBC shareholders were issued 197,410 shares of BKLA Common Stock and as a group owned 64% of the BKLA Common Stock issued and outstanding. On December 29, 1995, IBC converted its shares of BKLA Common Stock into the names of its shareholders so that IBC shareholders became direct owners of BKLA Common Stock.

    BKLA made the following acquisitions by issuing the indicated number of common shares:

                                                     NUMBER OF SHARES
    ACQUIRED ENTITY          ACQUISITION DATE             ISSUED
------------------------  ----------------------  ----------------------
World Trade Bank          November 15, 1995                146,288
American West Bank        March 31, 1997                   577,629
Culver National Bank      December 31, 1997                488,010

  RESTRICTIONS ON PAYMENTS OF DIVIDENDS

    Holders of Company Common Stock are entitled to receive dividends declared by the Board of Directors out of funds legally available therefor under the laws of the State of California and certain federal laws and regulations governing the banking and financial services business. The Company's ability to pay dividends is also limited by the Third Amendment to Revolving Credit Agreement, dated as of January 26, 1998, between the Company and The Northern Trust Company, which provides that the Company may not declare or pay any dividend other than dividends payable in Company Common Stock or in the ordinary course of business not to exceed 50 percent of net income per fiscal quarter before goodwill amortization and any restructuring charges incurred in connection with any merger, consolidation or other restructuring contemplated by the Agreement and Plan of Merger, dated as of July 30, 1997 and restated as of November 20, 1997, by and among the Company, Western and Santa Monica Bank or similar transactions. In addition, the Banks are subject to certain restrictions under the laws of the State of California and certain federal laws and regulations governing banks which limit their ability to transfer funds to the Company through inter-company loans, advances, or cash dividends.

                                WESTERN BANCORP

NOTE 10--INCOME TAXES

    The components of income tax expense (benefit) for the years ended December 31, 1997, 1996, and 1995 are as follows:

                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
Current expense:
  Federal.......................................................  $   6,296  $   2,002  $     704
  State.........................................................      3,134        489        229
                                                                  ---------  ---------  ---------
    Total.......................................................      9,430      2,491        933
                                                                  ---------  ---------  ---------
Deferred expense (benefit):
  Federal.......................................................          8        725     (1,461)
  State.........................................................       (167)       440     (1,205)
                                                                  ---------  ---------  ---------
    Total.......................................................       (159)     1,165     (2,666)
                                                                  ---------  ---------  ---------
      Total income taxes........................................  $   9,271  $   3,656  $  (1,733)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    Tax benefits associated with the exercise of nonqualified stock options of $1,755,000, $51,000 and $78,000 for 1997, 1996 and 1995, respectively, are reflected in the Supplemental Consolidated Statements of Changes in Shareholders' Equity.

    The provision for income taxes differs from that which would result from applying the U.S. statutory rate of 35% in 1997 and 1996 and 34% in 1995 as follows:

                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
Federal income tax expense (benefit) at statutory rate..........  $   5,657  $   4,776  $    (978)
Increase (reduction) in taxes resulting from:
  State income taxes, net of federal benefits...................      1,929        613       (219)
  Amortization of goodwill......................................        739        210        196
  Non-deductible merger expenses................................      2,750     --         --
  Change in valuation allowance.................................     (1,757)    (1,991)      (681)
  Other, net....................................................        (47)        48        (51)
                                                                  ---------  ---------  ---------
Total income tax expense (benefit)..............................  $   9,271  $   3,656  $  (1,733)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                                WESTERN BANCORP

NOTE 10--INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1997 and 1996 are presented below.

                                                                               1997       1996
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Deferred tax assets:
  Unrealized loss on investment securities.................................  $      66  $     648
  Unrealized loss on loans.................................................     --            265
  Loans, principally due to allowance for losses...........................      2,355      2,428
  Other real estate owned..................................................        226        788
  Interest on nonaccrual loans.............................................        354        239
  Net operating loss carryovers............................................      2,888      2,821
  Purchase accounting adjustments..........................................      1,109      1,022
  Deferred compensation....................................................      1,267      1,190
  Depreciation.............................................................        228        622
  Contingencies............................................................        895        382
  Other....................................................................      1,017      1,169
                                                                             ---------  ---------
Total deferred tax assets..................................................     10,405     11,574
  Valuation allowance......................................................       (146)    (1,903)
                                                                             ---------  ---------
Net deferred tax assets....................................................     10,259      9,671
                                                                             ---------  ---------
Deferred tax liabilities:
  FHLB stock dividends.....................................................       (289)      (215)
  Leases...................................................................       (179)      (183)
  Other....................................................................       (129)      (538)
                                                                             ---------  ---------
  Total deferred tax liabilities...........................................       (597)      (936)
                                                                             ---------  ---------
    Net deferred tax asset.................................................  $   9,662  $   8,735
                                                                             ---------  ---------
                                                                             ---------  ---------

    Realization of the net deferred tax assets may be based on utilization or carrybacks to prior taxable periods, anticipation of future taxable income and the utilization of tax planning strategies.

    At December 31, 1997, the Company had approximately $25.7 million and $11.5 million of Federal and California net operating loss carryovers, respectively, and approximately $563,000 in tax credit carryforwards. Internal Revenue Code
Section 382 imposes an annual limitation on the Company's use of such carryovers as a result of various ownership changes with respect to the Company, BKLA, and the banking organizations acquired by BKLA. As a result of various annual limitations, management believes that approximately $20.0 million and $7.2 million of Federal and California net operating loss carryovers, respectively, and approximately $333,000 of tax credit carryforwards are no longer available. Accordingly, management believes the remaining net operating loss carryovers of approximately $5.7 million and $4.3 million for Federal and California, respectively, and the remaining tax credit of approximately $230,000 will be realized. The net operating loss carryovers expire at various dates through the year 2011.

                                WESTERN BANCORP

NOTE 11--COMMITMENTS AND CONTINGENT LIABILITIES

  LEASES

    The Company and the Banks conduct operations from leased facilities under operating and capital leases which expire on various dates and which contain certain renewal options.

    Future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1997 are as follows:

                                                                                    AMOUNT
                                                                                --------------
                                                                                (IN THOUSANDS)
Year ended December 31:
  1998........................................................................    $    3,400
  1999........................................................................         3,031
  2000........................................................................         2,881
  2001........................................................................         2,721
  2002........................................................................         1,762
  Thereafter..................................................................         5,699
                                                                                     -------
    Total.....................................................................    $   19,494
                                                                                     -------
                                                                                     -------

    Rental expense was $3.9 million in 1997, $3.1 million in 1996 and $2.9 million in 1995. Rental expense for 1996 includes that for Western since the date of its acquisition.

    Sublease rental income for the years ended December 31, 1997, 1996 and 1995 totaled approximately $194,000, $155,000 and $187,000, respectively.

    BKLA's Beverly Hills office is under a capital lease. The term of the lease is to June 30, 2007 with two ten year options. A portion of the space is subleased through January 31, 2003. Future minimum rental commitments under this lease are:

                                                                           TOTAL
                                                                          AMOUNT        SUBLEASE
                                                                      ---------------  -----------
                                                                             (IN THOUSANDS)
Year ended December 31:
  1998..............................................................     $     253      $     305
  1999..............................................................           253            310
  2000..............................................................           253            310
  2001..............................................................           253            310
  2002..............................................................           253            310
  Thereafter........................................................         7,351             26
                                                                            ------     -----------
    Total...........................................................     $   8,616      $   1,571
                                                                                       -----------
                                                                                       -----------
Less amounts representing interest imputed at 14%...................     $   6,767
                                                                            ------
                                                                         $   1,849
                                                                            ------
                                                                            ------

  LITIGATION

    GENERAL. From time to time, the Company and the Banks are party to claims and legal proceedings arising in the ordinary course of business. Management of the Company evaluates the Company's and/or

                                WESTERN BANCORP

NOTE 11--COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED) the Banks' exposure to the cases individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is determinable and if the incurrence of the loss is probable.

    Set forth below is a brief summary of the status of certain pending legal proceedings to which the Company and/or the Banks are subject. Management believes that the reserves which it has established for these matters are adequate at this time. However, litigation is inherently uncertain and no assurance can be given that this or any other litigation will not result in any loss which might be material to the Company and/or the Banks.

    PDI LITIGATION. NBSC v. Vincent E. Galewick, Performance Development, Inc. et al. (the "PDI Litigation"), is an interpleader action filed by NBSC on August 22, 1995 in the Orange County Superior Court. The dispute arose from a demand by the California Department of Corporations under California Government Code
Section 7480 on August 17, 1995 for the identification of account names and account numbers associated with Vincent Galewick and Performance Development, Inc. (collectively "PDI"). Pursuant to a declaration by the California Department of Corporations under California Financial Code Section 952, NBSC did not release approximately $12.3 million in PDI's accounts. On August 21, 1995, a temporary restraining order was issued restraining PDI and others from transferring funds. NBSC was thereafter threatened by various parties with lawsuits for not releasing the funds, and an attack was made on the applicability of the temporary restraining order to the funds. NBSC deposited the funds with the Orange County Superior Court and filed the interpleader action to allow the court to determine the disposition of the funds. In response, the defendants filed a cross complaint against NBSC alleging $25 million (the original claim alleged $45 million and was reduced during discovery) in damages due to lost opportunities, breach of contract, loss of goodwill and damage to their reputation due to the inability to use the approximately $12.3 million. Additional claims for an unspecified amount of punitive damages, consequential damages and incidental damages have been alleged.

    FIP LITIGATION. Financial Institution Partners, L.P. v. California Commercial Bankshares et al., is an action filed by Financial Institution Partners, L.P. (collectively with its purported assignee, Hovde Capital, Inc., "FIP") on December 19, 1996 in the United States District Court for the Central District of California. The dispute arose from the purchase by FIP in December 1995 of 288,888 shares of common stock of CCB (the "Initial Shares") in a private placement at $6.75 per share ($1,949,994 in the aggregate), and FIP's agreement to purchase an additional 266,659 shares of common stock of CCB on or prior to May 5, 1996, subject to satisfaction of certain closing conditions, including the receipt of required regulatory approval, if any.

    On December 19, 1996, FIP filed a complaint in the United States District Court for the Central District of California against CCB, NBSC and certain of their respective officers and directors alleging claims for breach of contract (declaratory relief and specific performance), violation of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, intentional misrepresentation, negligent misrepresentation, suppression of fact and breach of contract (rescission, restitution and damages). On August 20, 1997, FIP filed a Third Amended Complaint adding the Company as a defendant and alleging additional claims for breach of contact (right of first refusal) and civil violation of Penal Code Section 496. The complaint

                                WESTERN BANCORP

NOTE 11--COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

sought rescission of FIP's purchase of the Initial Shares, consequential damages in excess of $1,650,000 and punitive damages. In the alternative, FIP seeks a declaratory judgment requiring CCB to sell an additional 266,659 shares to FIP at $6.75 per share if FIP determines it wishes to purchase such shares and requiring CCB and the Company to comply with the terms of the agreement, which FIP contends provides it with a right of first refusal as to any offers by defendants of shares of common stock of CCB in an amount necessary to maintain FIP's agreed beneficial ownership interest in CCB. In an order dated June 30, 1998, the Court dismissed FIP's claims to an ongoing right of first refusal in CCB and/or Western stock. Western Management considers FIP's remaining claims for damages based upon the 266,659 additional shares of CCB common stock that FIP did not purchase to be without merit.

    SMART CLOTHES LITIGATION. Smart Clothes, Inc. v. World Trade Bank, et al, is an action arising from a lending relationship which originated between World Trade Bank ("WTB") and Smart Clothes, Inc. ("Smart"). BKLA acquired the relationship as a result of its acquisition of WTB on November 15, 1995. The Complaint asserted seven causes of action including (1) breach of loan agreement; (2) promissory estopel; (3) intentional misrepresentation and concealment; (4) negligent misrepresentation and concealment; (5) recission of guarantee; (6) reformation; and (7) interference with contractual relations. The Complain sought damages of at least $30,000,000, based upon claims of lost profits.

    On October 23, 1998, BKLA entered into a settlement agreement and mutual release with plaintiffs, the terms of which are confidential pursuant to the agreement.

  FIRST PENSION LITIGATION.

    ROUSSEAU ACTION. Rousseau et al. v. Rancho Vista National Bank et al., is an action brought in the San Diego Superior Court on October 23, 1995 by a class of investors who invested pension funds with First Pension, a pension plan administrator, alleging claims against various banks who dealt with First Pension (the "Rousseau Action"). The plaintiffs stated claims for fraud and deceit, aiding and abetting fraud and deceit, breach of fiduciary duty, constructive fraud and aiding and abetting constructive fraud against a number of financial institutions (the "Bank Defendants"), including SCB as successor to Monarch and NBSC. NBSC and certain of its officers were named as defendants, based on the fact that First Pension deposited investor pension funds into an account at NBSC of which NBSC agreed to be custodian. The plaintiffs alleged losses of over $130 million due to the combined alleged wrongdoing of the Bank Defendants. No specific damage claim was alleged against NBSC.

    EVANS ACTION. Evans v. Home Bank et al., is a suit brought by the receiver for First Pension and related entities in the Central District of California based on the same allegations as in the Rousseau Action (the "Evans Action"). The receiver alleged that NBSC and Monarch improperly delegated their respective fiduciary duties as a custodian of pension funds to First Pension and failed to ensure that all pension assets were transferred to the successor custodian. Plaintiffs did not allege a specific damage claim against NBSC or Monarch.

    ZWICK ACTION. Beverly Zwick v. Monarch Bank et al., is a class action brought in the San Diego Superior Court (the "Zwick Action"). The plaintiffs are a class of investors whose funds were deposited by First Pension in custodial accounts held at Monarch. The plaintiffs stated claims for negligence, fraud and aiding and abetting constructive fraud against Monarch and the Company. Plaintiffs claim that Monarch knew or should have known that the now incarcerated principals of First Pension were periodically stealing

                                WESTERN BANCORP

NOTE 11--COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED) funds from the custodial accounts through transferring authorized withdrawals to bogus accounts from which the funds were eventually stolen. The damages alleged by the plaintiffs exceed $2,000,000.

    SETTLEMENT. On February 13, 1998, the Company entered into a Settlement Agreement and Mutual Release, pursuant to which the Company and SCB, as successors to Monarch and NBSC, were released from all claims raised in the Rousseau Action, the Evans Action and the Zwick Action and the Company will pay $1.1 million to be allocated among the various plaintiffs. The settlement agreement has been approved by the courts in the various actions. The impact of the settlement has been included in the 1997 consolidated financial statements.

NOTE 12--RELATED PARTY TRANSACTIONS

    The Company had loans outstanding to principal officers and directors and their affiliated companies which were made substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and do not involve more than the normal risks of collectibility. An analysis of the activity with respect to such loans to related parties is as follows:

                                                                              FOR THE YEARS
                                                                            ENDED DECEMBER 31,
                                                                           --------------------
                                                                             1997       1996
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Balance, January 1.......................................................  $   5,136  $   6,133
Additions due to acquisitions............................................     --            184
New loans................................................................      2,416      2,509
Repayments...............................................................     (4,822)    (3,690)
                                                                           ---------  ---------
  Balance, December 31...................................................  $   2,730  $   5,136
                                                                           ---------  ---------
                                                                           ---------  ---------

    In addition to the $2.7 million of related party loans outstanding at December 31, 1997, there were $382,000 in undisbursed commitments. Included in the repayments of $4.8 million during 1997 is a decrease of $3.4 million due to a reduction in the number of related parties due to the CCB Merger and the SCB Merger. In addition, principal officers and directors in the aggregate had $3.1 million in deposits with the Banks at December 31, 1997.

    Certain of the Company's life insurance policies have been contracted based on competitive bids through Rice Brown Financial. The principal of Rice Brown Financial is a director of the Company.

    On January 1, 1996, the Company engaged one of its directors as a financial advisor. The engagement agreement provides for a monthly fee of $3,000 plus expenses beginning January 1, 1996. The agreement may be terminated by either the Company or the director upon 30 days written notice.

    Belle Plaine Partners, Inc. and Belle Plaine Financial, L.L.C. are entities related to a director of the Company. Belle Plaine Partners, Inc. serves as financial advisor to the Company under an engagement letter dated May 17, 1995. The agreement may be terminated by either party upon 30 days written notice. In that capacity, Belle Plaine Partners, Inc. was paid fees of approximately $1.4 million for evaluating and identifying potential acquisitions including the acquisition of Western Bank which closed September 30, 1996. The Company also paid Belle Plaine Partners, Inc. fees of approximately $1.35 million and $1.8

                                WESTERN BANCORP

NOTE 12--RELATED PARTY TRANSACTIONS (CONTINUED) million in connection with the CCB Merger and SCB Merger, respectively, and paid approximately $2.7 million in connection with the SMB acquisition. Belle Plaine Financial, L.L.C. was engaged by the Company to raise capital to consummate the acquisition of Western Bank. Belle Plaine Financial, L.L.C. was paid $863,000 for its services and was reimbursed for expenses incurred in the course of that engagement. In addition Belle Plaine Financial, L.L.C. assisted in the raising of capital for the Company in connection with the SMB acquisition for which it did not receive a fee.

    As part of the cost of raising equity in September of 1995, 48,400 warrants were issued to parties related to Belle Plaine Partners, Inc., including 40,425 to directors of the Company. The exercise price of $13.77 was 20% higher than the price at which the equity was raised. As part of the cost of the equity raised in 1996 for the Western Acquisition, 92,275 warrants were issued to parties related to Belle Plaine Partners, Inc., including 33,557 to the Company's largest shareholder and 28,089 to a director of the Company. The exercise price of $16.83 was 20% higher than the price at which the equity was raised.

    The lease for one of BKLA's branches is with American West Associates, a general partnership consisting of, among others, BKLA directors Mr. Shaw and Mr. Sterman and former director Mr. Rubinstein. The terms of this lease are no less favorable to BKLA than a similar lease with a third party.

    Scott Burford, the president of Burford Capital and son of the late Maurice
J. Burford (former Chairman of BKLA), provided consulting services to BKLA through GBS Financial in connection with the acquisition of BKLA. GBS Financial entered into an agreement with BKLA pursuant to which GBS Financial received a fee of $700,000 for its services in connection with the acquisition of BKLA, which was paid to GBS Financial upon consummation of the acquisition.

NOTE 13--BENEFITS PLANS

    On May 16, 1995, the Board of Directors of the Company approved the 1995 Directors Deferred Compensation Plan which was approved by shareholders on July 17, 1995. The plan is effective for fees earned on and after July 1, 1995. No compensation has been awarded under the plan.

    During 1992 the Company adopted an employee stock ownership and salary deferral plan ("KSOP"). The Company's contributions to the KSOP totaled approximately $20,000 in 1995. No contributions were made in 1997 and 1996. In September of 1996 the Company froze the KSOP plan and recorded a related expense of approximately $189,000 for repayment of a loan and other expenses. The loan was classified in other liabilities as of December 31, 1996 and was paid off in January of 1997.

    The Banks have 401(k) plans covering substantially all employees. Amounts contributed by the Banks and charged to expense were approximately $321,000, $288,000, and $261,000 in 1997, 1996 and 1995, respectively.

    In 1987, CCB purchased cost recovery life insurance with aggregate death benefits in the amount of $2,473,000 on the lives of the senior management participants. The Company, as successor to CCB is the sole owner and beneficiary of such policies, which were purchased to fund CCB's obligation under separate deferred compensation arrangements. The cash surrender values and obligation under deferred compensation agreements at December 31, 1997 and 1996 of $1,415,000 and $1,296,000, respectively, and $568,000 and $529,000, respectively, have been included in other assets and in other liabilities, respectively, in the accompanying consolidated balance sheets.

                                WESTERN BANCORP

NOTE 13--BENEFITS PLANS (CONTINUED)
    The Company, as successor to SC Bancorp, has established deferred compensation plans which permit certain directors and management employees to defer portions of their compensation and earn interest at a predetermined amount above a specified interest rate index on the deferred amounts. Expense incurred on deferred balances was approximately $220,000, $177,000 and $648,000 in 1997, 1996 and 1995, respectively. The deferred compensation liability at December 31, 1997 and 1996 was approximately $1.9 million and $2.1 million, respectively, of which $938,000 and $1.2 million, respectively, represented principal, and was classified with other liabilities in the accompanying consolidated balance sheets. Approximately $932,000 and $948,000 represented accrued interest payable at December 31, 1997 and 1996, respectively, and was also classified as other liabilities in the accompanying consolidated balance sheets. In conjunction with the plans, the Company purchased life insurance policies on the participants with the Company as beneficiary. The cash surrender values of the life insurance policies were included in other assets in the accompanying consolidated balance sheets and totaled approximately $3.9 million and $3.5 million at December 31, 1997 and 1996, respectively.

NOTE 14--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  LENDING COMMITMENTS

    The Banks are parties to financial instruments with off-balance sheet risk in the normal course of business in meeting the financial needs of their customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Banks have in particular classes of financial instruments.

    The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. The same credit policies are used in making commitments and conditional obligations as those used for on-balance sheet instruments.

    The Company had the following commitments to extend credit:

                                                                           AT DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Loan commitments......................................................  $  336,283  $  252,511
Standby letters of credit.............................................      15,124      13,419
                                                                        ----------  ----------
                                                                        $  351,407  $  265,930
                                                                        ----------  ----------
                                                                        ----------  ----------

    In addition to the amounts above, approximately $7,450,000 and $5,089,000 in consumer credit card and overdraft commitments were outstanding as of December 31, 1997 and 1996. Loan commitment arrangements represent commercial lines of credit with variable interest rates determined at the time funds are drawn by adding an interest spread to an agreed upon index. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract; such commitments generally have fixed expiration dates or other termination clauses and may require a fee. The total commitment amount generally represents future cash requirements. However,

                                WESTERN BANCORP

NOTE 14--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED) many commitments expire without being used. Standby letters of credit are conditional commitments issued by the Company to guarantee performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

  INTEREST RATE SWAPS

    SCB entered into two interest rate swap agreements with notional principal amounts of $50 million and $25 million. These agreements were intended to mitigate interest rate fluctuations on SCB's floating rate loan portfolio. In January 1997 the swap with the notional principal amount of $25 million matured. Due to the merger of SCB with the Company in the fourth quarter of 1997 and to apply the Company's asset liability management philosophy, the Company terminated the $50 million swap. For the years ended December 31, 1997, 1996, and 1995, net interest expense of $410,000, $563,000, and $929,000 from the swap agreements is included in interest income on loans in the consolidated statements of operations. The costs associated with the termination of the $50 million notional principal swap is $446,000 and is included in other merger costs for the year ended December 31, 1997.

NOTE 15--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no readily discernible market value exists for a large portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in the estimates.

    The following methods and assumptions were used to estimate the fair value of significant financial instruments:

  FINANCIAL ASSETS

    The carrying amounts of cash and due from banks, and federal funds sold, are considered to approximate fair value. The fair value of investment securities is generally based on quoted market prices. The fair value of loans is estimated using a combination of techniques, including discounting estimated

                                WESTERN BANCORP

NOTE 15--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) future cash flows and quoted market prices of similar instruments, where available, taking into consideration the varying degrees of credit risk. The carrying amounts of accrued interest receivable are considered to approximate fair value.

  FINANCIAL LIABILITIES

    The carrying amounts of deposit liabilities payable on demand is considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of notes payable is based on rates currently available to the Company for debt with similar terms and remaining maturities. As notes payable reprice daily, the carrying value approximates fair value. The carrying amounts of other short-term borrowings and accrued interest payable are considered to approximate fair value.

  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

                                WESTERN BANCORP

NOTE 15--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The estimated fair value of financial instruments at December 31, 1997 and 1996 is summarized as follows:

                                                                  CARRYING VALUE   FAIR VALUE
                                                                  --------------  ------------
                                                                         (IN THOUSANDS)
DECEMBER 31, 1997
Financial Assets:
  Cash and due from banks.......................................   $    120,102   $    120,102
  Federal funds sold............................................        168,257        168,257
  Securities....................................................        267,947        268,056
  Loans and leases, net.........................................      1,004,654      1,002,243
  Accrued interest receivable...................................          9,760          9,760
Financial Liabilities:
  Deposits......................................................   $  1,464,805   $  1,466,066
  Notes payable.................................................         14,600         14,600
  Accrued interest payable......................................          2,725          2,725

DECEMBER 31, 1996

Financial Assets:
  Cash and due from banks.......................................   $    104,341   $    104,341
  Federal funds sold............................................         44,517         44,517
  Securities....................................................        354,944        354,919
  Loans and leases, net.........................................        872,185        873,412
  Accrued interest receivable...................................         10,318         10,318

Financial Liabilities:
  Deposits......................................................   $  1,292,610   $  1,292,941
  Notes payable.................................................         22,132         22,132
  Accrued interest payable......................................          2,324          2,324

Off Balance Sheet Financial Instrument:
  Interest rate swap agreements in a net payable
    position....................................................   $    --        $       (900)

                                WESTERN BANCORP

NOTE 16--REGULATORY MATTERS

    The Company and the Banks are subject to various regulatory capital requirements administered by Federal and State of California banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items, as calculated under regulatory accounting practices, must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The Company and the Banks are considered well-capitalized at December 31, 1997.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum ratios based on average and risk weighted assets as set forth below. Actual capital ratios for the Company and the Banks as of December 31, 1997 are also shown in the table:

                                                                  REQUIREMENT                          ACTUAL
                                                          ----------------------------  -------------------------------------
                                                           ADEQUATELY        WELL                                  COMPANY
                                                           CAPITALIZED    CAPITALIZED     WESTERN       SCB     CONSOLIDATED
                                                          -------------  -------------  -----------  ---------  -------------
                                                           (GREATER THAN OR EQUAL TO
                                                               STATED PERCENTAGE)
Tier 1 risk-based capital ratio.........................         4.00%          6.00%        11.80%      10.41%       10.94%
Total risk-based capital................................         8.00%         10.00%        13.06%      11.66%       12.19%
Tier 1 leverage capital ratio...........................         4.00%          5.00%         8.03%       8.22%        8.14%

NOTE 17--CONDENSED (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------

                                                                            (IN THOUSANDS)
CONDENSED BALANCE SHEETS
Assets:
  Cash and due from banks.............................................  $      458  $    7,401
  Other real estate owned.............................................          83          83
  Investments in subsidiaries (Note 8)................................     169,669     147,021
  Securities available for sale.......................................      --             262
  Other assets........................................................       1,954       1,253
                                                                        ----------  ----------
    Total assets......................................................  $  172,164  $  156,020
                                                                        ----------  ----------
Liabilities:
  Notes payable.......................................................  $    7,080  $   13,350
  Other liabilities...................................................       4,375         991
                                                                        ----------  ----------
    Total liabilities.................................................      11,455      14,341
Shareholders' equity..................................................     160,709     141,679
                                                                        ----------  ----------
    Total liabilities and shareholders' equity........................  $  172,164  $  156,020
                                                                        ----------  ----------
                                                                        ----------  ----------

                                WESTERN BANCORP

NOTE 17--CONDENSED (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1997       1996       1995
                                                                                     ---------  ---------  ---------

                                                                                             (IN THOUSANDS)
CONDENSED STATEMENTS OF OPERATIONS
Interest income....................................................................  $      79  $     301  $     236
Management fees....................................................................        291         58     --
Gain on sale of securities available for sale......................................        229     --         --
Dividend income from subsidiaries..................................................     10,500     --         --
                                                                                     ---------  ---------  ---------
  Total income.....................................................................     11,099        359        236
                                                                                     ---------  ---------  ---------
Interest expense...................................................................        730        465        260
Merger costs.......................................................................      9,537     --         --
Other expense......................................................................      2,624      1,757        461
                                                                                     ---------  ---------  ---------
  Total expense....................................................................     12,891      2,222        721
                                                                                     ---------  ---------  ---------
  Loss before taxes and equity in undistributed subsidiary earnings................     (1,792)    (1,863)      (485)
Income tax benefit.................................................................     (1,857)      (846)       (47)
Income (loss) before equity in undistributed earnings of subsidiaries..............         65     (1,017)      (438)
Equity in undistributed income (loss) of subsidiaries..............................      6,828     11,007       (705)
                                                                                     ---------  ---------  ---------
Net income (loss)..................................................................  $   6,893  $   9,990  $  (1,143)
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
CONDENSED STATEMENTS OF CASH FLOWS
Net income (loss)..................................................................  $   6,893  $   9,990  $  (1,143)
Gain on sale of investments........................................................       (229)    --         --
Change in other assets.............................................................       (701)    (1,034)        78
Change in other liabilities........................................................      1,163        982        (91)
Equity in undistributed subsidiary (earnings) losses...............................     (6,828)   (11,007)       705
                                                                                     ---------  ---------  ---------
  Cash flows provided (used) by operating activities...............................        298     (1,069)      (451)
                                                                                     ---------  ---------  ---------
Acquisition of Western, including acquisition costs................................     --        (53,154)    --
Proceeds from sale of securities available for sale................................        332      4,924     --
Increase in investment in subsidiaries.............................................     --         --         (7,900)
Other investing activities.........................................................       (202)       126     (8,939)
                                                                                     ---------  ---------  ---------
  Cash flows provided (used) by investing activities...............................        130    (48,104)   (16,839)
                                                                                     ---------  ---------  ---------
Net proceeds from issuance of common stock, net of issuance costs, and from
  exercise of common stock options and warrants....................................      2,470     42,625     12,973
Repurchases of common stock........................................................       (849)    --         --
Dividends paid.....................................................................     (2,722)    --         --
Issuance (repayments) of debt......................................................     (6,270)    11,000     --
Other financing activities.........................................................     --           (137)      (589)
                                                                                     ---------  ---------  ---------
  Cash flows provided (used) by financing activities...............................     (7,371)    53,488     12,384
                                                                                     ---------  ---------  ---------
Net increase (decrease) in cash....................................................     (6,943)     4,315     (4,906)
Cash beginning of year.............................................................      7,401      3,086      7,992
                                                                                     ---------  ---------  ---------
Cash end of year...................................................................  $     458  $   7,401  $   3,086
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
Cash paid for interest.............................................................  $     730  $     465  $     260
Cash paid for income taxes.........................................................  $   2,750  $  --      $  --

                                WESTERN BANCORP

NOTE 18--STOCK OPTION PLAN AND WARRANTS

    At the time of the CCB Merger, all outstanding stock options of CCB were converted into stock options of the Company at an exchange rate of one-to-one. At the time of the SCB Merger, all outstanding stock options of SC Bancorp were converted into shares of Company Common Stock based upon the difference between $14.25 and the exercise price of each SC Bancorp option divided by $31.28. 246,401 options were converted into shares as a result of the SCB Merger. The following disclosures reflect the combination of the Company, CCB, SC Bancorp and BKLA stock option data.

    The Company has a stock option plan (the "Plan") pursuant to which the Company's Board of Directors may grant stock options to officers, directors and key employees. The Plan authorizes grants of options to purchase shares of authorized but unissued Company Common Stock. Stock options are granted with an exercise price greater than or equal to the stock's fair market value at the date of grant. Qualified stock options have 5-year terms and vesting schedules as determined by the Company's Board of Director's. The Company's non-qualified stock options ("NQSO") have 5-year and 10-year terms and vest pursuant to vesting schedules established by the Company in Committee or the Board of Directors of the Company. As of December 31, 1997, of the 404,410 options then authorized for grant, there were 76,201 options available for grant under the Plan. SC Bancorp NQSO had 10-year terms and vested over a five year period from the date of grant. All of SC Bancorp's NQSO vested at the SCB Merger and were converted into shares of Company Common Stock. In addition, during 1997 the Company issued 19,803 options outside of the Plan to certain officers and directors of the Company at an exercise price less than the Company Common Stock's fair market value at the date of grant resulting in compensation expense of $254,000 included in merger costs. The following table summarizes the activity relating to the Company's stock options for the years indicated.

                                             1997                         1996                         1995
                                  ---------------------------  ---------------------------  ---------------------------
                                                WEIGHTED-AVG.                WEIGHTED-AVG.                WEIGHTED-AVG.
                                     NO. OF       EXERCISE        NO. OF       EXERCISE        NO. OF       EXERCISE
                                     SHARES         PRICE         SHARES         PRICE         SHARES         PRICE
                                  ------------  -------------  ------------  -------------  ------------  -------------
Options outstanding, January
  1.............................      639,163     $   11.52        494,987     $   10.10        424,134     $   10.84
Options granted.................      257,534         26.94        270,147         13.36        221,616          7.42
Options exercised...............      (75,041)         8.26        (80,042)         5.74        (45,937)         5.68
Options forfeited...............      (12,304)        12.29         (4,281)        13.77         (4,622)        32.81
Options converted to shares
  related to the SCB Merger.....     (246,401)        13.70         --            --             --            --
Options expired.................         (117)        13.77        (16,648)        13.50        (36,129)        14.18
Options cancelled...............       --            --            (25,000)         5.83        (64,075)        11.12
                                  ------------  -------------  ------------       ------    ------------       ------
  Options outstanding, December
    31..........................      562,835     $   17.70        639,163     $   11.52        494,987     $   10.10
                                  ------------  -------------  ------------       ------    ------------       ------
  Options exercisable, December
    31..........................      136,953                      247,041                      236,458
                                  ------------                 ------------                 ------------
Weighted-average grant date fair
  value of options granted
  during the year...............                  $    9.33                    $    8.39                    $    5.94
                                                -------------                     ------                       ------
                                                -------------                     ------                       ------

                                WESTERN BANCORP

NOTE 18--STOCK OPTION PLAN AND WARRANTS (CONTINUED)
    The fair market value of options granted during 1997, 1996 and 1995 was estimated using the Black-Scholes option-pricing model. The following assumptions were incorporated into the valuation calculation: (i) an option contract life of 2 1/2 to 10 years, (ii) a stock price volatility of 40% based on daily market prices for the preceding five year period, (iii) dividends of $0.60 per share per annum, and (iv) a risk-free interest rate of 5.2% to 7.9%.

    The table below provides the range of exercise prices, weighted-average exercise prices and weighted-average remaining contractual lives for options outstanding at December 31, 1997.

RANGE OF EXERCISE PRICES                                WEIGHTED-AVG.
-------------------------------------      NUMBER         REMAINING     WEIGHTED-AVG.                      WEIGHTED-AVG.
                                       OUTSTANDING AT    CONTRACTUAL      EXERCISE     NUMBER EXERCISABLE    EXERCISE
(IN THOUSANDS EXCEPT PER SHARE DATA)      12/31/97          LIFE            PRICE         AT 12/31/97          PRICE
                                       --------------  ---------------  -------------  ------------------  -------------
$5.25 to $6.50.......................        128,584             6.5      $    5.62            83,916        $    5.66
$8.88 to $9.47.......................         53,890             8.1           9.47            13,593             9.46
$13.77 to $14.02.....................        121,619             7.9          14.01            33,777            13.99
$14.80 to $16.34.....................         71,250             9.3          16.33               161            42.14
$19.64 to $25.50.....................         19,803             8.9          19.77             2,156            20.86
$29.88 to $33.00.....................        166,641             5.0          32.32             2,303            32.60
$42.14 to $104.88....................          1,048             1.3          78.08             1,048            78.08
                                       --------------                                        --------
                                             562,835             6.9      $   17.70           136,953        $    9.38
                                       --------------                                        --------
                                       --------------                                        --------

    The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for its stock option plans in the consolidated financial statements. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net income (loss) and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                            1997         1996        1995
                                                        ------------  ----------  ----------
Net income:
  As reported.........................................  $      6,893  $    9,990  $   (1,143)
  Pro forma...........................................         6,015       9,664      (1,342)
Basic net income per share
  As reported.........................................          0.58        1.11       (0.17)
  Pro forma...........................................          0.51        1.07       (0.19)
Diluted net income per share
  As reported.........................................          0.56        1.07       (0.17)
  Pro forma...........................................          0.49        1.04       (0.19)

    The pro forma amounts shown above may not be representative of the effects on reported net income for future periods.

    At December 31, 1997, 1996 and 1995, there were also exercisable warrants outstanding of 418,549, 432,273 and 339,998, respectively, and the weighted average exercise price of those warrants exercisable was $11.21, $11.14 and $9.58, respectively. Of the warrants outstanding on December 31, 1997, 277,874

                                WESTERN BANCORP

NOTE 18--STOCK OPTION PLAN AND WARRANTS (CONTINUED) expire on December 1, 1998, 48,400 expire on September 30, 2000 and 92,275 expire on September 30, 2001.

NOTE 19--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                      QUARTERS ENDED
                                                        ------------------------------------------
                                                         MAR 31,    JUN 30,    SEP 30,    DEC 31,
                                                          1997       1997       1997       1997
                                                        ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.......................................  $  26,500  $  28,909  $  30,053  $  30,426
Interest expense......................................      7,756      8,320      8,521      8,692
                                                        ---------  ---------  ---------  ---------
Net interest income...................................     18,744     20,589     21,532     21,734
Provision for loan and lease losses...................        810      1,000        725        675
                                                        ---------  ---------  ---------  ---------
Net interest income after provision for loan and lease
  losses..............................................     17,934     19,589     20,807     21,059
Other income..........................................      2,861      2,982      2,794      2,434
Merger costs..........................................        (66)    (3,404)    --        (10,731)
Goodwill amortization.................................       (666)      (706)      (709)      (703)
Other expenses........................................    (14,263)   (14,970)   (14,592)   (13,489)
                                                        ---------  ---------  ---------  ---------
Income (loss) before income taxes.....................      5,800      3,491      8,300     (1,430)
Income taxes..........................................      2,431      2,380      3,211      1,249
                                                        ---------  ---------  ---------  ---------
Net income (loss).....................................  $   3,369  $   1,111  $   5,089  $  (2,676)
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------
Shares outstanding:
  Basic...............................................   11,414.2   11,997.0   11,993.8   12,134.3
  Diluted.............................................   11,845.6   12,468.4   12,536.8   12,606.6

Net income (loss) per share:
  Basic...............................................  $    0.30  $    0.09  $    0.42  $   (0.22)
  Diluted.............................................  $    0.28  $    0.09  $    0.41  $   (0.22)
Dividends per common share declared and paid..........  $  --      $  --      $  --      $    0.15

Common stock price range:
  High................................................  $   34.00  $   37.19  $   33.25  $   33.88
  Low.................................................  $   19.13  $   28.63  $   28.63  $   29.88

                                WESTERN BANCORP

NOTE 19--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

                                                                        QUARTERS ENDED
                                                          ------------------------------------------
                                                           MAR 31,    JUN 30,    SEP 30,    DEC 31,
                                                            1996       1996       1996       1996
                                                          ---------  ---------  ---------  ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.........................................  $  18,789  $  19,573  $  19,725  $  26,711
Interest expense........................................      5,736      5,660      5,890      8,112
                                                          ---------  ---------  ---------  ---------
Net interest income.....................................     13,053     13,913     13,835     18,599
Provision for loan and lease losses.....................        660       (205)       580        733
                                                          ---------  ---------  ---------  ---------
Net interest income after provision for loan and Lease
  losses................................................     12,393     14,118     13,255     17,866
Other income............................................      2,423      3,457      1,894      3,138
Merger costs............................................          0          0          0          0
Goodwill amortization...................................       (143)      (151)      (165)      (664)
Other expenses..........................................    (12,108)   (13,094)   (11,806)   (16,767)
                                                          ---------  ---------  ---------  ---------
Income before income taxes..............................      2,565      4,330      3,178      3,573
Income taxes............................................        926      1,639      1,319       (228)
                                                          ---------  ---------  ---------  ---------
Net income..............................................  $   1,639  $   2,691  $   1,859  $   3,801
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------
Shares outstanding:
  Basic.................................................    8,237.1    8,244.6    8,249.9   11,342.8
  Diluted...............................................    8,434.7    8,477.3    8,483.6   11,709.3

Net income per share:
  Basic.................................................  $    0.20  $    0.33  $    0.23  $    0.34
  Diluted...............................................  $    0.19  $    0.32  $    0.22  $    0.32
Dividends per common share declared and paid............  $  --      $  --      $  --      $  --

Common stock price range:
  High..................................................  $   11.05  $   17.00  $   14.88  $   29.75
  Low...................................................  $    8.93  $    8.50  $    8.50  $   13.86

NOTE 20--SUBSEQUENT ACQUISITION ACTIVITY

  ACQUISITION OF SANTA MONICA BANK

    On July 30, 1997, the Company and Santa Monica Bank entered into a definitive agreement pursuant to which Santa Monica Bank would merge with and into a subsidiary of the Company, subject to approval by the banking regulators and shareholders of both companies.

    On January 27, 1998, the Company consummated the SMB Acquisition through the merger of Santa Monica Bank with and into Western Bank. The name of Western Bank was changed to "Santa Monica Bank." As a result of the SMB Acquisition, approximately 4,980,550 shares of Company Common Stock were issued to certain holders of common stock of Santa Monica Bank and to certain private investors.

    Upon the SMB Acquisition becoming effective, each share of SMB Common Stock issued and outstanding at the time was converted into the right to receive either (i) $28.00 in cash or (ii) 0.875 shares of Company Common Stock. Of the 7,084,244 shares of SMB Common Stock outstanding at the time of the SMB Acquisition, approximately 57.3% elected to receive cash and approximately 42.7% elected to receive Company Common Stock.

                                WESTERN BANCORP

NOTE 20--SUBSEQUENT ACQUISITION ACTIVITY (CONTINUED)
    The SMB Acquisition was accounted for using the purchase method of accounting. At December 31, 1997, Santa Monica Bank had total assets, deposits, shareholders' equity and number of shares of SMB Common Stock outstanding of $678 million, $593 million, $81 million and 7.1 million, respectively. These amounts were not audited in connection with the preparation of these financial statements. For the year ended December 31, 1997, Santa Monica Bank reported net income and net income per share of approximately $10.9 million and $1.54, respectively; these amounts were not audited in connection with the preparation of these financial statements.

  ACQUISITION OF PNB FINANCIAL GROUP

    On October 6, 1998, the Company entered into an Agreement and Plan of Merger (the "PNB Merger Agreement"), between the Company and PNB Financial Group, Inc. ("PNB"), pursuant to which PNB will merge with and into the Company. Shareholders of PNB will receive one share of Company Common Stock for each outstanding share of PNB stock in a tax-free exchange. The acquisition is expected to qualify for pooling-of-interests accounting. At December 31, 1997, PNB had total assets, deposits, shareholders' equity and number of PNB Common Shares outstanding of $242.9 million, $211.1 million, $24.0 million, and 2.6 million, respectively; these amounts were not audited in connection with the preparation of these financial statements.

NOTE 21--NET INCOME PER SHARE

    The following is a summary of the calculation of basic and diluted net income per share for the three years ended December 31, 1997:

                                                                        YEAR ENDED DECEMBER 31,
                                                                    -------------------------------
                                                                      1997       1996       1995
                                                                    ---------  ---------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE
                                                                                 DATA)
Net income (loss).................................................  $   6,893  $   9,990  $  (1,143)
                                                                    ---------  ---------  ---------
Weighted average shares outstanding...............................     11,887      9,023      6,917
Basic net income (loss) per share.................................  $    0.58  $    1.11  $   (0.17)
Weighted average shares outstanding...............................     11,887      9,023      6,917
Effect of dilutive stock options and warrants.....................        429        271     --    (1)
                                                                    ---------  ---------  ---------
Diluted shares outstanding........................................     12,316      9,294      6,917
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------
Diluted net income (loss) per share...............................  $    0.56  $    1.07  $   (0.17)
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

------------------------

(1) Stock options and warrants would be anti-dilutive in 1995 and therefore are not used for diluted net income per share. Diluted shares outstanding would have been 7,134.

                                WESTERN BANCORP

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS.

    (a) Exhibits.

    The following exhibits are filed with this Current Report on Form 8-K:

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of October 6, 1998, between Western Bancorp and PNB Financial
             Group, Inc. (Exhibit 2.2 to Western Bancorp's Current Report on Form 8-K dated October 21, 1998 incorporated herein by reference)

      23.1   Consent of KPMG Peat Marwick LLP (Western Bancorp)

      23.2   Consent of Dayton & Associates (Monarch Bancorp)

      23.3   Consent of Deloitte & Touche LLP (California Commercial Bankshares)

      23.4   Consent of Deloitte & Touche LLP (SC Bancorp)

      23.5   Consent of Vavrinek, Trine, Day & Co LLP (Bank of Los Angeles)

      27.1   Restated Financial Data Schedule;

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated: November 12, 1998

                                WESTERN BANCORP

                                By:  /s/ ARNOLD C. HAHN
                                     -----------------------------------------
                                     Name:  Arnold C. Hahn
                                     Title:  EXECUTIVE VICE PRESIDENT AND
                                            CHIEF FINANCIAL OFFICER

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of October 6, 1998 between Western Bancorp and PNB Financial
             Group, Inc. (Exhibit 2.2 to Western Bancorp's Current Report on Form 8-K dated October 21, 1998 incorporated herein by reference.

      23.1   Consent of KPMG Peat Marwick LLP (Western Bancorp)

      23.2   Consent of Dayton & Associates (Monarch Bancorp)

      23.3   Consent of Deloitte & Touche LLP (California Commercial Bankshares)

      23.4   Consent of Deloitte & Touche LLP (SC Bancorp)

      23.5   Consent of Vavrinek, Trine, Day & Co LLP (Bank of Los Angeles)

      27.1   Restated Financial Data Schedule;